UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 4

To

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EAGLE BROADBAND, INC.
(Exact name of registrant as specified in charter)

Texas	76-0494995
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

101 Courageous Drive, League City, Texas 77573-3925
(Address of principal executive offices)

(281) 538-6000
(Registrant’s Telephone Number, including Area Code)

Brian Morrow	Copies to:
Chief Operating Officer	Jeffrey A. Adams, Esq.
Eagle Broadband, Inc.	Bettison, Doyle, Apffel & Guarino
101 Courageous Drive	6700 Stewart Road, Suite 300
League City, Texas 77573-3925	Galveston, Texas 77551
(281) 538-6000	(409) 744-9783
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

We have filed a registration statement relating to these securities with the Securities and Exchange Commission.  We will amend and complete the information in this prospectus.  The information in this prospectus is not complete and may be changed.  The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September ___, 2007

PROSPECTUS

EAGLE BROADBAND, INC.

10,000,000 Shares of common stock

This prospectus relates to the offer and sale from time to time of up to 10,000,000 shares of our common stock for the account of the selling shareholder named in this prospectus, The Tail Wind Fund Ltd. (“Tail Wind”).  Tail Wind may acquire shares pursuant to the convertible notes described herein.

The prices at which Tail Wind may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions.  We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “EAGB”.  On September 7, 2007, the closing price of our common stock was $0.037 per share.

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors included in this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is September ___, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  This prospectus is not an offer to sell and we are not seeking an offer to buy these securities in any jurisdiction where this offer or sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

PROSPECTUS SUMMARY

RISK FACTORS

THE TAIL WIND CONVERTIBLE NOTES

BUSINESS

SELECTED CONSOLIDATED FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

MANAGEMENT

EXECUTIVE COMPENSATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

MARKET PRICE INFORMATION AND DIVIDEND POLICY

USE OF PROCEEDS

SELLING SHAREHOLDER

PLAN OF DISTRIBUTION

WHERE YOU CAN FIND MORE INFORMATION

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

EXPERTS

LEGAL MATTERS

FINANCIAL STATEMENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding our plans, objectives, expectations, intentions, future financial performance, future financial condition, and other statements that are not historical facts.  We make “forward-looking statements” throughout this prospectus.  Whenever you read a statement that is not solely a statement of historical fact (such as when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “will,” “would,” “could,” “likely” and other similar words, phrases or statements), you should understand that our expectations may not be correct, although we believe they are reasonable.  We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in the prospectus will continue.  The forward-looking information contained in this prospectus is generally located under the headings “Our Business” and “Risk Factors,” but may be found in other locations as well.  These forward-looking statements generally relate to our strategies, plans, objectives and expectations for future operations and are based upon management’s reasonable beliefs or estimates of future results or trends.  You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect.  We will not update these forward-looking statements, even if our situation changes in the future.

Specific factors that might cause actual results to differ from our expectations or may affect the value of our securities include, but are not limited to:

•

our ability to continue as a going concern;

•

our ability to develop and introduce innovative products;

•

our ability to gain and maintain market acceptance for our new products and to satisfy consumer preferences;

•

our ability to protect our existing intellectual property rights and to adequately secure and enforce rights for new proprietary technology;

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cancellation or lack of market acceptance of our recurring-revenue contracts;

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risks of competition in our existing and future markets;

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the failure to obtain or maintain or delays in obtaining any necessary regulatory approvals or licenses for our products;

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our liquidity constraints; and

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the other risks described in “Risk Factors” or elsewhere in this prospectus, and in our reports on Forms 10-K, 10-Q and 8-K filed from time-to-time with the SEC.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in our common stock.  This prospectus contains information regarding our businesses and detailed financial information.  You should carefully read this entire prospectus, including the historical financial statements and related notes, before making an investment decision.

In this prospectus, “Eagle Broadband, Inc.,” the “company,” “we,” “us” or “our” refer to Eagle Broadband, Inc., a Texas corporation, and its subsidiaries, except where otherwise indicated or required by context.

The Company

We are a provider of broadband, Internet protocol (IP) and satellite communications products and services.  Our product offerings are:

•

IPTVComplete™, delivering over 250 channels of digital television and music content via IP to many market sectors, such as to multi-dwelling unit operators (e.g., condominiums), triple-play operators (Internet data, phone and television, all over IP) or telephone companies, including our MediaPro standard or high-definition set-top boxes for both hospitality and IPTV customers; and

•

IT Services, through which we provide various IP and satellite-related technology implementations to a broad cross section of markets, including remote network management, structured cabling, IT integration services and our patented SatMAX® satellite telephony extension technology.

The company was incorporated in May 1993 and we changed our name in February 2002 to Eagle Broadband, Inc.  Our principal place of business is located at 101 Courageous Drive, League City, Texas 77573, our telephone number is (281) 538-6000 and our website is www.eaglebroadband.com.  Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

The Offering

In this offering, we are registering the resale of up to 10,000,000 shares of common stock by the selling shareholder.  We will not receive any proceeds from the resale of common stock by the selling shareholder.

Outstanding common stock before offering:

69,333,433 shares (as of September 6, 2007)

Number of shares offered for resale:

10,000,000 shares

Outstanding common stock after offering:

79,333,433 (if all offered shares are sold)

Offering price:

Determined at the time of sale by the selling shareholder.

Proceeds:

We will not receive any proceeds from the sale of the common stock offered by the selling shareholder pursuant to this prospectus.

Risks:

We face risks in operating our business, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition and operating results.  See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the risks described below before making an investment decision.  If any of the following risks actually occur, our business could be harmed.  The value of our stock could decline, and you may lose all or part of your investment.  Further, this prospectus contains forward-looking statements and actual results may differ significantly from the results contemplated by such forward-looking statements.

RISKS RELATED TO OUR BUSINESS

Our independent registered public accounting firm has rendered a report expressing substantial doubt as to our ability to continue as a going concern.

The audited financial statements incorporated by reference herein have been prepared on a going concern basis and do not include any adjustments that might result if we cease to continue as a going concern.  As a result of the recurring losses from operations and liquidity deficiency that we have experienced, our independent registered public accounting firm has concluded that there is substantial doubt as to our ability to continue as a going concern.  They have discussed this uncertainty in their report on our audited financial statements.  Uncertainty about our ability to continue as a going concern may create a concern among our current and future vendors and lenders, which may make it more difficult for us to meet our obligations.

Our business strategy focuses on the marketing and sale of three core product offerings, any of which may not be commercially successful.

Two of our three core product offerings are in emerging markets that are highly competitive and subject to rapid technological obsolescence.  Therefore, there can be no assurances that the company will be successful in marketing these products, or that customers will ultimately purchase our products.  Failure to have commercial success from the sale of these products will negatively impact our financial condition.

We have a history of operating losses and may never achieve profitability.

From inception through May 31, 2007, we have incurred an accumulated deficit in the amount of $256,121,000.  For the nine months ended May 31, 2007, we incurred losses from continuing operations in the amount of $15,072,000.  We anticipate that we will incur losses from operations for the foreseeable future.  Our future revenues may never exceed operating expenses, thereby making the continued viability of our company dependent upon raising additional capital.

As we have not generated positive cash flow from operations, our ability to continue operations is dependent on our ability to either begin to generate positive cash flow from operations or our ability to raise capital from outside sources.

We have not generated positive cash flow from operations and have relied on external sources of capital to fund operations.  At May 31, 2007, we had approximately $45,000 in cash, cash equivalents and securities available for sale, and a working capital deficit of approximately $13,991,000.  Our net cash used by operations for the nine months ended May 31, 2007, was approximately $5,147,000.

Though we have been successful at raising capital on a best efforts basis in the past, we can provide no assurance that we will be successful in any future best-efforts financing endeavors.  We will need to continue to rely upon financing from external sources to fund our operations for the foreseeable future.  If we are unable to raise sufficient capital from external sources to fund our operations, we will need to sell assets, including one or more of the company’s operating divisions, to meet working capital needs or significantly curtail operations.

We have been named a defendant in certain lawsuits, which if determined adversely, could harm our ability to fund operations.

Eagle and its subsidiaries have been named as defendants in certain lawsuits in which the plaintiffs are seeking substantial damages, including the following:

•

H. Dean Cubley v. Eagle Broadband, Inc.  In August 2006, Eagle became a defendant in H. Dean Cubley vs. Eagle Broadband, Inc.  Mr. Cubley, a former director of the company, filed a lawsuit against the company seeking to enforce a promissory note entered into by the company in December 2003, in lieu of the issuance of shares for stock options then held by Mr. Cubley, who was at the time Chairman of the Board of the company.  The lawsuit seeks recovery of the principal balance of approximately $1.9 million plus accrued interest.  The company asserted defenses, including a defense that the execution of the promissory note by the company was induced by misrepresentations.  In May 2007, the court granted Mr. Cubley’s partial motion for summary judgment, and in June 2007, the court entered a final judgment against the company awarding Mr. Cubley the principal balance of $1,923,053, interest of $814,113 through March 1, 2007, additional interest at 18% from March 1, 2007, and attorneys fees and court costs of approximately $53,000.  As of May 31, 2007, the company has accrued approximately $2.8 million in connection with this claim.

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State of Texas, et al. v. United Computing Group, Inc. and H. Dean Cubley, individually.  In September 2005, the State of Texas filed a lawsuit against United Computing Group, Inc., and H. Dean Cubley, individually, for unpaid sales and use tax, interest and penalties in the amount of $568,637 for the time period of March 1998 through December 2001.  The company has accrued $560,000 in connection with this lawsuit.

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State of Florida Dept. of Environmental Protection v. Reco-Tricote, Inc., and Southeast Tire Recycling Inc., currently known as Clearworks.net, Inc.  The Florida EPA sued Clearworks.net presenting claims for recovery costs and penalties for a waste tire processing facility.  The suit seeks recovery of costs and penalties in a sum in excess of $1,000,000, attorneys’ fees and court costs.  Clearworks denies the claims and intends to vigorously contest all claims in this case and to enforce its indemnification rights against the principals of Southeast Tire Recycling.

We intend to vigorously defend these and other lawsuits and claims against us.  However, we cannot predict the outcome of these lawsuits, as well as other legal proceedings and claims with certainty.  An adverse resolution of any one pending lawsuit could substantially harm our ability to fund operations.

Our future revenues are not predictable.

Historical revenues should not be viewed as indicative of any future revenues since future revenues will be dependant upon the market acceptance of our core product offerings of IPTVComplete, SatMAX and IT Services.

Our business is subject to many factors that could cause quarterly or annual operating results to fluctuate and our stock price to be volatile.

Our quarterly and annual operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control.  If our quarterly or annual operating results do not meet the expectations of investors, the trading price of our common stock could decline.  Some of the factors that could affect our quarterly or annual operating results include:

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the timing and amount of, or cancellation or rescheduling of, orders for our products;

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our ability to develop, introduce, ship and support certain products;

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announcements, new product introductions and reductions in price of products offered by our competitors;

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our ability to control costs;

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the loss of one or more of our major customers or a significant reduction in orders from those customers;

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increased competition, particularly from larger, better capitalized competitors;

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fluctuations in demand for our products and services; and

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market conditions specifically and economic conditions generally.

We rely heavily on third-party suppliers for the material components for our products and supply shortages could cause delays in manufacturing and delivering products which could reduce our revenues.

We rely upon unaffiliated suppliers for the material components and parts used to assemble our products.  Most parts and components purchased from suppliers are available from multiple sources.  We have not experienced significant supply shortages in the past and we believe that we will be able to continue to obtain most required components and parts from multiple suppliers.  However, the lack of availability of certain components could require a major redesign of our products and could result in production and delivery delays, which could reduce revenues from product sales.

Because our industry is rapidly evolving, if we are unable to adapt or adjust our products to new technologies, our ability to compete and operate profitably may be significantly impaired.

The design, development and manufacturing of IP, broadband, entertainment and communications products are highly competitive and characterized by rapid technology changes.  We compete with products and technologies from a number of other companies.  Development by others of new or improved products or technologies may make our products obsolete or less competitive.  While we believe that our products are based on advanced technologies, our products may become obsolete in the future or we may not be able to develop a commercial market for our products in response to future technology advances and developments.  The inability to develop new products or adapt our current products to new technologies could impact our financial condition.

Approximately 50% of our total assets are comprised of intangible assets including goodwill, contract rights, customer relationships and other intangible assets which are subject to review on a periodic basis to determine whether an impairment on these assets is required.  An impairment would not only greatly diminish our assets, but would also require us to record a significant charge against our earnings.

We are required under generally accepted accounting principles to review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.  Goodwill is required to be tested for impairment at least annually.  At the fiscal year ended August 31, 2006, management determined an impairment charge of approximately $3,427,000 existed for the intangible assets of contract rights, customer relationships and other intangible assts primarily attributable to the BDS assets acquired in the January 2001 merger of Clearworks.net, Inc.  At the fiscal year ended August 31, 2005, management determined an impairment charge of approximately $23,913,000 existed for the intangible assets of contract rights, customer relationships and other intangible assets primarily attributable to the BDS assets acquired in the January 2001 merger of Clearworks.net, Inc.  At the fiscal year ended August 31, 2004, management assessed the fair value of the intangible assets and concluded that the goodwill and other intangible assets valuations were at an amount greater than the current carrying and other intangible assets value.

Our business relies on our use of proprietary technology.  Asserting, defending and maintaining intellectual property rights is difficult and costly and the failure to do so could harm our ability to compete and to fund our operations.

We rely, to a significant extent, on trade secrets, confidentiality agreements and other contractual provisions to protect our proprietary technology.  In the event we become involved in defending or pursuing intellectual property litigation, such action may increase our costs and divert management’s time and attention from our business.  In addition to costly litigation and diversion of management’s time, any potential intellectual property litigation could force us to take specific actions, including:

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cease selling products that use the challenged intellectual property;

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obtain from the owner of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

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redesign those products that use infringing intellectual property.

We compete with many companies that are larger and possess greater capital resources than we do, and our growth and profitability are dependent on our ability to compete with these entities.

We face competition from many entities with significantly greater financial resources, well-established brand names, and larger customer bases.  We may become subject to severe price competition for our products and services as companies seek to enter our industry or current competitors attempt to gain market share.  We expect competition to intensify in the future and expect significant competition from other companies and technology providers.  If we are unable to make or keep our products competitively priced and attain a market share in the markets in which our products compete, our sales may suffer which could impact our financial condition.

A system failure could delay or interrupt our ability to provide products or services and could increase our costs and reduce our revenues.

Certain parts of our operations are dependent upon our ability to support a complex network infrastructure.  Many of our customers are dependent on an uninterrupted supply of services.  Any damage or failure that causes interruptions in our operations could result in loss of these customers.  To date, we have not experienced any significant interruptions or delays which have affected our ability to provide products and services to our clients.  Because our headquarters and infrastructure are located in hurricane-prone areas, there is a likelihood that our operations may be effected by hurricanes, tropical storms, tornados or flooding.  The occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services we provide and impair our ability to generate revenue and achieve profitability.

Our industry is highly regulated, and new government regulation could hurt our ability to timely introduce new products and technologies.

Our broadband and communications products are regulated by federal, state and local governments.  Our customers are generally required to obtain regulatory approvals in connection with providing television services.  For example, the cable and satellite television industry is regulated by Congress and the Federal Communications Commission, and various legislative and regulatory proposals under consideration from time to time may affect the way we design our products.  New laws or regulations may harm our ability to timely introduce new products and technologies, which could decrease our revenues by shortening the life cycle of a product.

RISKS RELATED TO THE CONVERTIBLE NOTES

Under the convertible notes, Tail Wind has the option of converting the notes into shares of our common stock.  If the notes are converted, there will be dilution of your shares of our common stock.

The issuance of shares of our common stock upon conversion of the notes will result in the dilution to the interests of other holders of our common stock.  Subject to certain limitations described herein, the principal amount of the notes may be converted at the option of Tail Wind into shares of our common stock at a conversion price equal to the daily volume weighted average price of the stock for the ten trading days immediately preceding the conversion date.

The lower the stock price, the greater the number of shares issuable under the convertible notes, which could contribute to the future decline of our stock price and dilute existing shareholders’ equity and voting rights.

The number of shares that Tail Wind will receive under the convertible notes is calculated based upon the daily volume weighted average price of our common stock for the ten trading days immediately preceding the conversion date.  The lower the conversion price, the greater the number of shares issuable under the convertible notes.  Upon issuance of the shares, to the extent that Tail Wind will attempt to sell the shares into the market, these sales could further reduce the market price of our common stock.  This in turn will increase the number of shares issuable under the convertible notes.  This could lead to lower market prices and a greater number of shares to be issued.  A larger number of shares issuable at a discount in a declining market could expose our shareholders to greater dilution and a reduction of the value of their investment.

RISKS RELATED TO OUR COMMON STOCK

Our stock price has been volatile in the past, and shareholders face the possibility of future fluctuations in the price of our common stock.

The market price of our common stock may experience fluctuations that are unrelated to our operating performance.  During the twelve-month period from September 2006 through August 2007, the highest closing price of our common stock was $1.03 per share, and the lowest closing price was $0.03 per share.  The market price of our common stock has been volatile in the last 12 months and may continue to be volatile in the future.

In April 2007, our common stock was removed from listing on the American Stock Exchange, which could limit investors’ ability to make transactions in our common stock and subject our common stock to “penny stock” trading restrictions.

On November 29, 2006, the company received notice from the American Stock Exchange (the “Amex”) that the company did not satisfy certain of the Amex’s continued listing standards concerning shareholders equity and losses from continuing operations.  On January 5, 2007, the company submitted a plan demonstrating the company’s ability to satisfy such continued listing standards.  On February 7, 2007, the company received notice from the Amex that the staff of the Amex’s Listing Qualifications Department determined not to accept the company’s plan, and the company requested a hearing before an Amex Listing Qualifications Panel.  On March 27, 2007, company notified the Amex that the Board of Directors of the company determined not to pursue the hearing before the Panel, and the company’s stock was removed from listing on the Amex effective April 9, 2007.

Delisting from the Amex could result in a limited availability of market quotations for our common stock and will likely result in a designation of our common stock as a “penny stock” under SEC Rule 3a51-1.  The principal effect of being designated a “penny stock” is that securities broker-dealers cannot recommend our stock but must trade it on an unsolicited basis.  Such a designation may result in a reduced level of trading activity in the secondary trading market for our common stock, a limited amount of news and analyst coverage for our company and a decreased ability to issue additional securities or obtain additional financing in the future.

THE TAIL WIND CONVERTIBLE NOTES

On February 15, 2006, we entered into a settlement agreement with The Tail Wind Fund Ltd. (“Tail Wind”) to settle a lawsuit filed in June 2004 by Tail Wind against us and our subsidiary, Link-Two Communications, Inc.  In the lawsuit, Tail Wind claimed damages of approximately $25 million for breach of contract related to a convertible note and note purchase agreement entered into with Link-Two, and a registration rights and conversion terms agreement entered into with the company.  The settlement was for an aggregate amount of $5 million, payable in a combination of cash, stock and convertible notes as follows:

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A cash payment of $100,000 made on March 1, 2006.

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A non-interest bearing promissory note in the amount of $400,000, payable in 24 equal monthly installments beginning April 3, 2006.  As of the date of this prospectus, the principal balance on this note was $133,334.

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The issuance of shares of our common stock in an amount equal to $1,750,000 divided by the closing price of the stock on the trading day immediately preceding the stock issuance (“Stock Payment”).  On May 18, 2006, we issued 627,240 shares of common stock to Tail Wind in satisfaction of this obligation.

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The issuance of a non-interest bearing convertible promissory note in the original principal amount of $1,000,000, convertible into shares of our common stock as described below (“Convertible A Note”).  As of the date of this prospectus, the principal balance on the Convertible A Note was $780,000.

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The issuance of a non-interest bearing convertible promissory note in the original principal amount of $1,750,000, convertible into shares of our common stock as described below (“Convertible B Note”).  Effective June 28, 2006, the original principal amount of the Convertible B Note was increased to $2,791,218.40 due to the “price reduction amount” provision in the settlement agreement, which is described in more detail below.  As of the date of this prospectus, the principal balance on the Convertible B Note was $400,000.

The Convertible Notes

Convertible A Note

Tail Wind has the right to convert the original principal amount due under the Convertible A Note into shares of our common stock at a conversion price equal to the average daily volume weighted average price of the stock for the ten trading days immediately preceding the conversion date.  Tail Wind’s right to convert is generally limited to five percent (5%) of the original principal amount during any calendar month.  As of the date of this prospectus, Tail Wind has converted $220,000 of the Convertible A Note, for which we have issued 1,163,212 shares of our common stock, leaving an outstanding principal balance of $780,000 due under the Convertible A Note.

On the maturity date, March 1, 2008, if any unconverted principal amount remains outstanding, we have the option to pay such amount in cash or convert such amount into our common stock at a conversion price equal to 95% of the average daily volume weighted average price of the stock for the ten trading days immediately preceding the maturity date.  Unless the unconverted principal amount outstanding on the maturity date is insignificant, we do not intend to pay such outstanding amount in cash on the maturity date.  If Tail Wind does not convert any of the principal amount currently outstanding, it is unlikely that we would have the financial ability to pay such amount on the maturity date.  Our right to convert is subject to the shares issuable upon conversion being freely tradable, meaning that the shares may be sold pursuant to an effective registration statement or there exists a valid exemption from registration.

Convertible B Note

On June 28, 2006, the principal amount of the Convertible B Note increased from $1,750,000 to $2,791,218.40.  This increase was due to a provision in the settlement agreement that provides for the addition of a “price reduction amount” to the principal of the Convertible B Note.  The “price reduction amount” was calculated by taking the difference between the fair market value per share of the 627,240 Stock Payment shares issued on May 18, 2006 (which was $2.79 per share) and the closing price on the date the initial registration statement (SEC File No. 333-134824) was declared effective (which was $1.13 per share), multiplied by 627,240 shares.  As of the date of this prospectus, Tail Wind has converted $2,391,218.40 of the Convertible B Note, for which we have issued 4,054,738 shares of our common stock, leaving an outstanding principal balance of $400,000 due under the Convertible B Note.

At any time Tail Wind may, at its election, convert the entire outstanding principal amount due under the Convertible B Note into shares of our common stock at a conversion price equal to the average daily volume weighted average price of the stock for the ten trading days immediately preceding the conversion date.  On the maturity date, March 1, 2008, if any unconverted principal amount remains outstanding, we have the option to pay such amount in cash or convert such amount into our common stock at a conversion price equal to 95% of the average daily volume weighted average price of the stock for the ten trading days immediately preceding the maturity date.  Unless the unconverted principal amount outstanding on the maturity date is insignificant, we do not intend to pay such outstanding amount in cash on the maturity date.  If Tail Wind does not convert any of the principal amount currently outstanding, it is unlikely that we would have the financial ability to pay such amount on the maturity date.  Our right to convert is subject to the shares issuable upon conversion being freely tradable, meaning that the shares may be sold pursuant to an effective registration statement or there exists a valid exemption from registration.

Conditions and Limitations

All potential share issuances described above are subject to a limitation on the amount of shares Tail Wind may own at any point in time.  In no event may Tail Wind receive a number of shares that would cause Tail Wind’s ownership of our common stock to exceed 9.9% of the shares outstanding immediately after such issuance.

Sample Conversion Calculation

As stated above, Tail Wind has the right to convert either the Convertible A Note or the Convertible B Note at a conversion price equal to the average daily volume weighted average price of our common stock for the ten trading days immediately preceding the conversion notice date.  Below is an example of how the conversion terms work, assuming a conversion of $100,000 and a notice date of September 10, 2007.

Date	Volume-weighted price (1)
August 24, 2007	0.0333
August 27, 2007	0.0323
August 28, 2007	0.0328
August 29, 2007	0.0327
August 30, 2007	0.0323
August 31, 2007	0.0340
September 4, 2007	0.0334
September 5, 2007	0.0339
September 6, 2007	0.0357
September 7, 2007	0.0373
Average	0.0338

(1)

As reported by Bloomberg L.P.

With a conversion price of $0.0338 per share, we would issue Tail Wind 2,958,580 shares of our common stock and reduce the principal balance due on the note by $100,000.  Since the conversion price is not determined until we receive a conversion notice from Tail Wind, it is not possible to determine the number of shares that will ultimately be issued for future conversions.  We are registering 10,000,000 shares for future conversions, which, at an assumed conversion price of $0.0338 per share, would enable Tail Wind to convert an additional $338,000 of principal into our common stock.  As of the date of this prospectus, the aggregate principal balance on both convertible notes was $1,180,000.

Registration Rights

We agreed to register for resale the 627,240 shares issued as the Stock Payment and the shares underlying both convertible notes.  On June 28, 2006, the SEC declared effective a registration statement covering 4,500,000 shares, of which 627,240 were the shares issued as the Stock Payment (SEC File No. 333-134824), and on December 12, 2006, the SEC declared effective a registration statement covering and additional 750,000 shares underlying the convertible notes (SEC File No. 333-138344).  Thus, we have registered a total of 4,622,760 shares underlying the convertible notes.  Using the market price on the date immediately preceding the date these 4,622,760 shares were issued, the market value of these shares is approximately $2.8 million (see table below).

As of the date of this prospectus, 5,845,190 shares have been issued to Tail Wind under the settlement agreement and as a result of conversions of the convertible notes.  Following the sale by Tail Wind of such shares, no additional registered shares will be available for resale under the prospectus that is a part of the registration statement that was declared effective on December 12, 2006.  The table below summarizes the issuances of common stock to Tail Wind under the settlement agreement and the convertible notes.

Transaction date	Shares outstanding	Shares held by non-affiliates	Shares issued	% of shares held by non-affiliates	Market price immediately prior to transaction date
5/18/2006 (1)	9,014,153	8,973,992	627,240	7.0%	$ 2.79
8/11/2006 (2)	10,946,844	10,297,943	48,914	0.5%	$ 0.58
8/29/2006 (2)	11,666,990	11,177,989	376,854	3.4%	$ 0.78
9/6/2006 (2)	12,147,149	11,649,057	357,884	3.1%	$ 0.68
9/29/2006 (2)	12,808,629	12,210,537	368,615	3.0%	$ 0.63
10/12/2006 (2)	13,275,186	12,784,494	480,304	3.8%	$ 0.68
10/16/2006 (2)	13,275,186	12,784,494	1,001,387	7.8%	$ 0.76
10/24/2006 (2)	16,190,569	15,782,177	250,150	1.6%	$ 0.72
12/20/2006 (2)	18,353,204	17,954,441	587,211	3.3%	$ 0.54
12/21/2006 (2)	19,606,978	19,208,215	583,419	3.0%	$ 0.58
3/23/2007 (3)	23,472,808	22,061,374	175,593	0.8%	$ 0.27
4/16/2007 (3)	27,837,284	26,423,484	388,027	1.5%	$ 0.17
5/2/2007 (3)	28,824,503	26,741,781	599,592	2.2%	$ 0.21

(1)

Represents the Stock Payment under Section 2(e) of the settlement agreement.

(2)

Represents a conversion under the Convertible B Note.

(3)

Represents a conversion under the Convertible A Note.

The following table illustrates how many shares we could issueupon the conversion of the remaining principal balance of the Convertible Notes at current market prices.  If our share price declines in the future, we could issue shares over and above this amount.  Tail Wind has registration rights, under which we are obligated to file additional registration statements covering these additional shares.

Closing price on September 7, 2007	Principal Balance of both Convertible Notes	Shares that would be issued upon conversion of the Principal Balance
$0.037	$1,180,000	31,891,892

Shares held by non-affiliates (1)	Shares registered for resale for the selling shareholder in prior registration statements (2)	Registered shares currently held by the selling shareholder (3)	Shares sold in registered resale transactions by the selling shareholder (4)	Shares registered for resale on behalf of the selling shareholder in the current transaction
56,859,409	5,250,000	―	5,250,000	10,000,000

(1)	As of September 6, 2007:
	Total shares outstanding:	69,333,433
	Held by affiliates:	12,474,024
	Held by non-affiliates:	56,859,409
(2)	File No. 333-134824:	4,500,000
	File No. 333-138344:	750,000
(3)	According to information provided by the selling shareholder as of August 10, 2007.
(4)	Since February 15, 2006, the date of the settlement with the selling shareholder.

BUSINESS

The Company

Eagle Broadband, Inc. (the “company” or “Eagle”), was incorporated in the State of Texas in 1993 under the name Wager-Data, Inc., but did not conduct any substantive business operations until 1996, when our name was changed to Eagle Telecom International, Inc.  At that time we were a supplier of telecommunications equipment and related software used by service providers in the paging and other wireless personal communications markets.  In 1997, the company’s name was changed to Eagle Wireless International, Inc.  In 2001, we acquired Clearworks.net, Inc., and we began offering broadband products and services.  In 2002, we acquired D.S.S. Security, Inc., and began providing security monitoring services.  Also in 2002, we changed our name to Eagle Broadband, Inc.  In 2003, we exited the wireless and paging business and began focusing on providing bundled digital services, satellite communications products, project management and enterprise management products and services.

Today, the company is a provider of Internet protocol (IP), information technology services and satellite communications products and services.  The company’s product offerings are:

•

IPTVComplete™, delivering over 250 channels of digital television and music content via IP to many market sectors, such as  multi-dwelling unit operators (e.g., condominiums), triple-play operators (Internet data, phone and television, all over IP) or telephone companies, including our MediaPro standard or high-definition set-top boxes for both hospitality and IPTV customers; and

•

IT Services, through which we provide various IP and satellite-related technology implementations to a broad cross section of markets, including remote network management, structured cabling, IT integration services and our patented SatMAX® satellite telephony extension technology.

Our principal place of business is located at 101 Courageous Drive, League City, Texas 77573, our telephone number is (281) 538-6000 and our website is www.eaglebroadband.com.

Recent Developments

In July 2007, David Micek resigned as the company’s president and CEO and as a director of the company.  Mr. Micek remains with the company in an executive capacity working on a series of acquisition and divestiture opportunities that he has been pursuing for the company.  This change concluded a series of cost reduction measures which were implemented during July, including a 15% staff downsizing, half of which involved reducing overhead functions.

In June 2007, the company entered into a multi-year agreement with SecureNet, a next-generation broadband services provider, to deliver IPTV services to condominium communities.  Palo Alto-based SecureNet plans to deliver the integration of television, telephone and Internet as high quality IP packets over high-speed fiber connections to the commercial and luxury residential markets.

In April 2007, the company signed a contract with a leading hospitality solutions provider under which a series of purchase orders are scheduled to be placed for its MediaPro IP3000HD, the newest offering in Eagle Broadband’s line of IPTV set-top boxes.  As of the date of this prospectus, this customer had placed orders for 3,500 set-top boxes.

Also in April 2007, the company received an initial purchase order from Sprint Nextel in the amount of $500,000 for a rollout of infrastructure network cabling and equipment installation supporting the activities of the U.S. Transportation Security Administration at a number of airports across the United States.

In March 2007, the company entered into an agreement with Alliance Maintenance & Services, Inc. (“Alliance”), under which the company acquired Alliance’s telecom services division effective April 1, 2007.  Alliance’s telecom services division provides satellite and network support services to businesses throughout the south central United States.  During the first three months of operations (April through June), the company has recognized over $525,000 in revenue from this business.

Product and Service Categories

IPTVComplete™ Television Solution

IPTVComplete is a turnkey television service that provides new and incumbent broadband providers with a fast, low-cost way to quickly and easily launch and deliver high-quality entertainment services to their customers over their fiber or DSL broadband networks.  IPTVComplete leverages our cable-style channel content rights, expertise in delivering video services and its IP set-top boxes to provide what we believe to be a unique, turnkey combination of television content and set-top boxes.  IPTVComplete provides all of the components broadband service providers need to deliver a competitive bundle of television and interactive entertainment services.

MediaPro IP Set-Top Boxes

We design, manufacture and market a complete line of advanced MediaPro IP set-top boxes.  Either standalone or in conjunction with various third-party middleware software, our advanced MediaPro IP set-top boxes deliver a full range of high quality, standard and high definition entertainment and information services that can generate higher margin revenues for telecom service providers, hotel and casino owners, hospitals, apartment/condominium owners, municipalities, real estate developers and schools.  MediaPro IP set-top boxes also enable incumbent and competitive telecommunications service providers, especially triple-play operators, to cost effectively deploy IP-based broadband and television services to their customers.

The MediaPro line of IP set-top boxes delivers full computing and video functionality in a compact footprint with a very quiet, fan-less design that enables a wide range of on-demand, IP-based applications including high-speed Internet access, streaming IP video, digital audio/music, video-on-demand, 3D gaming, video conferencing and more.  Our set-top box software platform delivers high definition streaming video, superior digital audio, easier navigation of hotel and community services (e.g., concierge, local restaurants and events, etc.), advanced content and system security for a wide variety of hardware platforms.

In hospitality applications, our set-top boxes work with the Verimatrix conditional access system.  When used with IPTVComplete, these same IP set-top boxes employ Minerva Networks IPTV middleware and Latens conditional access solutions.  We are a reseller of Minerva IPTV middleware.

IT Services

Our IT Services division partners with Intel, IBM, Cisco, HP, Microsoft, AT&T, Sprint, COVAD and others to provide voice and data circuits, network infrastructure design and installation, remote network management, IT integration, on-site hardware and software support services, and national IT project management services including design, engineering, construction and documentation.  Our IT Services teams install fiber networks and data cabling to commercial, industrial and government clients throughout the United States, Mexico, Canada, Puerto Rico and Guam.  Services include:

•

Municipal wireless network construction

•

Multi-site rollout installation

•

Comprehensive IT project management services

•

On-site contract IT staffing

•

Structured cabling for commercial and industrial sites

•

Network hardware configuration and installation

•

Fully managed contract IT services

•

VoIP system configuration and installation

•

IP surveillance and access control systems

•

Disaster planning and recovery services

•

Remote data storage

•

Remote network management

SatMAX® Satellite-Based Voice and Data Communications

Our SatMAX non-line-of-sight repeater system is a patented, non-line-of-sight communications technology that enables users of the Iridium satellite network to establish reliable voice and data communications to and from any location where the user is unable to gain line of sight to an orbiting Iridium satellite such as below deck on ships, within buildings, underground bunkers or from other obstructed areas.  The technology provides global communications that enhance user productivity, mobility, problem solving, field-to-headquarters collaboration and emergency backup/response for a wide range of mission-critical and everyday communications needs.  By extending coverage indoors to areas not traditionally served by satellite networks, the SatMAX system extends the customer’s usage area, while enhancing the utility and overall value for both new and existing Iridium aviation, government, military, homeland security and commercial enterprise customers.  We recently introduced a portable version of the SatMAX unit, the SatMAX Alpha Emergency Communications System, which is designed for disaster recovery, crisis management and emergency preparedness.

Service and Support

We provide service and support to customers on an ongoing basis including installation, project management of turnkey systems, training, and service or extended warranty contracts.  We believe that providing reliable service is critical to meeting our customers’ needs, and helps us win business with new customers and retain and expand business with existing customers.  We are able to generate additional revenues from these installation, system optimization, warranty and post-warranty services while enhancing our relationships with customers.

We offer warranty and maintenance program for all of our hardware, software and service products and maintain 24/7 customer service and support facilities.  In addition to providing repair or replacement of Eagle-manufactured equipment under our standard warranty, we provides support for select third-party products.  The standard warranty is valid on all products for the period of one year from the later of the date of shipment or the installation by an Eagle qualified technician.

Customers

IPTV, IP set-top box, satellite communications and broadband products and services are sold to a broad range of customers, including residential, commercial, enterprise, military, government and service provider customers.

The IPTVComplete video solution is sold to new and incumbent broadband providers including telephone companies, fiber broadband providers, multiple dwelling unit (MDU) operators, triple-play providers and real estate developers.  MediaPro IP set-top boxes are sold to a range of customers nationwide, including hotel and casino owners, telephone companies and other broadband providers, hospitals, apartment and condominium owners, triple-play operators, real estate developers, corporations and schools.

SatMAX systems are sold to a variety of federal, state and local government agencies, the U.S. military and corporations.

IT Services sells its structured wiring and project management services to a wide range of customers including telecommunications, hospitality, industrial and petrochemical, oil and gas companies and government sectors.

Marketing and Sales

Our products and services are marketed through direct sales and reseller/channel partners and are regularly promoted and demonstrated at industry trade shows.  In addition, Eagle executives have recently become sought after as public speakers at IPTV trade shows.  To keep investors, prospects and other interested parties well informed of new happenings at Eagle, the company maintains a detailed web site at www.eaglebroadband.com.  Furthermore, Eagle’s CEO, Dave Micek, has been presenting our business activities to investment groups in different regions of the country through a series of presentations over the past year.

IPTVComplete and IP set-top boxes are marketed directly by ours sales staff and agents.  SatMAX systems are marketed through our sales staff and select resellers and channel partners to corporate, commercial aviation, government, and military customers.  IT services are marketed through our sales and customer service staff.

Research and Development

Because the company markets products and services in highly competitive markets characterized by rapid product obsolescence and change, we believe that a strong commitment to, and ongoing investment in, research and development is essential to the continued growth and future success of our products.  One of the key components of our development strategy is maintaining close working relationships between our sales, marketing, product development, and internal manufacturing staffs and our customers, which helps ensure that the products we develop and bring to market meet real customer needs.

Eagle’s product development resources are focused on enhancing our current product offerings.  We have strategic relationships with third-party suppliers and manufacturers, allowing the company to utilize the most advanced technology in the IPTVComplete, IP set-top-box and SatMAX product lines.  We will continue to incur research and development expenses with respect to our IPTVComplete, IP set-top-box and satellite communications product lines during the current fiscal year.

Manufacturing

We currently subcontract and/or provide limited manufacturing of its satellite communications products at our facilities in League City, Texas.  Some subassemblies are manufactured for us by subcontractors at various locations throughout the world.  Our manufacturing expertise resides in assembling subassemblies and final systems that are configured to customer specifications.  The components and assemblies used in our products include electronic components such as resistors, capacitors, transistors and semiconductors such as field programmable gate arrays, digital signal processors and microprocessors, and mechanical materials such as cabinets in which the systems are built.

Substantially all of the components and parts used in our products are available from multiple sources.  In those instances where components are purchased from a single source, the supplier is reviewed for stability and performance.  We also strive to have secondary suppliers, as well.  Additionally, as necessary, we purchase sufficient quantities of components that have long-lead requirements in the world market.  We ensure that all products are tested for quality and reliability prior to shipment to the customer.

We have determined that the most cost effective manufacturing method for our IP set-top box product line is to contract with offshore production facilities.  We have established relationships with manufacturers in Asia capable of producing a wide range of products, some of which are ISO-9001 certified.

Competition

Industry experts project the IPTV market to grow rapidly over the next three to five years as telephone companies and other broadband providers face increasing competitive pressure and look for solutions to help them meet the demand from their customers for high-quality video and entertainment services.  Because the IPTV market is expected to be lucrative for technology companies providing products and services that enable broadband providers to deliver IPTV services, it has attracted a large number of both new and established companies that are competing for the different aspects of the IPTV business, including AT&T, SES Americom, Intelsat, Minerva Networks, Latens, Siemens, Verimatrix, PurDigital, Optical Entertainment Networks, Interactive Television Networks, Amino, Tut Systems and Auroras.  These companies include providers of video infrastructure (e.g., video headends, etc.), content, distribution and customer premise equipment (e.g., set-top boxes).  In certain cases, the company may compete with these technology providers, in other cases we may partner with them and utilize their products and services to provide our IPTV solution.  Eagle believes that its IPTVComplete solution is unique in providing a turnkey, end-to-end IPTV solution providing Eagle with a competitive advantage; however, other companies offer competitive solutions that could affect sales of Eagle’s IPTV solutions.

We compete with many established companies in the set-top-box business, including Cisco, Motorola, Amino and a number of smaller companies.  The market for IP set-top boxes is projected to continue to grow, fueled by increasing demand from hospitality operators, broadband providers and business enterprises.  The projected growth has attracted both established companies as well as new entrants offering set-top box solutions.  The company was first-to-market with its high-definition MediaPro set-top box, which provided the company with a competitive advantage in the marketplace, and was first-to-market with its IP3000HD H.264 high-definition set-top box.  Because of increased demand for IP set-top boxes in the residential IPTV market, competition is expected to increase; however, the company believes it is well positioned to win business from both new and existing set-top box customers.

The market for satellite communications services continues to grow as demand from government, military and commercial customers is fueled by the post-9/11 emphasis on reliable communications to enhance public safety and security, an increase in the number and severity of natural disasters (e.g., hurricanes, etc.), as well as ongoing military operations.  The company’s SatMAX satellite communications system is a patented, non-line-of-sight communications system that was designed to meet these needs.  We are not currently aware of other companies in the U.S. that offer products that can provide similar, fully wireless, non-line-of-sight satellite-based voice and data communications services, providing the company with a unique competitive advantage.  However, the satellite communications market has many large and small companies that provide satellite communications products and services.

IT Services competes with many established companies in fiber and cable installation, structured wiring and project management services areas.  The use of the subcontractors located across the nation allows us to complete large projects in a cost-effective and efficient manner.

Proprietary Information

The company protects its proprietary technology through a combination of trade secrets, non-disclosure agreements, patent applications, copyright filings, trademarks, technical measures, and common law remedies with respect to its proprietary technology.  We have received patents on our SatMAX and MediaPro set-top box products.  Any protections may not preclude competitors from developing products with features similar to our products.  The laws of some foreign countries in which we sell or may sell our products may not protect our proprietary rights in the products to the same extent as do the laws of the United States.  Although we believe that our products and technology do not infringe on the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against us in the future.  If litigation results in our inability to use technology, we might be required to expend substantial resources to develop alternative technology.  There can be no assurance that we could successfully develop alternative technology on commercially acceptable terms.

Regulation

Several of our products operate on radio frequencies.  Radio frequency transmissions and emissions, and certain equipment used in connection therewith, are regulated in the United States and internationally.  Regulatory approvals generally must be obtained by us in connection with the manufacture and sale of our products and by customers to operate our products.  There can be no assurance that appropriate regulatory approvals will continue to be obtained or that approvals required with respect to products being developed for the IPTV, set-top box, satellite communications and/or broadband services markets will be obtained.  The enactment by federal, state, local or international governments of new laws or regulations or a change in the interpretation of existing regulations could affect the markets for our products.  Although recent deregulation of international telecommunications industries along with recent radio frequency spectrum allocations made by the FCC have increased the demand for our products, there can be no assurance that the trend toward deregulation and current regulatory developments favorable to the promotion of new and expanded IPTV, broadband and communications services will continue or that future regulatory changes will have a positive impact on the company.

Employees

As of the date of this prospectus, we had 32 employees.  We believe our employee relations are good.  We also enter into independent contractual relationships with various individuals, from time to time, as needed.

Properties

Our headquarters are located in League City, Texas, and include approximately 13,000 square feet of leased office, production, and storage space.  The lease expires in May 2009.  We believe that our rental rates are at market prices.  We insure our facilities in an amount that we believe is adequate and customary in the industry.

Legal Proceedings

In August 2006, Eagle became a defendant in H. Dean Cubley vs. Eagle Broadband, Inc., in the 333rd Judicial District Court of Harris County, Texas.  Mr. Cubley, a former director of the company, filed a lawsuit against the company seeking to enforce a promissory note entered into by the company in December 2003, in lieu of the issuance of shares for stock options then held by Mr. Cubley, who was at the time Chairman of the Board of the company.  The lawsuit seeks recovery of the principal balance of approximately $1.9 million plus accrued interest.  The company asserted defenses, including a defense that the execution of the promissory note by the company was induced by misrepresentations.  In May 2007, the court granted Mr. Cubley’s partial motion for summary judgment, and in June 2007, the court entered a final judgment against the company awarding Mr. Cubley the principal balance of $1,923,053, interest of $814,113 through March 1, 2007, additional interest at 18% from March 1, 2007, and attorneys fees and court costs of approximately $53,000.

In September 2005, the State of Texas filed a lawsuit against United Computing Group, Inc., and H. Dean Cubley, individually, for unpaid sales and use tax, interest and penalties in the amount of $568,637 for the time period of March 1998 through December 2001.

In December 2000, Clearworks.net, Inc. became a defendant in State of Florida Department of Environmental Protection vs. Reco-Tricote, Inc., and Southeast Tire Recycling, Inc., currently known as Clearworks.net, Inc., in the Circuit Court of the Tenth Judicial Circuit in and for Polk County, Florida.  The Florida DEP included Clearworks in a lawsuit presenting claims for recovery costs and penalties for a waste tire processing facility.  The suit seeks recovery of costs and penalties in a sum in excess of $1 million, attorneys’ fees and cost of court.  Clearworks denies the claims against it and intends to vigorously contest all claims in this case and to enforce its indemnification rights against the principals of Southeast Tire Recycling.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables present our selected consolidated financial information as of the end of the periods indicated.  The selected consolidated financial information for, and as of the end of, each of the twelve months ended August 31, 2006, August 31, 2005, August 31, 2004, August 31, 2003 and August 31, 2002, are from our audited consolidated financial statements.  The selected consolidated financial information is not necessarily indicative of the results that may be expected for any future period.  The selected consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis” and the historical and consolidated financial statements and notes incorporated by reference in this prospectus.

($ in thousands)	Year Ended August 31,
Results of Operations Data:	2006	2005	2004	2003	2002
Net Sales	$3,941	$5,242	$8,062	$10,582	$29,376
Loss from Continuing Operations	(26,276)	(57,762)	(39,034)	(36,777)	(77,097)
Earnings Per Share (Basic) from Continuing Operations (1)	(2.88)	(8.38)	(7.37)	(13.84)	(42.15)
Other Operating and Financial Data:
Cash Used by Operating Activities	$(9,217)	$(13,135)	$(3,493)	$(6,085)	$(797)
Cash Provided (Used) by Investing Activities	$536	$(611)	$(1,216)	$(1,276)	$(13,668)
Cash Provided (Used) by Financing Activities	$7,800	$16,415	$5,936	$6,912	$(2,342)
Balance Sheet Data:
Total Assets	$21,764	$41,913	$70,211	$77,366	$89,151
Long-Term Debt	$3,678	$—	$—	$—	$1,272
Total Stockholders’ Equity	$1,863	$23,104	$50,103	$58,336	$76,548

 (1)

Adjusted for the effect of a 1-for-35 reverse stock split effected on May 12, 2006.

SELECTED CONSOLIDATED QUARTERLY FINANCIAL INFORMATION

The information below is from unaudited consolidated financial statements.

	Nov 30	Feb 28	May 31	Aug 31
Year Ended August 31, 2007
Revenues	$968	870	808
Gross profit (loss)	(130)	8	(146)
Loss from continuing operations	(3,461)	(4,294)	(7,317)
Net earnings (loss)	(3,461)	(4,294)	(7,317)
Basic & diluted loss per share (Continuing operations)	(0.23)	(0.21)	(0.28)
Year Ended August 31, 2006
Revenues	$1,332	$770	$801	$1,038
Gross profit (loss)	204	(485)	(272)	(89)
Loss from continuing operations	(2,470)	(3,597)	(2,470)	(16,446)
Net earnings (loss)	(2,634)	(4,072)	(2,487)	(17,740)
Basic & diluted loss per share (Continuing operations)	(0.30)	(0.42)	(0.28)	(1.88)

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this prospectus.  Information included herein relating to projected growth and future results and events constitute forward-looking statements.  Actual results in future periods may differ materially from the forward-looking statements due to a number of risks and uncertainties, including but not limited to fluctuations in the construction, technology, communications and industrial sectors; the success of the company’s restructuring and cost reduction plans; the success of the company’s competitive pricing; the company’s relationship with its suppliers; relations with the company’s employees; the company’s ability to manage its operating costs; the continued availability of financing and working capital to fund business operations; governmental regulations, risks associated with regional, national, and world economies; and the ability to enter into strategic, profitable business relationships relating to our products and services.  Any forward-looking statements should be considered in light of these factors.  Eagle cannot guarantee future results, levels of activity, performance or achievements.  Moreover, neither Eagle nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements.  Eagle is under no duty to update any of the forward-looking statements after the date of this report to conform its prior statements to actual results.

Executive Overview

Eagle Broadband, Inc. (the “company” or “Eagle”), is a provider of Internet protocol (IP), information technology services and satellite communications products and services.  The company’s product offerings are:

•

IPTVComplete™, delivering over 250 channels of digital television and music content via IP to many market sectors, such as  multi-dwelling unit operators (e.g., condominiums), triple-play operators (Internet data, phone and television, all over IP) or telephone companies, including our MediaPro standard or high-definition set-top boxes for both hospitality and IPTV customers; and

•

IT Services, through which we provide various IP and satellite-related technology implementations to a broad cross section of markets, including remote network management, structured cabling, IT integration services and our patented SatMAX® satellite telephony extension technology.

In June 2007, the company entered into a multi-year agreement with SecureNet, a next-generation broadband services provider, to deliver IPTV services to condominium communities.  Palo Alto-based SecureNet plans to deliver the integration of television, telephone and Internet as high quality IP packets over high-speed fiber connections to the commercial and luxury residential markets.

In April 2007, the company signed a contract with a leading hospitality solutions provider under which a series of purchase orders are scheduled to be placed for its MediaPro IP3000HD, the newest offering in Eagle Broadband’s line of IPTV set-top boxes.  As of the date of this prospectus, this customer had placed orders for 3,000 set-top boxes.

Also in April 2007, the company received an initial purchase order from Sprint Nextel in the amount of $500,000 for a rollout of infrastructure network cabling and equipment installation supporting the activities of the U.S. Transportation Security Administration at a number of airports across the United States.

In March 2007, the company entered into an agreement with Alliance Maintenance & Services, Inc. (“Alliance”), under which the company acquired Alliance’s telecom services division effective April 1, 2007.  Alliance’s telecom services division provides satellite and network support services to businesses throughout the south central United States.  During the first three months of operations (April through June), the company has recognized over $525,000 in revenue from this business.

As of the date of this prospectus, the company’s only active subsidiary was Eagle Broadband Services, Inc.  Eagle has a number of inactive subsidiaries that had results in one or more of the periods included in the financial statements covered by this report.  These inactive subsidiaries include: D.S.S. Security, Inc., Clearworks Communications, Inc., Clearworks.net, Inc., Clearworks Home Systems, Inc., United Computing Group, Inc., Atlantic Pacific Communications, Inc., and Link Two Communications, Inc.  Eagle has incorporated certain ongoing operations of the inactive subsidiaries into the active subsidiaries listed above including Atlantic Pacific Communications, Inc. and Clearworks Communications, Inc.  The consolidated financial statements include the accounts of the company and its subsidiaries.  All significant intercompany transactions and balances have been eliminated in consolidation.

We intend for this discussion to provide the reader with information that will assist in understanding our financial statements, the changes in certain key items in those financial statements from year to year, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our financial statements.  The discussion also provides information about the financial results of the various segments of our business to provide a better understanding of how those segments and their results affect the financial condition and results of operations of the company as a whole.  This discussion should be read in conjunction with our financial statements and accompanying notes.

Results of Operations

Three and Nine Months Ended May 31, 2007, Compared to Three and Nine Months Ended May 31, 2006

The following table sets forth summarized consolidated financial information for the three and nine months ended May 31, 2007 and 2006:

Condensed Financial Information

	Three months ended May 31,						Nine months ended May 31,
	2007		2006		$ Change	% Change	2007	2006	$ Change		% Change
Net sales		$808		$801	$7		$2,646	$2,904	$
Cost of goods sold		954		1,073			2,914	3,456
Gross profit (loss)		(146)			126	(46%)		(552)		284	(51%)
Percent of sales		(18.1%)
Operating expenses		11,202		1,998	9,204	461%	15,913	7,576		8,337	110%
Loss from operations					(9,078)		(16,181)	(8,128)		(8,053)
Other income (expense)		4,031		(200)		(2,116%)	1,109	(408)			(372%)
Loss from continuing operations						196%	(15,072)				77%
Loss from discontinued operations		―		(17)	17	(100%)	―	(657)		657	(100%)
Net loss	$		$		$(4,830)	194%	$(15,072)	$			$64%

Overview

The large increase in the net loss for both the three months and the nine months ended May 31, 2007, as compared to these same periods last year, was due to a non-cash impairment charge of $8.7 million taken during the current quarter (see Note 4 - Impairment of Long-Lived Assets and Note 5 – Intangible Assets).  These impairment charges were partially offset by the recognition of derivative income in the current quarter of $2.9 million and the recognition of other income related to the reversal of approximately $1.8 million of accounts payable the company determined to be uncollectible (see Note 10 - Other Income).  Excluding these items, our net loss is $3.3 million for the current quarter and $11.1 million for the nine-month period ended May 31, 2007.

The negative gross margin for the three-month period and nine-month period ended May 31, 2007, is primarily due to regularly incurring fixed costs associated with the implementation of IPTV delivery with minimal corresponding revenue.  The negative gross margin for both the three-month and nine-month periods ended May 31, 2007, have been reduced by about 50%, which is primarily due to reductions in cost of goods sold related to reductions in labor costs and depreciation.

The large increase in other income (expense) for the current quarter is due to the following:

•

$2.9 million of derivative income compared to $0.2 million in derivative income for the same period last year.

•

$1.8 million of other income related to the reversal of accounts payable the company determined to be uncollectible.

•

$731,000 in interest expense compared to $282,000 for the same period last year.

Loss from operations of $16.2 million for the nine-month period ended May 31, 2007, includes the non-cash impairment charge mentioned above.  Excluding this impairment charge, the loss from operations for the nine-month period is $7.5 million, a decrease of approximately $600,000 from the nine-month period of the prior year.

Sales Information

Set forth below is a table presenting summarized sales information for our business segments for the three months and nine months ended May 31, 2007 and 2006:

($ in thousands)	Three months ended May 31,
	2007	% of Total	2006	% of Total	$ Change	% Change
Structured wiring	$615	76%	$491	61%	$124	25%
Broadband services	119	15%	141	18%	(22)	(16%)
Products	74	9%	137	17%	(63)	(46%)
Other	―	0%	32	4%	(32)	(100%)
Total	$808	100%	$801	100%	$7	1%

($ in thousands)	Nine months ended May 31,
	2007	% of Total	2006	% of Total	$ Change	% Change
Structured wiring	$1,496	57%	$1,376	47%	$120	9%
Broadband services	364	13%	499	17%	(135)	(27%)
Products	786	30%	919	32%	(133)	(14%)
Other	―	0%	110	4%	(110)	(100%)
Total	$2,646	100%	$2,904	100%	$(258)	(9%)

For the third quarter, net sales increased slightly from the same quarter last year.  Structured wiring sales increased $124,000, or 25%, from the same quarter last year, due primarily to the acquisition of Alliance Maintenance & Services, Inc.’s telecom division effective April 1, 2007.  The increase in structured wiring sales offset decreases in broadband services and products sales.  The decrease in broadband services reflects management’s decision to contract with a third party to operate a majority of the company’s bundled services business in April 2006.  The decrease in product sales is attributed to two reasons:  a decrease in SatMAX sales and a decrease in set-top box sales.  The decrease in set-top box sales was due to an unexpected delay in the development of our set-top box software, which resulted in one of our largest customers postponing the placement of purchase orders from the current quarter to the fourth quarter of the current fiscal year.

For the nine-month period ended May 31, 2007, net sales were $2.6 million compared to $2.9 million during the same nine-month period last year.  Structured wiring sales increased 9% during the current nine-month period, primarily due to the acquisition of Alliance’s telecom division.  The decrease in broadband services sales over the comparable nine-month period last year is due to management’s decision to contract with a third party to operate a majority of the company’s bundled services business in April 2006.  The decrease in product sales during the current nine-month period reflects sales of $436,000 to a major customer in the first quarter of the prior year that have not recurred in the current fiscal year.

Cost of Goods Sold

The following table sets forth summarized cost of goods sold information for the three and nine months ended May 31, 2007 and 2006:

($ in thousands)	Three months ended May 31,				Nine months ended May 31,
	2007	2006	$ Change	% Change	2007	2006	$ Change	% Change
Direct labor and related costs	$215	$221	$(6)	(3%)	$554	$714	$(160)	(22%)
Products and integration services	130	380	(250)	(66%)	693	634	59	9%
Impairment slow moving & obsolete inventory	199	―	199		248	107	141	132%
Structured wiring labor and material	345	394	(49)	(12%)	1,195	1,114	81	7%
Broadband services costs	6	(47)	53	(113%)	51	251	(200)	(80%)
Depreciation and amortization	59	206	(147)	(71%)	173	636	(463)	(73%)
Other manufacturing costs	—	(81)	81		—	—	—	—
Total	$954	$1,073	$(119)	(11%)	$2,914	$3,456	$(542)	(16%)

For the quarter ended May 31, 2007, cost of goods sold decreased $119,000, or 11%, from the quarter ended May 31, 2006.  The overall decrease was primarily attributable to a $250,000 reduction of materials and supplies (in part because of lower product sales), and a $147,000 decrease in depreciation expense due to the impairment of long-lived assets taken in the year ended August 31, 2006.  The company wrote down to market value $199,000 of slow moving and obsolescent inventory during the current quarter.  Excluding this write-down, cost of goods sold would have decreased by $318,000 in the current quarter compared to the same quarter last year.

For the nine months ended May 31, 2007, cost of goods sold decreased $542,000, or 16% compared to the nine months ended May 31, 2006.  The overall decrease is primarily attributable to a $463,000 reduction in depreciation expense due to the impairment of long-lived assets taken in the year ended August 31, 2006.  Other items of note include the following:

•

A 22% decrease in direct labor due to workforce reductions during the current fiscal year.

•

An 80% reduction in broadband services costs due to management’s decision to contract with a third party to operate a majority of the company’s bundled services business.

•

A 132% increase in impairment costs on inventory in the current year due to the company writing down to market value slow moving and obsolescent inventory.

Operating Expenses

The following table sets forth summarized operating expense information for the three and nine months ended May 31, 2007 and 2006:

($ in thousands)	Three months ended May 31,				Nine months ended May 31,
	2007	2006	$ Change	% Change	2007	2006	$ Change	% Change
Salaries and related costs	$879	$899	$(20)	(2%)	$2,369	$2,871	$(502)	(17%)
Advertising and promotion	47	42	5	12%	126	84	42	50%
Depreciation and amortization	417	267	150	56%	924	929	(5)	(1%)
Research and development	80	304	(224)	(74%)	145	538	(393)	(73%)
Other support costs	1,113	486	627	129%	3,683	3,154	529	17%
Impairment, write-downs & restructuring costs	8,666	―	8,666		8,666	―	8,666
Total	$11,202	$1,998	$9,204	461%	$15,913	$7,576	$8,337	110%

The following table breaks out “Other support costs” information as presented in the preceding table for the three and nine months ended May 31, 2007 and 2006:

($ in thousands)	Three months ended May 31,				Nine months ended May 31,
	2007	2006	$ Change	% Change	2007	2006	$ Change	% Change
Auto related	$17	$4	$13	325%	$34	$33	$1	2%
Bad debt	(2)	―	(2)		186	(782)	968	(124%)
Delivery and postage	2	7	(5)	(71%)	13	167	(154)	(92%)
Fees	17	140	(123)	(88%)	109	148	(39)	(26%)
Insurance and office	131	87	44	50%	381	249	132	53%
Professional and contract labor	655	(77)	732	(951%)	2,149	2,012	137	7%
Rent	116	74	42	56%	261	251	10	4%
Repairs and maintenance	7	2	5	250%	22	68	(46)	(68%)
Travel	72	90	(18)	(20%)	212	263	(51)	(19%)
Taxes	36	105	(69)	(66%)	(45)	50	(95)	(190%)
Telephone and utilities	53	37	16	43%	149	275	(126)	(46%)
Other	9	17	(8)	(47%)	212	420	(208)	(49%)
Total Other Support Costs	$1,113	$486	$627	129%	$3,683	$3,154	$529	17%

For the three months ended May 31, 2007, operating expenses of $11.2 million include a non-cash impairment charge of $8.7 million.  Excluding the impairment charge, operating expenses were $2.5 million during the current quarter, compared to $2 million for the same quarter last year.  However, operating expenses for the prior quarter included a $500,000 credit resulting from the reversal of an accrual related to a legal matter that the company settled at no cost (reflected in professional and contract labor in the table above).  Excluding the impairment charge and the prior quarter credit, operating expenses for the current quarter increased by $38,000.   Depreciation and amortization increased due to the amortization related to the Connex acquisition.  The increase in professional and contract labor costs (excluding the $500,000 credit mentioned above) was due to outside services costs incurred in the development of set-top box software.  These increases were offset by decreases in research and development expenses, fees and taxes.

Excluding the abovementioned impairment charge, operating expenses for the nine-month period ended May 31, 2007, were $7.2 million, compared to $7.6 million for the nine months ended May 31, 2006.  However, in addition to the abovementioned credit of $500,000, the company also recognized a debit to bad debt expense of approximately $900,000 during the prior year due to the collection of a receivable in November 2005 of an account previously deemed uncollectible.  Adjusting for these items, operating expenses for the nine months ended May 31, 2006 were approximately $9 million.  This $1.8 million decrease in operating expenses is primarily due to the following:

•

Reductions in our workforce and reductions in executive compensation.

•

Reductions in the utilization of outside professional and contract labor.

•

Decreases in delivery and postage expenses as the prior nine month period reflects higher than normal delivery costs associated with warranty work.

•

Decreases in telephone and utilities costs related to workforce reductions.

Changes in Cash Flow

Eagle’s operating activities used net cash of $5,147,000 during the nine months ended May 31, 2007, compared to $5,038,000 in the nine months ended May 31, 2006.  Eagle’s investing activities used net cash of $162,000 in the nine months ended May 31, 2007, compared to cash provided of $476,000 in the nine months ended May 31, 2006.  This change was due to capital expenditures of $1,042,000 primarily for the completion of the super-headend in Miami, Florida, which was offset by the sale of equipment leases for $899,000.  Eagle’s financing activities provided net cash of $2,215,000 in the nine months ended May 31, 2007, compared to $803,000 of cash provided in the nine months ended May 31, 2006.  For the nine months ended May 31, 2007, the company raised approximately $4.4 million, consisting primarily of drawdowns under the equity credit line with Dutchess Private Equities Fund and additional borrowings from Dutchess, which was offset by paying down approximately $2.2 million of notes payable.

Liquidity and Capital Resources

Historically, the company has not generated cash in amounts adequate to meet its operating needs, but has instead relied upon third-party funding or has sold assets to meet those needs.  It is unlikely that the company will generate adequate amounts of cash to fund its operations over the remainder of the fiscal year; however, company management continues to implement its plan to increase sales and gross profit, and continues to reduce operating expenses.  The initiatives in this plan include, but are not limited to:

•

Expanding the satellite and network support services business purchased from Alliance Maintenance & Services, Inc. to areas beyond Texas and Louisiana.

•

Expanding the delivery of IPTVComplete to additional customers in Miami, San Francisco and elsewhere around the U.S.

•

Applying more consultative sales approaches for attaining market leadership in the IPTV and hospitality set-top box markets.

•

Continuously evaluating gross margin performance and searching for opportunities to further reduce operating expenses.

Until the company’s operations generate cash sufficient to fund our operating needs, we will continue to rely upon third-party funding.  If we are unable to raise additional financing, we will need to curtail operations or sell assets, which may include one or more of the company’s operating divisions.  Management is working with a variety of investment bankers and consultants to obtain significant, long-term financing for the company, as well as exploring opportunities as they arise to sell one or more of our operating divisions.  Though we have been successful at raising additional capital on this basis in the past, we can provide no assurance that we will be successful in any future financing endeavors.  In addition, the company has an equity line of credit upon which it can draw, provided registration statements are filed and declared effective by the SEC.

In May 2007, the company entered into an agreement with Dutchess Private Equities Fund, Ltd. (“Dutchess”), for a $5,000,000 equity line of credit.  Under this agreement, the company may request drawdowns by delivering a “put notice” to Dutchess stating the dollar amount of shares we intend to sell to Dutchess.  The purchase price Dutchess is required to pay for the shares are equal to 93% of the “market price.”  The “market price” is equal to the lowest closing best bid price during the pricing period.  The pricing period is the five-trading-day period beginning on the day Dutchess receives a drawdown request.  The amount we may request in a given drawdown is either (i) 200% of the average daily U.S. market trading volume of our common stock for the three trading days prior to the request multiplied by the average of the three daily closing best bid prices immediately preceding our request, or (ii) $500,000.  In June 2007, a registration statement was declared effective by the SEC, registering 9,000,000 shares for resale by Dutchess.  As of the date of this prospectus, the company had issued 9,000,000 shares to Dutchess under this equity line.

In May 2007, the company entered into a factoring agreement with LSQ Funding Group L.C. (“LSQ”), under which the company may sell accounts receivable to LSQ from time to time.  Under the terms of the agreement, the company pays LSQ a 0.07% daily fee on the face amount of any account receivable purchased by LSQ from the date purchased until the date LSQ receives payment from the account debtor.

Contractual Obligations

The following table sets forth contractual obligations to be settled in cash as of May 31, 2007:

(Thousands of dollars) Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Debt Obligations (Current & Long Term)	$7,194	$1,550	$5,644	$—	$—
Operating Lease Obligations	369	43	326	—	—
Total	$7,563	$1,593	$5,970	$—	$—

The company’s contractual obligations consist of long-term debt and interest as set forth in Note 4 to the company’s financial statements, Notes Payable and Long-Term Debt, and certain obligations for office space operating leases requiring future minimal commitments under non-cancelable leases set forth in Note 9 – Commitments and Contingent Liabilities.

Off-Balance Sheet Arrangements

As of May 31, 2007, we did not have any significant off-balance-sheet arrangements as defined in Item 303(a) (4) (ii) of SEC Regulation S-K.

Results of Operations

Fiscal Year Ended August 31, 2006, Compared to Fiscal Year Ended August 31, 2005

The following table sets forth summarized consolidated financial information for the fiscal years ended August 31, 2006 and 2005:

($ in thousands)	Year Ended August 31,
	2006	2005	$ Change	% Change
Net Sales	$3,941	$5,242	$(1,301)	(25%)
Cost of Goods Sold	4,583	7,780	(3,197)	(41%)
Gross Profit	(642)	(2,538)	1,896	(75%)
Percent of Sales	(16.3%)	(48.4%)
Operating Expenses	24,341	54,586	(30,245)	(55%)
Loss from Operations	(24,983)	(57,124)	32,141	(56%)
Other Income (Expense)	(1,293)	(638)	(655)	103%
Loss from Continuing Operations	(26,276)	(57,762)	31,486	(55%)
Income (Loss) from Discontinued Operations	(657)	752	(1,409)	(187%)
Net Loss	$(26,933)	$(57,010)	$30,077	(53%)

For the year ended August 31, 2006, the company’s consolidated operations generated net sales from continuing operations of $3,941,000 compared to prior year net sales of $5,242,000.  The decrease in net sales is primarily attributable to a one-time prior year sale of $1,065,000 to a major customer.  No such similar sale occurred for the year ended August 31, 2006.  Sales from discontinued operations for the year ended August 31, 2006, were $1,656,000, of which $1,189,000 were for the sale of residential security monitoring contracts.  For the year ended August 31, 2005, sales from discontinued operations were $3,350,000, of which $2,362,000 were from the sale of residential security monitoring contracts.  There were no associated fixed costs in either period for the residential security monitoring contracts sold.

The company had anticipated replacing the recurring revenue from residential security monitoring with recurring revenue from IPTV delivery beginning in the fourth quarter of the year ending August 31, 2006.  However, due to an unexpected change in Eagle’s delivery arrangement for IPTVComplete during the third quarter, the expected recurring IPTV revenue stream is now anticipated to begin by December 2006.  Eagle promptly addressed this unforeseen change by constructing its own super-headend facility in Miami.  During the third quarter, the company successfully delivered over 100 channels of IPTV content via fiber in an extensive field trial to a third party in Miami.  This field trial demonstrated that our IPTV technology works and established that Eagle can successfully deliver a complete IPTV solution over fiber optic cable.  In recent months, Eagle has connected its new super-headend to its first IPTV customer, ANEW Broadband in Miami, and expects to deliver IPTVComplete to ANEW Broadband’s subscribers by December 2006.

Management does not expect the downward trend in the company’s revenues to continue.  The last 18 months have been a transition period for the company, and management believes the company is positioned to reverse this trend.  Being one of the few companies with extensive contractual rights to deliver live television content via IP, and one that has actually demonstrated the capability to deliver such content, management expects Eagle’s revenues to steadily increase as we proceed to deliver IPTVComplete to our customers.  Concurrently, management believes that set-top box sales will grow proportionally with the rollout of IPTVComplete, as the company now has the capability to ship set-top boxes in large volume.

For the year ended August 31, 2006, the company’s gross profit margin was a negative $642,000, or 16.3% of sales, compared to a negative gross profit margin of $2,538,000, or 48.4% of sales, for the prior year.  The negative gross profit margin is attributable to fixed costs of $842,000 for the depreciation of the company’s broadband network in the current year, and for certain fixed costs for the implementation of IPTV delivery, which had no associated generation of IPTV revenue due to the unexpected delay, encountered this year.  (See Note 1–Basis of Presentation and Significant Accounting Policies.)

The company has reported its broadband service revenues for residential security monitoring as discontinued operations for the fiscal year ended August 31, 2006.  The net loss on discontinued operations of $657,000 included broadband service revenues for residential security contracts sold of $1,189,000 and recurring revenue for residential security monitoring of $467,000.  (See Note 21–Discontinued Operations and Exit Activities.)

The company incurred a net loss after discontinued operations of $26,933,000 for the fiscal year ended August 31, 2006.  Key components of the loss include a $13,876,000 non-cash impairment charges and $3,646,000 of additional non-cash charges.  (See Note 5–Impairment of Long-Lived Assets, Note 6–Impairment of Goodwill and Other Intangible Assets.)  The company’s net loss after discontinued operations for the fiscal year ended August 31, 2005 was $57,010,000, and included approximately $28,815,000 non-cash impairment charges and $7,261,000 of additional non-cash charges.

Management does not expect net losses of this magnitude to continue.  In addition to the expected revenue increases discussed above, management has significantly reduced the company’s operating expenses from previous years and expects this trend to continue.  Also, management is continuously searching for and evaluating potential merger and acquisition opportunities that will be synergistic with the company’s product offerings.

Sales Information

Set forth below is a table presenting summarized sales information for our business products and services for the fiscal years ended August 31, 2006 and 2005:

($ in thousands)	Year Ended August 31,
	2006	% of Total	2005	% of Total	$ Change	% Change
Structured Wiring	$1,376	35%	$1,343	26%	$33	2%
Broadband Services	928	24%	998	20%	(70)	(7%)
Products	1,484	38%	2,770	53%	(1,286)	(46%)
Other	153	3%	131	1%	22	17%
Total	$3,941	100%	$5,242	100%	$(1,301)	(25%)

For the fiscal year ended August 31, 2006, net sales from continuing operations decreased to $3,941,000 from $5,242,000 for the year ended August 31, 2005.  The overall decrease of 25% was attributable to a $1,286,000 decrease in product sales and a decrease of $70,000 of broadband services, offset by an increase of $33,000, or 2%, in structured wiring sales and a 17% increase of $22,000 in other product sales.  The $1,301,000 decrease in sales of the company’s products for the year ended August 31, 2006, was primarily attributable to a one-time prior year sale of $1,065,000 to a major customer.

Cost of Goods Sold

The following table sets forth summarized cost of goods sold information for the fiscal years ended August 31, 2006 and 2005:

($ in thousands)	Year Ended August 31,
	2006	2005	$ Change	% Change
Direct Labor and Related Costs	$955	$1,049	$(94)	(9%)
Products and Integration Services	1,433	3,077	(1,644)	(53%)
Impairment Slow Moving & Obsolete Inventory	107	300	(193)	(64%)
Structured Wiring Labor and Material	1,114	1,031	83	8%
Broadband Services Costs	132	1,165	(1,033)	(89%)
Depreciation and Amortization	842	1,158	(316)	(27%)
Total Cost of Goods Sold	$4,583	$7,780	$(3,197)	(41%)

For the year ended August 31, 2006, cost of goods sold decreased by $3,197,000, or 41%, to $4,583,000 from $7,780,000 as compared to the fiscal year ended August 31, 2005.  The decrease of $3,197,000 in cost of goods sold is primarily attributable to (i) direct labor costs decreasing $94,000 for a reduction in force, (ii) product and integration service costs decreasing $1,644,000 due to a delay in bringing the company’s IP3000HD to market, (iii) a $1,033,000 decrease in broadband service costs associated with the material decrease in fixed costs associated with the delivery of broadband services, as the company discontinued operations in residential security monitoring and entered into an operating agreement with a third party to operate a portion of the company’s fiber-optic network, which assumed responsibility for payment of all expenses associated with the operation of this portion of the network and (iv) a decrease of $316,000 in depreciation expense for assets impaired in a prior year.

Operating Expenses

The following table sets forth summarized operating expense information for the fiscal years ended August 31, 2006 and 2005:

($ in thousands)	Year Ended August 31,
	2006	2005	$ Change	% Change
Salaries and Related Costs	$3,733	$4,675	$(942)	(20%)
Advertising and Promotion	160	73	87	119%
Depreciation and Amortization	1,248	3,202	(1,954)	(61%)
Research and Development	830	776	54	7%
Other Support Costs	4,601	17,345	(12,744)	(73%)
Impairment, Write-Downs & Restructuring Costs	13,769	28,515	(14,746)	(52%)
Total Operating Expenses	$24,341	$54,586	$(30,245)	(55%)

The following table breaks out “Other support costs” information as presented in the preceding table for the fiscal years ended August 31, 2006 and 2005:

($ in thousands)	Year Ended August 31,
	2006	2005	$ Change	% Change
Auto Related	$42	$40	$2	5%
Bad Debt (Recovery)	(739)	579	(1,318)	(228%)
Delivery and Postage	172	36	136	378%
Fees	173	268	(95)	(35%)
Insurance and Office	420	810	(390)	(48%)
Professional and Contract Labor	2,976	11,504	(8,528)	(74%)
Rent	326	415	(89)	(21%)
Repairs and Maintenance	78	59	19	32%
Travel	325	422	(97)	(23%)
Taxes	95	2,722	(2,627)	(97%)
Telephone and Utilities	297	371	(74)	(20%)
Other	436	119	317	266%
Total Other Support Costs	$4,601	$17,345	$(12,744)	(73%)

For the fiscal year ended August 31, 2006, operating expenses decreased by 55% to $24,341,000, as compared to $54,586,000 for the fiscal year ended August 31, 2005.  The decreases that occurred, as evidenced by the immediately preceding tables, are discussed below:

•

A $942,000 decrease in salaries and related costs.  The decrease is primarily attributable to reductions in the workforce that occurred throughout the year ended August 31, 2006.

•

A $1,954,000 decrease in depreciation and amortization, due principally to a reduction in the cost basis of certain assets impaired for the prior year with a corresponding decrease to depreciation and amortization, disposition of assets and the completion of depreciation of certain capital assets.

•

A $54,000 increase in research and development expenses, primarily for product development and engineering activities associated with the company’s set-top box product line.

•

A $12,744,000 decrease in other support costs, the components of which are set forth in the table above.  The decrease is attributable to (i) a decrease of $1,318,000 for bad debt recovery for a receivable reserved in a prior year, (ii) a decrease of $390,000 to insurance and office expenses, (iii) a decrease of $8,528,000 in professional fees as the company’s costs for corporate compliance, consulting and legal fees decreased significantly for the current fiscal year and (iv) a decrease of $2,627,000 in taxes as the company accrued in the prior year for a sales tax assessment of $1,320,000 and an accrual in the prior year of $640,000 for property taxes for which the assessment was materially reduced for the year ending August 31, 2006.  These decreases were offset by increases of $136,000 for delivery and postage and $317,000 increase to other expenses.

•

A $14,746,000 decrease in impairment charges as the company recorded an impairment charge of $28,515,000 for the fiscal year ended August 31, 2005 as compared to an impairment charge of $13,769,000 for the fiscal year ended August 31, 2006.  The impairment charges for the fiscal year ended August 31, 2006, primarily consist of (i) an impairment charge of $3,427,830 for the intangible assets of contract rights, customers relationships and other intangible assets primarily attributable to the BDS communities acquired in the January 2001 merger of Clearworks.net, Inc., and (ii) an impairment charge of $10,341,262 for certain Houston-area communities where broadband infrastructure had been installed.  (See Note 5–Impairment of Long Live Assets and Note 6–Impairment of Goodwill and Other Intangible Assets for additional details.)

Net Loss

Net loss after discontinued operations for the fiscal year ended August 31, 2006 and 2005, was $26,933,000 and $57,010,000, respectively.

Fiscal Year Ended August 31, 2005, Compared to Fiscal Year Ended August 31, 2004

The following table sets forth summarized consolidated financial information for the fiscal years ended August 31, 2005 and 2004:

($ in thousands)	Year Ended August 31,
	2005	2004	$ Change	% Change
Net Sales	$5,242	$8,062	$(2,820)	(35%)
Cost of Goods Sold	7,780	9,155	(1,375)	(15%)
Gross Profit	(2,538)	(1,093)	(1,445)	(132%)
Percent of Sales	(48.4%)	(13.5%)
Operating Expenses	54,586	29,915	24,671	82%
Loss from Operations	(57,124)	(31,008)	(26,116)	84%
Other Income (Expense)	(638)	(8,026)	7,388	(92%)
Loss from Continuing Operations	(57,762)	(39,034)	(18,728)	48%
Income from Discontinued Operations	752	29	723	2,493%
Net Loss	(57,010)	(39,005)	(18,005)	46%
Unrealized Holding Gain (Loss)	1,048	(321)	321	(100%)
Comprehensive Loss	$(55,962)	$(39,326)	$(16,636)	42%

Sales Information

Set forth below is a table presenting the revenue derived from our business for the fiscal years ended August 31, 2005 and 2004:

($ in thousands)	Year Ended August 31,
	2005	% of Total	2004	% of Total	$ Change	% Change
Structured Wiring	$1,343	26%	$678	8%	$665	98%
Broadband Services	998	20%	1,097	14%	(99)	(9%)
Products	2,770	53%	6,190	77%	(3,420)	(55%)
Other	131	1%	97	1%	34	35%
Total	$5,242	100%	$8,062	100%	$(2,820)	(35%)

For the fiscal year ended August 31, 2005, net sales decreased to $5,242,000 from $8,062,000 for the year ended August 31, 2004.  The overall decrease of 35% was attributable to a $3,420,000 decrease in product sales and a decrease of $99,000 of broadband services, offset by an increase of $665,000, or 98%, in structured wiring sales.  The $3,420,000 decrease in sales of the company’s products for the year ended August 31, 2005, was primarily attributable to a decrease in prior year product sales of $3,788,000 from a major customer.  The increase of $665,000 in structured wiring sales is primarily attributable to increased sales efforts to pursue commercial structured wiring and cabling opportunities.

Cost of Goods Sold

The following table sets forth summarized cost of goods sold information for the fiscal years ended August 31, 2005 and 2004:

($ in thousands)	Year Ended August 31,
	2005	2004	$ Change	% Change
Direct Labor and Related Costs	$1,049	$501	$548	109%
Products and Integration Services	3,077	5,372	(2,295)	(43%)
Impairment Slow Moving & Obsolete Inventory	300	1,300	(1,000)	(77%)
Structured Wiring Labor and Material	1,031	448	583	130%
Broadband Services Costs	1,165	367	798	217%
Depreciation and Amortization	1,158	1,141	17	1%
Other Manufacturing Costs	—	26	(26)	(100%)
Total Cost of Goods Sold	$7,780	$9,155	$(1,375)	(15%)

For the year ended August 31, 2005, cost of goods sold decreased by $1,375,000, or 15%, to $7,780,000 from $9,155,000 as compared to the fiscal year ended August 31, 2004.  The decrease of $1,375,000 in cost of goods sold is primarily attributable to (i) a decrease in impairment of slow moving inventory of $1,000,000 and (ii) a decrease in product costs associated with a prior year product sales to a major customer.  The increase of $583,000 in structured wiring cost is primarily attributable to increased personnel costs needed to expand the company’s commercial customer base and pursue additional structured wiring opportunities.

Operating Expenses

The following table sets forth summarized operating expense information for the fiscal years ended August 31, 2005 and 2004:

($ in thousands)	Year Ended August 31,
	2005	2004	$ Change	% Change
Salaries and Related Costs	$4,675	$12,332	$(7,657)	(62%)
Advertising and Promotion	73	19	54	284%
Depreciation and Amortization	3,202	3,900	(698)	(18%)
Research and Development	776	557	219	39%
Other Support Costs	17,345	13,107	4,238	32%
Impairment, write-downs & restructuring costs	28,515	—	28,515	—
Total Operating Expenses	$54,586	$29,915	$24,671	82%

The following table breaks out other support costs information for the fiscal years ended August 31, 2005 and 2004:

($ in thousands)	Year Ended August 31,
	2005	2004	$ Change	% Change
Auto Related	$40	$14	$26	186%
Bad Debt	579	2,632	(2,053)	(78%)
Delivery and Postage	36	37	(1)	(3%)
Fees	268	268	—	—
Insurance and Office	810	365	445	122%
Professional and Contract Labor	11,504	6,808	4,696	69%
Rent	415	474	(59)	(12%)
Repairs and Maintenance	59	41	18	44%
Travel	422	223	199	89%
Taxes	2,722	1,454	1,268	87%
Telephone and Utilities	371	719	(348)	(48%)
Other	119	72	47	65%
Total Other Support Costs	$17,345	$13,107	$4,238	32%

For the fiscal year ended August 31, 2005, operating expenses increased by 82% to $54,586,000, as compared to $29,915,000 for the fiscal year ended August 31, 2004. The increases that occurred, as evidenced by the immediately preceding tables, are discussed below.

•

A $7,657,000 decrease in salaries and related costs.  The decrease is primarily attributable to (i) a prior year non-cash expense of $4,493,000 incurred on the issuance of promissory notes upon the modification of outstanding options for 4,200,000 common shares and (ii) a guaranteed compensation of the modified options equivalent to $1.75 less the option strike price, which was an additional $4,074,000 accrued in August 2004.  In June 2005, the company entered into note exchange agreements whereby the note holders representing $2,086,000 agreed to accept 227,257 shares of the company’s common stock to fully satisfy such debt obligation.  The remaining principal amount of $1,924,000 is currently in default and is accruing interest according to the terms of the original agreement.  (See Note 2–Related Party Transactions.)

•

A $698,000 decrease in depreciation and amortization, due principally to disposition of assets and the completion of depreciation of certain capital assets.

•

A $219,000 increase in research and development expenses, primarily for product development and engineering activities associated with the company’s IPTV, set-top box and satellite communications product lines.

•

A $4,238,000 increase in other support costs, the components of which are set forth in the table above.  The increase of $1,268,000 in taxes is attributable to a state sales tax assessment that is pending while under review, a $4,696,000 increase in professional fees that included cost associated with corporate compliance, auditors fees and consulting, and litigation, and $445,000 attributable to general liability and officer and director insurance coverage.  These increases are offset by decreases of $2,053,000 in bad debt, $59,000 in rent expense and $348,000 in telephone and utilities.

•

A $28,515,000 increase in impairment primarily consisting of (i) an impairment charge of $23,912, 668 for the intangible assets of contract rights, customers relationships and other intangible assets primarily attributable to the BDS communities acquired in the January 2001 merger of Clearworks.net, Inc., and (ii) an impairment charge of $3,229,405 for certain Houston-area communities where broadband infrastructure had been installed.  (See Note 5–Impairment of Long Live Assets and Note 6–Impairment of Goodwill and Other Intangible Assets for additional details.)

Net Loss

Net loss after discontinued operations for the fiscal year ended August 31, 2005 and 2006, was $57,010,000 and $39,005,000, respectively.

Changes in Cash Flow

The company’s operating activities decreased net cash used to $9,217,000 in the year ended August 31, 2006, compared to use of net cash of $13,135,000 in the year ended August 31, 2005.  The decrease in net cash used by operating activities was primarily attributable to fund the company’s net operating loss, net of $17,522,000 non-cash charges combined with $194,000 of cash provided by fluctuations in working capital requirements consisting of the combination of accounts receivable, inventory, other assets, prepaid expenses, accounts payable, derivative liability and accrued expenses.  The company’s investing activities provided net cash of $536,000 in the year ended August 31, 2006, compared to use of net cash $611,000 in the year ended August 31, 2005.  The increase was due primarily to proceeds from sale of assets held for sale and direct finance leasing.  The company’s financing activities provided net cash proceeds of $7,800,000 in the year ended August 31, 2006, compared to $16,415,000 of cash provided in the year ended August 31, 2005.  The decrease resulted from net proceeds of $1,595,000 from the sale of 1.72 million shares of common stock to certain accredited investors and $6,633,000 gross proceeds received from debt financing as compared to the prior year receiving net proceeds of $11,309,000 from the sale of 1.31 million shares of common stock to certain accredited investors.

Liquidity and Capital Resources

At August 31, 2006, the company’s current assets totaled $5,610,000 (including cash and cash equivalents of $3,139,000).  Total current liabilities were $16,223,000, which gave the company a negative working capital of $10,613,000.  The company has funded operations through a combination of utilizing cash on hand, issuing common stock to settle current liabilities and raising additional capital through the sale of its securities.

In order to preserve cash, the company has historically used company stock to retire certain liabilities on a negotiated basis.  During the year ended August 31, 2006, the company retired $958,000 in debt with stock versus cash.  The company expects to continue its practice of retiring certain liabilities as may be negotiated through a combination of cash and the issuance of shares of the company’s common stock.  At this time, the company is not able to quantify the amount of common stock that may need to be issued to retire current or future debts, and there is no assurance that this strategy will be successful in the future.

Historically, the company has financed operations through the sale of debt and equity securities.  During the year ended August 31, 2006, the company raised $1,595,000 cash through the issuance of common stock through our equity line of credit.  The company currently does not have credit facilities available with financial institutions or other third parties and historically we have relied upon best efforts third-party funding.  Though we have been successful at raising additional capital on a best efforts basis in the past, we can provide no assurance that we will be successful in any future best-efforts financing endeavors.  The company will continue to rely upon financing from external sources to fund its operations for the foreseeable future and it will likely need to raise additional capital to fund working capital requirements in the third quarter of 2006.  If we are unable to raise sufficient capital from external sources to fund our operations for the foreseeable future, the company may need to sell assets to meet working capital needs or curtail certain operations.

The company has experienced recurring losses from operations in each of the last three fiscal years, as well as continued negative cash flow from operations for the year ended August 31, 2006.  The company’s recent operating performance and liquidity deficiencies, the uncertainties underlying the business climate, and the uncertainty related to the financial impact of the changes in strategic direction, raise substantial doubt about the company’s ability to continue as a going concern and, therefore, its ability to realize its assets and discharge its liabilities in the normal course of business.  As a result of these operational issues, the company is in the process of implementing initiatives intended to increase sales, improve gross margin and reduce certain operating expenses.  Several of the planned initiatives are in progress, including, but not limited to:

•

Capital expenditures during the first quarter of fiscal 2007 will be approximately $500,000 to complete Eagle’s super-headend in Miami.

•

Devoting significant sales efforts to attain market leadership with the new IP3000HD that supports MPEG4/H.264 standards, especially in the emerging world of open Internet, specialty content IPTV.

•

Delivery of IPTVComplete to customers in the Miami area no later than December 2006.

•

Signing additional customers both within and beyond Florida, each with their own base of subscribers.

•

Reducing our debt obligations through the issuance of common stock.

•

Focusing significant IT Services sales efforts directed to secure large municipal WiFi contracts.

•

Closely monitoring gross margin performance for all core businesses to ensure the company is on track towards attaining profitability.

Contractual Obligations

The following table sets forth contractual obligations to be settled in cash as of August 31, 2006:

(Thousands of dollars) Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Debt Obligations (Current & Long Term)	$7,036	$4,120	$2,916	$—	$—
Operating Lease Obligations	875	306	569	—	—
Total	$7,911	$4,426	$3,485	$—	$—

The company’s contractual obligations consist of long-term debt and interest as set forth in Note 8–Notes Payable and Long-Term Debt to the company’s financial statements, certain obligations for office space operating leases requiring future minimal commitments under non-cancelable leases (see Note 14–Commitments and Contingent Liabilities to the company’s financial statements).  Contractual obligations does not include approximately $2,800,000 of debt obligations that the company intends to settle in stock (see Note 23–Subsequent Events).

Off-Balance Sheet Arrangements

As of August 31, 2006, we did not have any significant off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

CRITICAL ACCOUNTING POLICIES

The Consolidated Financial Statements and Notes to Consolidated Financial Statements contain information that is pertinent to this management’s discussion and analysis.  Management strives to report the financial results of the company in a clear and understandable manner, even though in some cases accounting and disclosure rules are complex and require us to use technical terminology.  In preparing our consolidated financial statements, we follow accounting principles generally accepted in the United States.  These principles require us to make certain estimates and apply judgments that affect our financial position and results of operations as reflected in our financial statements.  These judgments and estimates are based on past events and expectations of future outcomes.  Management believes it has exercised proper judgment in determining these estimates based on the facts and circumstances available to its management at the time the estimates were made.  Actual results may differ from our estimates.

Management continually reviews its accounting policies, how they are applied and how they are reported and disclosed in our financial statements.  Following is a summary of our more significant accounting policies and how they are applied in the preparation of the financial statements.

Revenue Recognition

The company’s revenue recognition policy is objective in that it recognizes revenue when products are shipped or services are delivered.  Accordingly, there are no estimates or assumptions that have caused deviation from its revenue recognition policy.  Additionally, the company has a limited amount of sales returns which would affect its revenue earned.

Eagle accounts for arrangements that contain multiple elements in accordance with EITF 00-21, “Revenue Arrangements with Multiple Deliverables”.  When elements such as hardware, software and consulting services are contained in a single arrangement, or in related arrangements with the same customer, Eagle allocates revenue to each element based on its relative fair value, provided that such element meets the criteria for treatment as a separate unit of accounting.  The price charged when the element is sold separately generally determines fair value.  In the absence of fair value for a delivered element, Eagle allocates revenue first to the fair value of the undelivered elements and allocates the residual revenue to the delivered elements.  In the absence of fair value for an undelivered element, the arrangement is accounted for as a single unit of accounting, resulting in a delay of revenue recognition for the delivered elements until the undelivered elements are fulfilled.  Eagle limits the amount of revenue recognition for delivered elements to the amount that is not contingent on the future delivery of products or services or subject to customer-specified return or refund privileges.

Allowance Method Used to Record Bad Debts

The company uses the allowance method to account for uncollectible accounts receivable.  The company’s estimate is based on historical collection experience and a review of the current status of accounts receivable.  The company reviews its accounts receivable balances by customer for accounts greater than 90 days old and makes a determination regarding the collectibility of the accounts based on specific circumstances and the payment history that exists with such customers.  The company also takes into account its prior experience, the customer’s ability to pay and an assessment of the current economic conditions in determining the net realizable value of its receivables.  The company also reviews its allowances for doubtful accounts in aggregate for adequacy following this assessment.  Accordingly, the company believes that its allowances for doubtful accounts fairly represent the underlying collectibility risks associated with its accounts receivable.

Deferred Revenues

Revenues that are billed in advance of services being completed are deferred until the conclusion of the period of the service for which the advance billing relates.  Deferred revenues are included on the balance sheet as a current liability until the service is performed and then recognized in the period in which the service is completed.

Impairment Assessment

Statement of Financial Accounting Standards No. 142 (SFAS 142), “Goodwill and Other Intangible Assets” requires that goodwill and intangible assets be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests in certain circumstances.  The carrying amount of an intangible asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  That assessment shall be based on the carrying amount of the asset at the date it is tested for recoverability.

The company performed, with the assistance of independent valuation experts, an impairment test of the carrying value of intangible assets.  Eagle has intangible assets related to goodwill, contracts, customers and subscribers.  For the nine months ended May 31, 2007, the company determined there had been continued erosion of contract rights, customer relationships and other intangible assets primarily attributable to the BDS assets acquired in the January 2001 merger of Clearworks.net, Inc.

These intangible assets were valued using a present value technique of future cash flows since no quoted market for these intangible assets was available.  The future cash flows were based on supportable assumptions provided by management based on historical performance, current contracts in place, future plans and market information and was reviewed by the outside valuation experts for reasonableness.  In addition, multiple scenarios were considered and each cash flow alternative was probability weighted.  The fair value assigned to the intangible asset was the discounted future weighted cash flows.

Utilizing a fair value standard as set forth in SFAS 142, for the nine months ended May 31, 2007, management determined an impairment charge of $610,137 existed for the intangible assets of contract rights, customer relationships and other intangible assets primarily attributable to the BDS assets acquired in the January 2001 merger of Clearworks.net, Inc.

Utilizing a fair value standard as set forth in SFAS 142, for the year ended August 31, 2006, management determined an impairment charge of $3,427,830 existed for the intangible assets of contract rights, customer relationships and other intangible assets primarily attributable to the BDS assets acquired in the January 2001 merger of Clearworks.net, Inc.

Utilizing a fair value standard as set forth in SFAS 142, for the year ended August 31, 2005, management determined an impairment charge of $23,913,000 existed for the intangible assets of contract rights, customer relationships and other intangible assets primarily attributable to the BDS assets acquired in the January 2001 merger of Clearworks.net, Inc.

Eagle assessed the fair value of goodwill as of May 31, 2007 and concluded that the goodwill valuations remain at an amount greater than the current carrying asset value.  Eagle assessed the fair value of goodwill as of August 31, 2006 and concluded that the goodwill valuations remain at an amount greater than the current carrying asset value.  Eagle assessed the fair value of goodwill as of August 31, 2005 and concluded that the goodwill valuations remain at an amount greater than the current carrying assets value.

Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 144 (SFAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets (asset groups) shall be tested for recoverability whenever events or change in circumstances indicate that its carrying amount may not be recoverable.  The company’s market capitalization for the nine months ending May 31, 2007 and the years ending August 31, 2006 and 2005 has been below the book value of these assets which indicated the need to test for recoverability.  The company performed, with the assistance of independent valuation experts, tests to determine if an impairment loss existed.  For purposes of recognition and measurement of an impairment loss, a long-lived asset is grouped with other assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets.

These tests took into consideration a number of factors including (i) current market conditions, (ii) the company’s current and future financial performance, (iii) intrinsic risks evident in the markets in which the company operates and (iv) the underlying nature of Eagle’s operations and business.

Utilizing a fair value standard as set forth in SFAS 144 for the nine months ended May 31, 2007, management determined an impairment of $8,056,354 existed for certain Houston-area communities where broadband infrastructure had been installed.

Utilizing a fair value standard as set forth in SFAS 144 for the year ended August 31, 2006, management determined an impairment of $10,341,262 existed for certain Houston-area communities where broadband infrastructure had been installed.

Utilizing a fair value standard as set forth in SFAS 144 for the year ended August 31, 2005, management determined an impairment of $3,230,000 existed for certain Houston-area communities where broadband infrastructure had been installed.

Accounting for Stock-Based Compensation

In December 2004, the FASB issued a revision to SFAS 123 (also known as SFAS 123R) that amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments.  SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires such transactions be accounted for using a fair-value-based method.  SFAS 123R’s effective date would be applicable for awards that are granted, modified, become vested, or settled in cash in interim or annual periods beginning after December 15, 2005.  SFAS 123R includes three transition methods: one that provides for prospective application and two that provide for retrospective application.  The company adopted SFAS 123R prospectively commencing in the first quarter of the fiscal year ending August 31, 2006.  The adoption of SFAS 123R will cause the company to record as expense each quarter a non-cash accounting charge approximating the fair value of such share-based compensation meeting the criteria outlined in the provisions of SFAS 123R.

Derivative Financial Instruments

The company accounts for all derivative financial instruments in accordance with SFAS No. 133.  Derivative financial instruments are recorded as liabilities in the consolidated balance sheet, measured at fair value.

In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity.  Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

Derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income in the period in which the changes occur.  For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques.  The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option.  We have estimated the future volatility of our common stock price based on not only the history of our stock price but also the experience of other entities considered comparable to us.  The fair value of the derivative liabilities are subject to the changes in the trading value of the company’s common stock.  As a result, the company’s financial statements may fluctuate from quarter to quarter based on factors such as the price of the company’s stock at the balance sheet date and the amount of shares converted by note holders and/or exercised by warrant holders.  Consequently, our financial position and results of operations may vary from quarter to quarter based on conditions other than our operating revenues and expenses.

Under SFAS No. 133, all derivative financial instruments held by the company are not designated as hedges.

Discontinued Operations

In accordance with the provisions of Statement of Financial Accounting Standard, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), the results of operations of the disposed assets and the losses related to the sale of the component of residential security monitoring have been classified as discontinued operations for all periods presented in the accompanying consolidated statements of operations.

MANAGEMENT

Directors and Executive Officers

Name	Age	Position(s)
Executive Officers
Brian Morrow	56	Chief Operation Officer and General Manager of IPTV Solutions
Richard H. Sanger, Jr.	63	Vice President of Administration and Corporate Secretary
Anthony R. Cordaro	56	Vice President and General Manager of IT Services
Mark Mann	47	Controller and Principal Accounting Officer
David Micek	54	Executive Vice President of Strategy and M&A
Non-employee Directors
C. J. (Jim) Reinhartsen (1)(2)(3)(4)	64	Director, Chairman of the Board
Robert L. Bach (1)(2)(3)(4)	58	Director
Glenn A. Goerke (2)(3)(4)	74	Director
Lorne E. Persons, Jr. (2)(4)	59	Director

(1)

Member of the Executive Committee.

(2)

Member of the Compensation Committee.

(3)

Member of the Audit Committee.

(4)

Member of the Nominating Committee.

Brian Morrow has served as Chief Operating Officer since April 2006 and is currently the principle executive officer of the company.  Mr. Morrow joined the company in December 2005 as General Manager of the IPTV Solutions division.  From June 2005 until joining the company, Mr. Morrow served as President and Chief Operating Officer for Analytical Surveys, Inc.  From January 2003 to June 2005, Mr. Morrow served as a certified management consultant to various companies, including Eagle Broadband.  From March 2001 to March 2002, he served as chairman of the 50-company Peer-To-Peer Working Group, an international industry association that included businesses such as Intel, HP, Cisco, and NTT.  From July 2000 to December 2002, he served as President and Chief Operating Officer of Endeavors Technology, a Java and .NET Web Services start-up company that developed Web collaboration and application delivery enterprise software, and was acquired by U.K.-based Tadpole Technology.  He holds a BS degree from Dalhousie University and an MBA in Finance from the University of Ottawa.

Richard Sanger, Jr. joined the company in July 2004 as Chief Board Administrative Officer, was appointed Corporate Secretary in October 2005, and was promoted to Vice President of Administration in December 2005.  From 2003 to 2004, Mr. Sanger was President of the Performance Technology Division of Pro Technik, Inc., the largest independent Porsche racing and repair facility in the southwest United States.  From 1997 to 2003, Mr. Sanger served as Chief Financial and Development Officer and then as Vice President and General Manager of the Diversified Programs Group of GB Tech, Inc., an engineering and scientific services company based in Houston, Texas.  Mr. Sanger holds a B.A. in History from Trinity College and an M.B.A. from the University of Virginia Darden Graduate School of Business.

Anthony R. Cordaro joined the company in January 2007 as Vice President and General Manager of IT Services of the company.  From 2004 to December 2006, Mr. Cordaro, 56, has served as President and CEO for Connex Services, Inc., an IT services company based in Houston, Texas, specializing in multi-site rollouts for cabling infrastructures for data, voice, video, music, electronic security burglar alarm and access control systems.  From 2000 to 2004, Mr. Cordaro served as President of Atlantic Pacific Communications, Inc., which provided data, telephony and fiber optic installation, project management and support services.  Mr. Cordaro holds a Bachelor of Science degree in Behavioral Sciences from Immaculate Conception.

Mark Mann has served as Controller and Principal Accounting Officer since April 2007.  Mr. Mann joined the company in October 2006 as Assistant Controller.  Prior to joining the company, Mr. Mann served as Financial Reporting Manager from March 2006 to October 2006 for the Building Products division of Metals USA.  From 2002 to March 2006, Mr. Mann served as an Accounting Manager for CapRock Communications.

David Micek currently serves as Executive Vice President of Strategy and M&A. Prior to this position, Mr. Micek served as President and Chief Executive Officer from April 2005 through July 2007, and as a Director from October 2005 through July 2007.  From November 2004 to April 2005, Mr. Micek served as Chief Operating Officer of the company.  From 2002 to 2003, Mr. Micek was president at Internet search company AltaVista Software.  From 2000 to 2001, Mr. Micek was president and CEO of wireless networking company Zeus Wireless.  From 1999 to 2000, he was president and CEO of broadband video applications company iKnowledge.  From 1995 to 1997, Mr. Micek was vice president and general manager at Texas Instruments Software.  He holds an MBA from the University of Southern California.

C. J. (Jim) Reinhartsen has served as a Director since November 2002 and as Chairman since April 2005.  Since 1993, Mr. Reinhartsen has served as President of the Bay Area Houston Economic Partnership, formerly known as the Clear Lake Area Economic Development Foundation (CLAEDF).  From 1988 to 1993, when he retired with 30 years service at Grumman, Mr. Reinhartsen was General Manager for the Grumman Houston Corporation headquartered in Houston, Texas.

Robert L. Bach has served as a Director since October 2005.  Mr. Bach is an attorney with the Minneapolis, Minnesota law firm of Felhaber, Larson, Fenlon & Vogt, P.A., where he has practiced for 29 years.  Mr. Bach is a civil trial specialist certified by the Minnesota State Bar Association.  He received his J.D. from the University of Minnesota Law School and his B.A. from the University of Iowa.

Glenn A. Goerke has served as a Director since March 2000.  Dr. Goerke is president emeritus of the University of Houston and currently serves as a director of The Institute for the Future of Higher Education.  He has served as vice president of Edusafe Systems, Inc. since 1996.  From 1995 to 1997, Dr. Goerke served as president of the University of Houston.  From 1991 to 1995, he served as president of the University of Houston - Clear Lake.  Dr. Goerke holds a Ph.D. in Adult and Higher Education from Michigan State University and M.A. and B.A. degrees from Eastern Michigan University.

Lorne E. Persons, Jr. has served as Director since March 2003.  He has been a sales executive in the insurance industry since 1975.  Since 1995, Mr. Persons has served as President of National Insurance Marketing Corporation, Aurora, Colorado, and is currently contracted to National States Insurance Company as a regional sales and recruiting director in a five-state area.

Director Independence

The Board of Directors has determined that each of Messrs. Bach, Goerke, Persons, Reinhartsen and Yarbrough are independent directors as defined in the listing standards of the American Stock Exchange.  As part of its analysis, the Board of Directors determined that none of these independent directors has a direct or indirect material relationship with the company that would interfere with the exercise of independent judgment.

Compensation Committee

The Compensation Committee of the Board reviews and approves salaries and incentive compensation for the company’s executive officers.  The Compensation Committee consists of four, non-employee directors: Messrs. Bach, Goerke, Persons and Reinhartsen (Compensation Committee Chair).  Messrs. Bach, Goerke, Persons and Reinhartsen are independent as defined in the listing standards of the American Stock Exchange.  The Report of the Compensation Committee is included in this prospectus.  In addition, the Board has adopted a written charter for the Compensation Committee, which is available on the company’s website at www.eaglebroadband.com.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has been or is an officer or employee of the company.  None of the company’s executive officers serves on the Board of Directors or compensation committee of a company that has an executive officer that serves on the company’s Board or Compensation Committee.  No member of the company’s Board is an executive officer of a company in which one of the company’s executive officers serves as a member of the Board of Directors or Compensation Committee of that company.

Compensation of Directors

As of the date of this prospectus, company directors receive no compensation.  In December 2006, each director received a restricted stock grant of 50,000 shares of common stock, which vested in increments of 25,000 shares at the end of each of our second and third fiscal quarters.

Code of Ethics for the Chief Executive Officer and Chief Financial Officer

Eagle maintains a Code of Ethics for the chief executive officer and chief financial officer.  The Code incorporates our guidelines designed to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations.  It also incorporates our expectations of our employees that enable us to provide accurate and timely disclosure in our filings with the Securities and Exchange Commission and other public communications.  The full text of the Code is published on our web site at www.eaglebroadband.com/coe.asp.

Certain Relationships and Related Transactions

In December 2006, the company entered into a $250,000, 25% short-term promissory note with Ron Persons, the brother of Lorne Persons, Jr., a member of the company’s Board of Directors.  In April 2007, the company entered into a Note Exchange Agreement with Mr. Persons, under which the company issued to Mr. Persons 1,428,571 shares of company common stock in full satisfaction of the company’s obligations under the note, which was due on April 12, 2007.  Accrued interest on the note through April 12, 2007, was paid to Mr. Persons in cash.  The company also registered the shares for resale by Mr. Persons.

EXECUTIVE COMPENSATION

The following table contains compensation data for our named executive officers for the years ended August 31, 2006, 2005 and 2004.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#) (1)	All Other Compensation ($) (2)
David Micek (3) President & CEO	2006 2005 2004	275,000 178,154 —	— — —	— — —	— — —	— 205,715 —	75,184 2,625 —
Brian Morrow (4) Chief Operating Officer	2006 2005 2004	142,326 — —	25,000 — —	— — —	— — —	21,429 — —	2,343 — —
Richard Sanger, Jr. (5) Vice President of Administration	2006 2005 2004	167,512 150,000 13,269	5,000 — —	— — —	— — —	17,143 — 6,429	— — —
Juliet Markovich (6) Corporate Controller and Principal Accounting Officer	2006 2005 2004	115,769 9,135 —	— — —	— — —	— — —	5,715 — —	— — —
Eric Blachno (7) Chief Financial Officer	2006 2005 2004	74,628 163,857 —	— — —	— — —	— — —	— 14,286 (8) —	100,000 77,562 —
Randall Shapiro (9) Vice President, Marketing	2006 2005 2004	53,346 190,000 166,931	— — —	— — —	— — —	— 5,714 23,143	254,231 — —

(1)

The number of securities underlying stock options have been adjusted to reflect the 1-for-35 reverse stock split effected on May 12, 2006.

(2)

Amounts for fiscal year 2006 include payments made to (i) Mr. Micek for moving expenses ($66,184) and car allowance ($9,000), (ii) Mr. Morrow for temporary living expenses, (iii) Mr. Blachno for severance payments and (iv) Mr. Shapiro for a negotiated settlement of a disputed bonus amount due ($225,000) and accrued vacation ($29,231).  Amounts for fiscal year 2005 include payments made to (i) Mr. Micek for car allowance and (ii) Mr. Blachno for relocation expenses.

(3)

Mr. Micek was named Chief Operating Officer in November 2004 and was promoted to President and Chief Executive Officer in April 2005.  Effective July 31, 2007, Mr. Micek resigned as President and CEO and currently holds the position of Executive Vice President of Strategy and M&A.

(4)

Mr. Morrow joined the company in December 2005 as General Manager of the IPTV Solutions division and was promoted to Chief Operating Officer in April 2006.

(5)

Mr. Sanger joined the company in July 2004 as Chief Board Administrative Officer and was promoted to Vice President of Administration in December 2005.

(6)

Ms. Markovich joined the company in July 2005 as Corporate Controller and was named Principal Accounting Officer in December 2005.  In November 2006, Ms. Markovich resigned as Corporate Controller and Principal Accounting Officer.

(7)

Mr. Blachno was named Chief Financial Officer in November 2004.  In January 2006, the company entered into an agreement with Mr. Blachno, pursuant to which he resigned effective as of January 3, 2006.  Under the agreement, Mr. Blachno received severance payments over a six-month period equal to six months salary.  In connection with entering into the agreement, the Employment Agreement between Mr. Blachno and the company dated November 4, 2004, was terminated.

(8)

Pursuant to the Employment Resignation Agreement with Mr. Blachno, these options have been canceled.

(9)

Mr. Shapiro’s employment agreement expired on November 30, 2005 and was not renewed.

The following table sets forth information concerning individual grants of stock options made during the year ended August 31, 2006, to our named executive officers.  No stock appreciation rights were issued during the fiscal year.

Options Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	Percentage of Total Options Granted to Employees in Fiscal Year (1)	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($) (2)
David Micek	—	—	—	—	—	—
Brian Morrow	21,429	9.4%	$4.725	(3)	—	—
Richard Sanger, Jr.	17,143	7.4%	$4.725	(3)	—	—
Juliet Markovich	1,429 4,286	0.6% 1.9%	$5.775 $4.725	10/18/2010 (3)	$2,280 —	$5,038 —

* Less than 1%

(1)

Percentages are based on a total of 229,163 shares subject to options granted to employees during the year ended August 31, 2006.

(2)

In accordance with SEC rules, these columns show gains that could accrue for the respective options, assuming that the market price of our common stock appreciates from the date of grant until the expiration date at an annualized rate of 5% and 10%, respectively.  If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

(3)

These options were granted with five-year terms expiring December 5, 2010.  However, pursuant to the vesting terms of these options, these options would only vest if the company achieved revenues of at least $10 million in fiscal year 2006, which the company did not.  Thus, these options expired on August 31, 2006.

The following table sets forth information concerning option exercises during the year ended August 31, 2006, and option holdings as of August 31, 2006, with respect to our named executive officers.  No stock appreciation rights were outstanding at the end of the fiscal year.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David Micek	—	—	93,806	111,909	—	—
Brian Morrow	—	—	—	—	—	—
Richard Sanger, Jr.	—	—	6,429	—	—	—
Juliet Markovich	—	—	387	1,042	—	—

Executive Employment Contracts

Mr. Micek’s employment agreement was amended as of July 31, 2007, to reflect the recent change in his role from President and CEO to a special executive role. Mr. Micek’s amended employment agreement provides for an annual salary of $150,000 and expires May 12, 2008.  Under the terms of his original employment agreement, Mr. Micek was granted the right to purchase 14,286 shares (after adjustment for the reverse split) of company common stock at a price per share of $21.35 per share (after adjustment for the reverse split), which vests over 36 months.  In May 2005, Mr. Micek’ employment agreement was amended and he was granted the right to (i) receive an option to purchase 191,429 shares (after adjustment for the reverse split) at an exercise price of $6.65 per share (after adjustment for the reverse split) per share, vesting over a 36-month term, which vesting accelerates upon a change of control or termination of employee without cause.

Mr. Morrow’s amended employment agreement provides for an annual salary of $200,000.00 and expires April 18, 2010.  In April 2007, Mr. Morrow agreed to reduce his salary by 15% for a five-month period.  If Mr. Morrow’s employment is terminated for reasons other than cause, Mr. Morrow will be entitled to his salary for one year.  Mr. Morrow receives customary fringe benefits.

Mr. Sanger’s amended employment agreement provides for an annual salary of $175,000 and expires July 21, 2010.  In April 2007, Mr. Sanger agreed to reduce his salary by 15% for a five-month period.  Mr. Sanger was granted an option to purchase 6,429 shares (after adjustment for the reverse split) of company common stock at a price per share of $27.30 per share (after adjustment for the reverse split), which are fully vested.  Mr. Sanger also has the right to receive 1,429 shares (after adjustment for the reverse split) of company common stock upon the attainment of certain company milestones.  If Mr. Sanger’s employment is terminated for reasons other than cause, Mr. Sanger will be entitled to his salary for one year.  Mr. Sanger receives customary fringe benefits.

Mr. Cordaro’s employment agreement provides for an annual salary of $125,000.00 and expires January 2, 2009.  If Mr. Cordaro’s employment is terminated for reasons other than cause, Mr. Cordaro will be entitled to his salary for one year.  Mr. Cordaro receives customary fringe benefits.

Report of the Compensation Committee on Executive Compensation

Decisions on compensation of the company’s executive officers are made by the Compensation Committee of the Board.  The Compensation Committee is composed solely of independent, non-employee directors.  The Compensation Committee is responsible for all elements of executive compensation including base salary and other benefit programs for key executives.

The goals of the company’s executive compensation program are to (i) pay competitively to attract, retain and motivate executives who must operate in a highly competitive and technologically specialized environment, (ii) relate total compensation for each executive to overall company performance as well as individual performance and (iii) align executives’ performances and financial interests with shareholder value.

Base Salary

Base salary ranges are developed after considering the recommendations of professional compensation consultants who conduct annual compensation surveys of similar companies.  Base salaries within these ranges are targeted to be competitive in relation to salaries paid for similar positions in comparable companies.  On a regular basis, the Compensation Committee reviews executives’ salaries utilizing the results of survey data for comparable executive positions.  Individual salary determinations within the established ranges are made based on position accountabilities, experience, sustained individual performance, overall company performance, and peer comparisons inside and outside the company, with each factor being weighed reasonably in relation to other factors.

Incentives Compensation

Bonus incentives for the company’s executives are tied to specific performance goals including, but not limited to, attainment of IPTVComplete customers, sales of set-top boxes, and revenue and profit thresholds.

Equity Incentives

Stock option plans are used to align the long-term financial interests of executives with those of shareholders.  On October 18, 2005, the company’s shareholders approved the 2005 Employee Stock Option Plan (“2005 Plan”), which provides for the grant of options that may be “Incentive Stock Options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options, or a combination of both, as determined by the Compensation Committee.  The 2005 Plan also provides that the Compensation Committee may issue shares of restricted stock to persons eligible under the plan.  The 2005 Plan, as amended, provides for a total of 571,429 shares of the company’s common stock, and is administered by the Compensation Committee.

Compensation of the Chief Executive Officer

The Compensation Committee determines the Chief Executive Officer’s salary and other compensation elements based on performance.  The CEO’s salary is established within a salary range recommended by an independent compensation consulting firm.  The Compensation Committee believes that the equity incentives previously granted to Mr. Micek as CEO provided the necessary long-term incentives, and aligned Mr. Micek’s performance and financial interests with shareholder value.  The Compensation Committee believes that Mr. Micek’s efforts during his time as CEO have positioned the company for success in the future.

The Compensation Committee believes that its actions in fiscal 2006 have been consistent with and have effectively implemented the company’s overall executive compensation policies.

MEMBERS OF THE COMPENSATION COMMITTEE

C. J. Reinhartsen, Chairman
Robert L. Bach
Glenn A. Goerke
Lorne E. Persons

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

As of September 6, 2007, a total of 69,333,433 shares of our common stock were outstanding.  The following table sets forth, as of September 6, 2007, certain information with respect to shares beneficially owned by: (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (b) each of our current directors, (c) each of the current the executive officers named in the Summary Compensation Table above and (d) all current directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.  Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty days of the date as of which the information is provided.  In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights.  As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  Unless otherwise indicated, the business address of the individuals listed is Eagle Broadband, Inc., 101 Courageous Drive, League City, Texas 77573.

SHARES BENEFICIALLY OWNED AS OF SEPTEMBER 6, 2007

Name and Address of Beneficial Owner	Shares Owned	Shares Covered by Convertible Instruments (1)	Total	Percent of Class (2)
Charlton Conine 123 Cedar Avenue W. Conshohocken, PA 19428	8,021,000 (3)	―	8,021,000	9.4%
The Tail Wind Fund Ltd. 77 Long Acre London, England	595,190 (4)	6,957,625 (5)	7,552,815	8.8%
YA Global Investments, L.P. f/k/a Cornell Capital Partners, L.P. 101 Hudson Street, Suite 3700 Jersey City, NJ 07302	3,003,003 (6)	4,285,246 (7)	7,288,249	8.5%
David Micek	115,743	173,796	289,539	*
Robert Bach	150,197 (8)	2,857	162,054	*
C. J. Reinhartsen	121,336	5,715	127,051	*
Anthony R. Cordaro	97,773	―	97,773	*
Lorne Persons, Jr.	89,933	5,715	95,648	*
Brian Morrow	37,500	—	37,500	*
Glenn Goerke	27,349	5,715	33,064	*
Mark Mann	15,000	―	15,000	*
Richard Sanger, Jr.	—	6,429	6,429	*
All current directors and executive officers as a group (9 persons)	654,831	200,227	855,058	1.0%
* Less than 1%

(1)

Unless otherwise indicated, represents shares underlying options exercisable as of September 6, 2007 and within 60 days thereof.

(2)

The denominator used in this calculation includes options, warrants and other instruments convertible into Eagle common stock as of September 6, 2007 and within 60 days thereof.

(3)

Based on information from Schedule 13D filed on August 31, 2007.

(4)

Based on information provided to the company by The Tail Wind Fund Ltd.

(5)

Represents shares issuable upon conversion of two convertible notes with an aggregate principal balance of $1,180,000.  The number of shares into which the convertible notes are convertible at any time is limited to the number of shares that would result in Tail Wind owning no more than 9.9% of the total issued and outstanding shares of Eagle common stock.

(6)

Based on information provided to the company by YA Global Investments, L.P. as of September 6, 2007.

(7)

Represents shares issuable upon conversion of two convertible notes with an aggregate principal balance of $403,100.  The number of shares into which the convertible notes are convertible at any time is limited to the number of shares that would result in YA Global Investments owning no more than 9.9% of the total issued and outstanding shares of Eagle common stock.

(8)

Includes 571 shares held in a trust of which Mr. Bach is a trustee.

MARKET PRICE INFORMATION AND DIVIDEND POLICY

Our common stock trades on the Over-The-Counter Bulletin Board under the symbol EAGB.  The market for our common stock is highly volatile.  The following table sets forth the high and low closing sales prices (adjusted for the 1-for-35 reverse stock split) for our common stock for the last two fiscal years.  The quotations reflect inter-dealer prices, without retail markups, markdowns, or commissions and may not represent actual transactions.

	Fiscal Year ended August 31, 2005 Quarter Ended				Fiscal Year ended August 31, 2006 Quarter Ended				Fiscal Year 2007 Quarter Ended
	Nov. 30	Feb. 28	May 31	Aug. 31	Nov. 30	Feb. 28	May 31	Aug. 31	Nov. 30	Feb. 28	May 31
High	31.50	28.70	14.00	10.50	6.30	4.90	4.55	1.88	1.03	0.64	0.38
Low	20.65	12.60	6.65	5.25	5.25	3.15	1.40	0.48	0.52	0.34	0.14

At June 30, 2007, there were approximately 1,100 registered shareholders and approximately 27,000 beneficial owners of Eagle common stock.  We have neither declared nor paid any cash dividends to date.  We do not anticipate paying dividends in the foreseeable future until such time as the company has sufficient cash flow from operations to justify payment of a dividend.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus.  All proceeds from the sale of the shares covered by this prospectus will be for the account of the selling shareholder named herein.

SELLING SHAREHOLDER

The following table sets forth the name of the selling shareholder, the number of shares of common stock owned by the selling shareholder prior to the offering, the number of shares of common stock offered by the selling shareholder hereunder, the number of shares of common stock to be owned by the selling shareholder if all shares were to be sold in this offering and the percentage of our common stock that will be owned by the selling shareholder if all shares are sold in this offering.  The shares of common stock being offered hereby are being registered to permit public secondary trading and the selling shareholder may offer all, none or a portion of the shares for resale from time to time.

Selling Shareholder	Shares beneficially owned before offering	Amount offered	Shares beneficially owned after offering if all offered shares are sold	% ownership after offering
The Tail Wind Fund Ltd. (1)	7,552,815 (2)	10,000,000	7,618,213	9.9%

(1)

Tail Wind Advisory Management Ltd., a UK corporation authorized and regulated by the Financial Services Authority of Great Britain (“TWAM”), is the investment manager for the Tail Wind Fund Ltd., and David Crook is the CEO and controlling shareholder of TWAM.  Each of TWAM and David Crook expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by the Tail Wind Fund Ltd.

(2)

Subject to the ownership limitation described below, as of September 6, 2007, The Tail Wind Fund Ltd. (“Tail Wind”) beneficially owns a total of 39,928,523 shares of common stock, including (i) 595,190 shares of common stock held, (ii) 26,000,000 shares of common stock into which the Convertible A Note is convertible as of September 7, 2007 assuming a conversion price of $0.03, and (iii) 13,333,333 shares of common stock into which the Convertible B Note is convertible as of September 7, 2007 assuming a conversion price of $0.03.  However, because the number of shares of common stock into which Tail Wind’s convertible notes are convertible is limited under such instruments to that number of shares of common stock which would result in Tail Wind having beneficial ownership of 9.9% of the total issued and outstanding shares of common stock, Tail Wind beneficially owns 7,552,815 shares of common stock and disclaims beneficial ownership of 32,375,708 shares of common stock as of September 6, 2007.  Calculations are based on 69,333,433 shares of common stock outstanding as of September 6, 2007.

Except for the settlement agreement described herein, the selling shareholder has had no material relationship with us or any of our affiliates within the past three years, nor has any beneficial owner held any position or office with us.  To the best of our knowledge, the selling shareholder has no short positions in our common stock.  To the best of our knowledge, neither the selling shareholder nor any affiliate of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

PLAN OF DISTRIBUTION

The selling shareholder (of record ownership and of beneficial ownership) and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling shareholder is not required to sell any shares in this offering.  There is no assurance that the selling shareholder will sell any or all of the common stock in this offering.  The selling shareholder may use any one or more of the following methods when selling shares:

•

Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•

An exchange distribution following the rules of the applicable exchange;

•

Privately negotiated transactions;

•

An agreement between a broker-dealer and a Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•

A combination of any such methods of sale;

•

Any other lawful method.

The selling shareholder may also engage in:

•

Buying puts, which is a contract whereby the person buying the contract may sell shares at a specified price by a specified date;

•

Selling calls, which is a contract giving the person buying the contract the right to buy shares at a specified price by a specified date;

•

Selling under Rule 144 under the Securities Act, if available, rather than under this prospectus;

•

Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stock holder;

•

Pledging shares to their brokers under the margin provisions of customer agreements.  If the selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholder in amounts to be negotiated.  If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commissions from the purchaser in amounts to be negotiated.  We do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

We are required to pay all fees and expenses incident to the registration of the shares in this offering.  However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering.

If we are notified by the selling shareholder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling shareholder and the broker-dealer.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 350,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.  The following summary of the terms of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions in our articles of incorporation and bylaws and the provisions of applicable law.

Common Stock

Each share of our common stock entitles the holder to one vote on each matter submitted to a vote of shareholders.  Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive dividends, if any, declared from time to time by the directors out of legally available funds.  We have never paid any cash dividends with respect to our common stock.  Cumulative voting for the election of directors is not authorized by our articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.  Our bylaws provide for a three classes of directors, with each class having terms of three years.  Holders of our common stock are not entitled to preemptive rights, and our common stock is not subject to conversion or redemption.  In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of any outstanding preferred stock to prior distribution.

Preferred Stock

The board of directors has the authority, without action by our shareholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution or convertible or exchangeable for shares of any other class or classes of capital stock.  The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock.  It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock.  The effect of issuing preferred stock could include one or more of the following:

•

restricting dividends in respect of our common stock;

•

diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•

impairing the liquidation rights of our common stock; or

•

delaying or preventing a change of control of the company.

Transfer Agent

Registrar & Transfer Company, located in Cranford, New Jersey, is our transfer agent.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the Security and Exchange Commission’s (“SEC”) public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide our directors with protection for breaches of their fiduciary duties to us or our shareholders.  In addition, we have entered into indemnification agreements with our directors and officers that would indemnify them against liability arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended August 31, 2006, have been so incorporated in reliance on the report of LBB & Associates, Ltd., LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the securities being offered hereby has been passed upon for us by Chamberlain, Hrdlicka, White, Williams & Martin, P.C., Houston, Texas.

EAGLE BROADBAND, INC.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	May 31, 2007 (Unaudited)	August 31, 2006 (Audited)
ASSETS
Current Assets
Cash and cash equivalents	$45	$3,139
Accounts receivable, net of allowance for doubtful accounts of $196 and $49 at May 31, 2007 and August 31, 2006, respectively	424	516
Inventories	480	734
Assets held for sale	―	899
Prepaid expenses	132	322
Total Current Assets	1,081	5,610
Property and Equipment
Operating equipment	11,717	18,691
Less: accumulated depreciation	(7,961)	(7,347)
Total Property and Equipment	3,756	11,344
Other Assets
Deferred costs	19	―
Goodwill	4,095	4,095
Contract rights, net	―	389
Customer relationships, net	473	129
Other intangible assets, net	256	197
Total Other Assets	4,843	4,810
Total Assets	$9,680	$21,764
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Notes payable & current portion of long-term debt, net of discount	$3,092	$3,990
Accounts payable	4,945	6,147
Accrued expenses	2,074	1,929
Accrued expenses – related party	2,824	2,430
Compound embedded derivative	1,631	1,564
Warrant liability	426	—
Deferred revenue	80	163
Total Current Liabilities	15,072	16,223
Long-Term Liabilities
Long-term debt, net of current portion and discount	442	1,443
Compound embedded derivative	—	2,153
Warrant liability	—	82
Total Long-Term Liabilities	442	3,678
Total Liabilities	15,514	19,901
Commitments and Contingencies	―	―
Shareholders’ Equity (Deficit)
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, none issued	―	―
Common Stock – $0.001 par value, 350,000,000 shares authorized,
30,646,409 and 12,092,758 issued and outstanding at May 31, 2007 and August 31, 2006, respectively	31	12
Additional paid in capital	250,256	242,900
Accumulated deficit	(256,121)	(241,049)
Total Shareholders’ Equity (Deficit)	(5,834)	1,863
Total Liabilities and Shareholders’ Equity (Deficit)	$9,680	$21,764

See accompanying notes to consolidated financial statements.

EAGLE BROADBAND, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands)	For the three months ended May 31,				For the nine months ended May 31,
	2007		2006		2007		2006
Net Sales
Structured wiring		$615		$491		$1,496	$1,376
Broadband services		119		141		364	499
Products		74		137		786	919
Other		―		32		―	110
Total Sales		808		801		2,646	2,904
Costs of Goods Sold
Direct labor and related costs		215		221		554	714
Products and integration service		130		380		693	634
Impairment slow moving & obsolete inventory		199		―		248	107
Structured wiring labor and materials		345		394		1,195	1,114
Broadband services costs		6		(47)		51	251
Depreciation and amortization		59		206		173	636
Other manufacturing costs		—		(81)		—	—
Total Costs of Goods Sold		954		1,073		2,914	3,456
Gross Profit (Loss)		(146)		(272)		(268)	(552)
Operating Expenses
Salaries and related costs		879		899		2,369	2,871
Advertising and promotion		47		42		126	84
Depreciation and amortization		417		267		924	929
Other support costs		1,113		486		3,683	3,154
Research and development		80		304		145	538
Impairment expense		8,666		―		8,666	―
Total Operating Expenses		11,202		1,998		15,913	7,576
Loss from Operations		(11,348)		(2,270)		(16,181)	(8,128)
Other Income/(Expenses)
Interest income		―		2		12	15
Interest expense		(731)		(282)		(2,424)	(562)
Derivative income		2,923		161		1,900	181
Gain on sale of assets		―		1		―	40
Loss on extinguishment of debt		(1)		(22)		(187)	(22)
Other income/(expense)		1,840		(60)		1,808	(60)
Total Other Income (Expense)		4,031		(200)		1,109	(408)
Loss from Continuing Operations		(7,317)		(2,470)		(15,072)	(8,536)
Loss from discontinued operations		―		(17)		―	(657)
Net Loss		$(7,317)		$(2,487)		$(15,072)	$(9,193)
Basic and diluted loss per Common Share:
Loss from continuing operations		$(0.28)		$(0.28)		$(0.72)	$(0.99)
Loss from discontinued operations	$	―	$	―	$	―	$(0.08)
Net loss		$(0.28)		$(0.28)		$(0.72)	$(1.07)

See accompanying notes to consolidated financial statements.

EAGLE BROADBAND, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(Shares and dollars in thousands)	Common Stock Shares Value		Preferred Stock	Additional Paid in Capital	Retained Earnings	Total Shareholders’ Equity (Deficit)
Shareholders’ Equity at August 31, 2005	8,235	$8	—	$237,212	$(214,116)	$23,104
Net loss for the year ended August 31, 2006	—	—	—	—	(26,933)	(26,933)
Stock issued for services and compensation	151	—	—	244	—	244
Stock issued for retirement of debt and accrued liabilities	1,060	1	—	957	—	958
Proceeds from sale of common stock, net	1,722	2	—	1,593	—	1,595
Stock-based compensation	—	—	—	642	—	642
Reclassification of stock payable, net	425	—	—	2,008	—	2,008
Incentive shares to Dutchess for note	500	1	—	244	—	245
Shareholders’ Equity at August 31, 2006	12,093	$12	—	$242,900	$(241,049)	$1,863
Net loss for the nine months ended May 31, 2007				—	(15,072)	(15,072)
Stock issued for services and compensation	1,178	2	—	445	—	447
Stock issued for retirement of debt	6,958	7	—	2,554	—	2,561
Stock issued for acquisitions	1,204	1	―	637	―	638
Proceeds from sale of common stock, net	9,213	9	—	3,200	—	3,209
Stock-based compensation	—	—	—	520	—	520
Shareholders’ Deficit at May 31, 2007	30,646	$31	—	$250,256	$(256,121)	$(5,834)

See accompanying notes to consolidated financial statements.

EAGLE BROADBAND, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Dollars in thousands)	For the nine months ended May 31,
	2007		2006
Cash Flows from Operating Activities
Net Loss		$(15,072)		$(9,193)
Adjustments to reconcile net loss to net cash used for operating activities:
Impairment, write-downs & restructuring cost		8,666		―
Depreciation and amortization		1,097		1,598
Provision for inventory obsolescence		248		—
Loss on extinguishment of debt		187		22
Stock for services and compensation		967		557
Amortization of debt discount		1,630		377
Derivative income		(1,900)		(181)
Provision for bad debt		186		495
Loss on sale of assets		―		148
Adjustments to cost of sales		―		24
Adjustment to settlement expense		―		(576)
Change in Assets and Liabilities:
Decrease in restricted cash		―		203
(Increase)/decrease in accounts receivable		(94)		837
(Increase)/decrease in inventories		19		212
(Increase)/decrease in prepaid expenses		190		43
(Increase)/decrease in other assets		(24)		675
Increase/(decrease) in accounts payable		(1,702)		(98)
Increase/(decrease) in accrued expenses		455		(181)
Total Adjustment		9,925		4,155
Net Cash Used for Operating Activities		(5,147)		(5,038)
Cash Flows from Investing Activities
Purchase of property and equipment		(1,042)		(54)
Increase in deferred costs		(19)		―
Principal collections on direct financing leases		899		296
Proceeds from the sale of assets		―		234
Net Cash (Used) Provided by Investing Activities		(162)		476
Cash Flows from Financing Activities
Payments on notes payable and long-term debt		(2,194)		(282)
Proceeds from notes payable and long-term debt		1,200		750
Proceeds from sale of common stock, net		3,209		335
Net Cash Provided by Financing Activities		2,215		803
Net decrease in cash and cash equivalents		(3,094)		(3,759)
Cash and cash equivalents at the beginning of the period		3,139		4,020
Cash and cash equivalents at the end of the period		$45		$261
Supplemental Disclosure of Cash Flow Information
Net cash paid during the period for:
Interest		$356		$47
Income taxes	$	―	$	―
Non-cash investing and financing disclosures
Common stock issued for retirement of debt		$2,561		$1,347
Common stock issued for asset purchase		$638		$—

See accompanying notes to consolidated financial statements.

Eagle Broadband, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements May 31, 2007 (Unaudited)

NOTE 1 - Basis of Presentation and Significant Accounting Policies

The Consolidated Balance Sheet of the company as of May 31, 2007, the related Consolidated Statements of Operations for the three months and nine months ended May 31, 2007 and 2006, the Consolidated Statements of Changes in Shareholders’ Equity (Deficit) as of May 31, 2007 and the Consolidated Statements of Cash Flows for the nine months ended May 31, 2007 and 2006, included in the financial statements have been prepared by the company without audit.  In the opinion of management, the accompanying financial statements include all adjustments (consisting of normal, recurring adjustments) necessary to summarize fairly the company’s financial position and results of operations.  The results of operations for the three and nine months ended May 31, 2007, are not necessarily indicative of the results of operations for the full year or any other interim period.  The information included in this Form 10-Q should be read in conjunction with Management’s Discussion and Analysis and Financial Statements and notes thereto included in the company’s August 31, 2006, Form 10-K.

On May 12, 2006, the company effected a 1-for-35 reverse stock split.  In these Notes to the Consolidated Financial Statements, all previously reported stock information has been adjusted to reflect the effect of the reverse stock split.

In accordance with the provisions of SFAS No.144, Accounting for the Impairment or Disposal of Long-Lived Assets, the results of operations of the disposed assets and the losses related to the sale of the security monitoring business component have been classified as discontinued operations for all periods presented in the accompanying consolidated statements of operations.  See Note 18 – Discontinued Operations.

NOTE 2 - Related Party Transactions

H. Dean Cubley, a former director and former officer of the company, is the holder of a promissory note with a remaining principal amount of $1,924,000.  The note is currently in default and is accruing interest under the terms of the original agreement.  The note was issued upon the modification of outstanding options for 2,000,000 common shares (pre-reverse split) and reflects a guaranteed compensation of the modified options equivalent to $1.75 less the option strike price.  Interest, calculated at 18% per the agreement is $764,922 and $506,000 as of May 31, 2007 and August 31, 2006, respectively.  The note payable and accrued interest are included in the balance sheet as accrued expenses.  In June 2007, a judgment was entered against the company and an additional $135,558 was accrued at May 31, 2007 for interest and other costs included in the judgment (see “Legal Proceedings” in Note 9 – Commitments and Contingent Liabilities).

NOTE 3 - Inventories

Inventories are valued at the lower of cost or market.  The cost is determined by using the FIFO method.  Inventories consist of the following items, in thousands:

	May 31, 2007	August 31, 2006
Raw materials	$231	$288
Work in process	150	169
Finished goods	99	277
	$480	$734

NOTE 4 - Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 144 (SFAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets (asset groups) shall be tested for recoverability whenever events or change in circumstances indicate that its carrying amount may not be recoverable.  In May 2007, the company entered into an asset purchase agreement to sell its fiber optic network located in Harris and Fort Bend County, Texas.  This agreement, together with lower than expected revenues, prompted the company to test for recoverability.  The company performed, with the assistance of independent valuation experts, tests to determine if an impairment loss existed.  For purposes of recognition and measurement of an impairment loss, a long-lived asset is grouped with other assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets.

These tests took into consideration a number of factors including (i) current market conditions, (ii) the company’s current and future financial performance, (iii) intrinsic risks evident in the markets in which the company operates and (iv) the underlying nature of Eagle’s operations and business.  Utilizing a fair value standard as set forth in SFAS 144, as of May 31, 2007, management determined an impairment of $8,056,354 existed for certain Houston-area communities where broadband infrastructure had been installed.

The company’s market capitalization as of year ended August 31, 2006, was below the book value of its assets, which indicated the need to test for recoverability.  The company performed, with the assistance of independent valuation experts, tests to determine if an impairment loss existed.  For purposes of recognition and measurement of an impairment loss, a long-lived asset is grouped with other assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets.

These tests took into consideration a number of factors including (i) current market conditions, (ii) the company’s current and future financial performance, (iii) intrinsic risks evident in the markets in which the company operates and (iv) the underlying nature of Eagle’s operations and business.  Utilizing a fair value standard as set forth in SFAS 144, as of August 31, 2006, management determined an impairment of $10,341,262 existed for certain Houston-area communities where broadband infrastructure had been installed.

NOTE 5 - Intangible Assets

Intangible assets consist of the following (in thousands):

	May 31, 2007		August 31, 2006
Goodwill		$4,095	$4,095
Contract Rights		$9,242	$9,603
Accumulated amortization		(9,242)	(9,214)
	$	―	$389
Customer Relationships		$3,200	$2,447
Accumulated amortization		(2,727)	(2,318)
		$473	$129
Other intangible assets		$3,455	$3,374
Accumulated amortization		(3,199)	(3,177)
		$256	$197
Total intangible assets		$19,992	$19,519
Total accumulated amortization		(15,168)	(14,709)
Net of amortization		$4,824	$4,810

Intangible assets are amortized using methods that approximate the benefit provided by the utilization of the assets.  Contract rights, customer relationships and other intangibles are amortized on a straight-line basis.  We continually evaluate the amortization period and carrying basis of intangible assets to determine whether subsequent events and circumstances warrant a revised estimated useful life or reduction in value.

Total amortization of intangible assets was $484,120 and $350,600 for the nine months ended May 31, 2007 and 2006, respectively.

On March 22, 2007, the company completed the acquisition of the telecom services division of Alliance & Maintenance Services, Inc.  As part of the acquisition, the company acquired (1) a customer list valued at $234,000, which is being amortized over two years, and (2) a non-compete agreement valued at $211,000 and is being amortized over one year.

On January 2, 2007, the company completed the acquisition of a customer list from Connex Services, Inc., which was valued at $638,000 and is being amortized over eight months.

Statement of Financial Accounting Standards No. 142 (SFAS 142), “Goodwill and Other Intangible Assets” requires that goodwill and intangible assets be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests in certain circumstances.  The carrying amount of an intangible asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  That assessment shall be based on the carrying amount of the asset at the date it is tested for recoverability.  The company performed, with the assistance of independent valuation experts, an impairment test of the carrying value of intangible assets.  Eagle has intangible assets related to goodwill, contracts, customers and subscribers.  As of May 31, 2007, the company determined there had been erosion of contracts, customers and subscribers acquired in the January 2001 merger of Clearworks.net, Inc.  The company evaluated and considered two separate methodologies in conducting the analysis and selected the approach assigning the greater value realized from the present value technique or the quoted market approach.  The following factors were considered (i) current market conditions, (ii) the company’s current and future financial performance, (iii) intrinsic risks evident in the markets in which the company operates and (iv) the underlying nature of Eagle’s operations and business.  Utilizing a fair value standard as set forth in SFAS 142, as of May 31, 2007, management determined an impairment charge of $610,137 existed for its intangible assets, primarily the contract rights, customer relationships and other intangible assets related to the January 2001 merger of Clearworks.net, Inc.

Utilizing a fair value standard as set forth in SFAS 142, as of August 31, 2006, management determined an impairment charge of $3,427,830 existed for the intangible assets of contract rights, customer relationships and other intangible assets related to the January 2001 merger of Clearworks.net, Inc.

The company assessed the fair value of goodwill as of May 31, 2007, and August 21, 2006 and concluded that the goodwill valuations remain at an amount greater than the current carrying asset value.

NOTE 6 - Notes Payable and Long-Term Debt

The following table lists the company’s note obligations as of May 31, 2007, and August 31, 2006 (in thousands):

	Terms	Maturity Date	Interest Rate	Principal balance	Derivative Liability	Debt Discount	May 31, 2007	August 31, 2006
Dutchess convertible note and warrant	$90,157 per month including interest	May 07	12%	10	25	―	35	480
Dutchess promissory note	$250,000 per month including interest	Jul 08	12%	4,053	1,404	(2,095)	3,362	3,835
Dutchess promissory note	$100,000 per month including interest	Jun 08	12%	1,300	564	(1,082)	782	―
Tail Wind notes	$16,667 per month	Mar 08	0%	1,347	64	(38)	1,373	4,625
Note with related party	$200,000 due 4/1/07 plus interest	Apr 07	25%	―	―	―	―	200
Notes payable	Various	Various	Various	39	―	―	39	92
Total debt				6,749	2,057	(3,215)	5,591	9,232
Less current maturities							(6,007)	(3,990)
Less current debt discount							2,915	―
Less derivatives							(2,057)	(3,799)
Long-term debt							442	1,443

DUTCHESS PROMISSORY NOTE

On February 2, 2007, the company entered into a promissory note agreement with Dutchess Private Equities Fund, Ltd., pursuant to which the company sold a $1,300,000, 12% promissory note due June 2, 2008.  The company agreed to issue 200,000 shares of unregistered restricted common stock and a warrant for 2,500,000 shares with an exercise price of $0.001 per share to Dutchess as an incentive for the investment.

The note bears interest at 12%, provides for monthly interest and principal payments of $100,000 beginning June 2, 2007, and matures on June 2, 2008.  If any portion of the face amount of the note remains unpaid upon maturity, Dutchess has the right to increase such amount by five percent (5%) as an initial penalty and an additional two percent (2%) per month paid, pro rata for partial periods, compounded daily, as liquidated damages.  In the event of default, Dutchess may either (i) convert the note to a three-year convertible debenture or (ii) accelerate the payments due under the note.  The note is secured by all of the assets of the company.

The promissory note was determined to include various embedded derivative liabilities. The derivative liabilities are the conversion feature, conversion price, reset provision and the company’s optional early redemption right and cash payment penalty (compound embedded derivative liability).  At the date of issuance (February 2, 2007) the promissory note and compound embedded derivative liability were measured at fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques.  At inception, the fair value of this single compound embedded derivative was bifurcated from the host debt contract and recorded as a derivative liability which resulted in a reduction of the initial notional carrying amount of the promissory note.  The derivative liability will be marked-to-market each quarter with the change in fair value recorded in the income statement.

At May 31, 2007, the company was not current with the payments on either of the two Dutchess promissory notes.  Dutchess granted the company a waiver on July 13, 2007, suspending both of these events of default indefinitely, provided that no future events of default occur.

NOTE 7 - Stock Options and Warrants

In June 2005, the Board of Directors adopted, and the company’s shareholders approved, the 2005 Employee Stock Option Plan under which 30,000,000 shares (pre-reverse split) of the company’s common stock were reserved for issuance.  In February 2006, the Executive Committee of the Board of Directors of the company voted to amend the plan to reduce the shares available for issuance under the plan from 30,000,000 to 20,000,000.  On May 12, 2006, the company effected a 1-for-35 reverse stock split, which reduced the number of shares available for issuance under the plan to 571,429.  As of May 31, 2007, 571,429 shares of common stock had been issued under the plan, and options issued under the plan covering 341,036 shares were outstanding, of which 270,287 were exercisable.

In November 2006, the Board of Directors adopted, and the company’s shareholders approved, the 2007 Stock Option and Stock Bonus Plan, under which 2,000,000 shares of the company’s common stock have been reserved for issuance.  In July 2007, the Board adopted an amendment to the plan to increase the number of shares available for issuance under the plan to 4,500,000.  As of May 31, 2007, 869,078 shares of common stock had been issued under the plan and no stock options have been issued under the plan.

The weighted average fair value of the options granted during the nine months ended May 31, 2007, is estimated at $0.45 on the date of grant.  The fair values of the options granted during the nine months ended May 31, 2007, were determined using a Black-Scholes option-pricing model with the following assumptions:

	December 2006 Grants	January 2007 Grants
Dividend Yield	0%	0%
Risk-free interest rate	4.53%	4.75%
Volatility	75%	69%
Expected Life	3.5 years	3.5 years

Option and warrant activity, including employees and third parties, was as follows for the nine months ended May 31, 2007:

	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	474,040	$20.95
Granted	3,096,245	0.10
Exercised	(78,333)	0.38
Forfeited/cancelled	(15,657)	15.47
Outstanding at end of period	3,476,295	$2.79
Exercisable at end of period	3,405,546	$2.62

Information about options and warrants outstanding was as follows at May 31, 2007:

Range of Exercise Prices	Number Outstanding	Avg. Remaining Contractual Life in Years	Average Exercise Price	Number Exercisable	Average Exercise Price
$0.001	2,500,000	4.68	$ 0.001	2,500,000	$ 0.001
$0.384	564,245	3.67	$ 0.384	564,245	$ 0.384
$0.48 – $0.9765	54,622	1.70	$ 0.79	54,622	$ 0.79
$4.20 – $9.45	269,893	2.46	$ 6.45	209,694	$ 6.39
$14.00 – $39.55	64,678	1.73	$ 25.98	54,128	$ 24.72
$262.50	22,857	1.15	$ 262.50	22,857	$ 262.50
	3,476,295	4.21	$ 2.79	3,405,546	$ 2.62

NOTE 8 - Risk Factors

Financial instruments that potentially subject the company to concentrations of credit risk consist principally of trade accounts receivable.  The company controls credit risk associated with its receivables through credit checks and approvals, credit limits and monitoring procedures.  Generally, the company requires no collateral from its customers.  Two customers comprised 31% and 17%, respectively, of outstanding receivables at May 31, 2007.  Two customers comprised 34% and 13%, respectively, of outstanding accounts receivable at August 31, 2006.

For the nine months ended May 31, 2007, substantially all of the company’s business activities have remained within the United States.  Approximately 25% of the company’s revenues and receivables have been created solely in the state of Texas, 5% in the international market, and the approximate 70% remainder relatively evenly over the rest of the nation during the nine months ended May 31, 2007; whereas approximately 27% of the company’s revenues and receivables were created solely in the state of Texas, 0% in the international market, and the approximate 73% remainder relatively evenly over the rest of the nation during the nine months ended May 31, 2006.

The company maintains cash deposits in banks which from time to time exceed the amount of deposit insurance available.  Management periodically assesses the financial condition of the institutions and believes that any potential credit loss is minimal.

NOTE 9 - Commitments and Contingent Liabilities

Leases

For the nine months ended May 31, 2007 and 2006, rental expenses of approximately $264,700 and $227,000, respectively, were incurred.

The company and its landlord, ANREM Corporation, amended the lease agreement for office space in League City, Texas.  The amended lease commenced on June 1, 2007, and has an expiration date of May 31, 2009.  The company exercised its one-time termination option and negotiated an amendment with the lessor to the new lease for a reduction in the rentable area from 25,515 square feet to 13,253 square feet.  The company and lessor agreed to a pro-rated termination penalty in the amount of $34,949, which was reduced by applying $11,081 of the existing security deposit, resulting in a net termination penalty of $23,868.  The amended lease calls for base rent payments of $12,977 per month for the months of June to August 2007, and $14,081 per month for the months of September 2007 to May 2009.  In addition, the company and lessor each agreed to pay one-half of the demising expenses associated with the reduction in rentable area.  The company’s portion of the demising expenses, $1,436 per month for the remainder of the lease, will be added to the monthly base rent payment.

Future minimum rental payments under the company’s amended primary office lease are as follows:

	August 31,	Amount
For the three months ending	2007	$43,239
For the year ending	2008	186,210
For the year ending	2009	139,657
	Total	$369,106

Legal Proceedings

In August 2006, Eagle became a defendant in H. Dean Cubley vs. Eagle Broadband, Inc.  Mr. Cubley, a former director of the company, filed a lawsuit against the company seeking to enforce a promissory note entered into by the company in December 2003, in lieu of the issuance of shares for stock options then held by Mr. Cubley, who was at the time Chairman of the Board of the company.  The lawsuit seeks recovery of the principal balance of approximately $1.9 million plus accrued interest.  The company asserted defenses, including a defense that the execution of the promissory note by the company was induced by misrepresentations.  In May 2007, the court granted Mr. Cubley’s partial motion for summary judgment, and in June 2007, the court entered a final judgment against the company awarding Mr. Cubley the principal balance of $1,923,053, interest of $814,113 through March 1, 2007, additional interest at 18% from March 1, 2007, and attorneys fees and court costs of approximately $53,000.  As of May 31, 2007, the company has accrued approximately $2.8 million in connection with this claim.

In May 2006, Eagle filed a demand for arbitration before JAMS in Los Angeles, California, in connection with an agreement between the company and GlobeCast North America Incorporated.  The company is seeking an arbitral award declaring that either (i) both parties are excused from performance due to the existence of a force majeure event or (ii) the company is excused from performance due to GlobeCast’s prior breach of the agreement.  GlobeCast denies that the agreement was unenforceable, that Eagle’s alleged failure to perform is excused and that there was a failure of any of the conditions precedent under the agreement.  GlobeCast also asserts that Eagle owes GlobeCast at least $250,000 for Eagle’s alleged failure to pay GlobeCast in accordance with the agreement, and, in the alternative, owes GlobeCast at least $1.5 million under a claim for restitution.  The company believes that its claims are meritorious and intends to vigorously pursue them, and that GlobeCast’s claims lack merit and intends to vigorously defend itself against them.  The company has accrued $250,000 in connection with this lawsuit.

In September 2005, the State of Texas filed a lawsuit against United Computing Group, Inc., and H. Dean Cubley, individually, for unpaid sales and use tax, interest and penalties in the amount of $568,637 for the time period of March 1998 through December 2001.  The company has accrued $560,000 in connection with this lawsuit.

In July 2003, Eagle became a defendant in Cornell Capital Partners, L.P., vs. Eagle Broadband, Inc., et al., Civil Action No. 03-1860 (KSH), in the United States District Court for the District of New Jersey.  The suit presents claims for breach of contract, state and federal securities fraud and negligent misrepresentation.  Cornell also alleged that Eagle defaulted on a convertible debenture for failing to timely register the shares of common stock underlying the convertible debenture and is seeking to accelerate the maturity date of the debenture.  Cornell claimed damages of approximately $1.3 million.  Eagle asserted counterclaims against Cornell for fraud and breach of contract in the amount of $2 million.  In March 2006, the court ruled in favor of Cornell on certain claims, granting Cornell’s motion for partial summary judgment on its breach of contract claim and denying all of Eagle’s counterclaims.  The court ruled in favor of Eagle on other claims, granting Eagle’s motion for summary judgment on Cornell’s claims of common law fraud, state and federal securities fraud, and negligent misrepresentation.  In July 2007, the company and Cornell agreed to a settlement of this lawsuit, pursuant to which the company issued Cornell two, non-interest bearing convertible notes in the aggregate principal amount of $1.15 million.  As of May 31, 2007, the company has accrued $1,150,000 in connection with this lawsuit.

In December 2000, Clearworks.net, Inc. became a defendant in State of Florida Department of Environmental Protection vs. Reco-Tricote, Inc., and Southeast Tire Recycling, Inc., currently known as Clearworks.net, Inc., in the Circuit Court of the Tenth Judicial Circuit in and for Polk County, Florida.  The Florida DEP included Clearworks in a lawsuit presenting claims for recovery costs and penalties for a waste tire processing facility.  The suit seeks recovery of costs and penalties in a sum in excess of $1 million, attorneys’ fees and cost of court.  Clearworks denies the claims against it and intends to vigorously contest all claims in this case and to enforce its indemnification rights against the principals of Southeast Tire Recycling.  The company has not accrued any expenses against this lawsuit, as the outcome cannot be predicted at this time.

The company is involved in lawsuits, claims and proceedings, including those identified above, which arise in the ordinary course of business.  In accordance with SFAS No. 5, “Accounting for Contingencies,” Eagle makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.  The company believes it has adequate provisions for any such matters.  The company reviews these provisions at least quarterly and adjusts these provisions to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case.  Litigation is inherently unpredictable.  However, the company believes that it has valid defenses with respect to legal matters pending against it.  Nevertheless, it is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies.

We intend to vigorously defend these and other lawsuits and claims against us.  However, we cannot predict the outcome of these lawsuits, as well as other legal proceedings and claims with certainty.  An adverse resolution of pending litigation could have a material adverse effect on our business, financial condition and results of operations.  The company is subject to legal proceedings and claims that arise in the ordinary course of business.  The company’s management does not expect that the results in any of these legal proceedings will have adverse affect on the company’s financial condition or results of operations.

NOTE 10 - Other Income

The company evaluated its accounts payable aging, particularly its accounts payable related to its inactive subsidiaries.  After consultation with outside counsel, the company determined that based on the statute of limitations in Texas for the collection of past due accounts, approximately $1.8 million of accounts payable that came due on or before May 31, 2003, would be uncollectible under Texas law and should be reversed.  These adjustments are reflected in Other Income on the company’s Consolidated Statements of Operations.

NOTE 11 - Earnings per Share

The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per share computations for net income for the nine months ended May 31, 2007 and 2006 (in thousands, except per share amounts):

	For the nine months ended May 31,
	2007				2006
	Net Income /(Loss)		Shares	Per Share	Net Income /(Loss)	Shares	Per Share
Continuing Operations:						(1)
Basic EPS
Income available to common shareholders		$(15,072)	20,888	(0.72)	$(8,536)	8,606	(0.99)
Effective of dilutive securities		―	―	―	―	―	―
Diluted EPS		$(15,072)	20,888	(0.72)	$(8,536)	8,606	(0.99)
Discontinued Operations:
Basic EPS
Income available to common shareholders	$	―	20,888	―	$(657)	8,606	(0.08)
Effective of dilutive securities		―	―	―	―	―	―
Diluted EPS	$	―	20,888	―	$(657)	8,606	(0.08)
Total:
Basic EPS
Income available to common shareholders		$(15,072)	20,888	(0.72)	$(9,193)	8,606	(1.07)
Effective of dilutive securities		―	―	―	―	―	―
Diluted EPS		$(15,072)	20,888	(0.72)	$(9,193)	8,606	(1.07)

(1)

The number of shares and per share amounts have been restated to reflect the impact of the May 12, 2006 one-for-thirty five reverse stock split.

NOTE 12 - Major Customers

The company had gross sales of $2,646,000 and $2,904,000 for the nine months ended May 31, 2007 and 2006, respectively.  The company had three customers that represented approximately 13%, 12% and 10%, respectively, of the gross sales for the nine months ended May 31, 2007, and had one customer that represented 22% of the gross sales for the nine months ended May 31, 2006.

NOTE 13 - Industry Segments

This summary reflects the company’s current and past operating segments, as described below.  All have ceased operations except Eagle Broadband, Inc. and Eagle Broadband Services, Inc.

Eagle:

Eagle Broadband, Inc. (Eagle) is a provider of broadband, Internet Protocol (IP) and satellite communications technology and equipment with related software and broadband products.

EBS/DSS:

Eagle Broadband Services, Inc. (EBS) provides broadband services to residential and business customers in select communities.

D.S.S. Security, Inc. (DSS) was a wholesale security monitoring company.  (Has ceased operations.)

Clearworks Communications, Inc. provided solutions to consumers by implementing technology both within the residential community and home, through the installation of fiber optic backbones to deliver voice, video and data solutions directly to consumers.  (Has ceased operations.)

APC/HSI:

Atlantic Pacific Communications, Inc. (APC) specialized in providing professional data and voice cable and fiber optic installations through project management services on a nationwide basis for multiple site-cabling installations for end users and resellers.  (Has ceased operations.)

Clearworks Home Systems, Inc. (HSI) specialized in providing fiber optic and copper based structured wiring solutions and audio and visual equipment to single-family and multi-family dwelling units.  (Has ceased operations.)

UCG:

United Computing Group, Inc. (UCG) was a computer hardware and software reseller.  (Has ceased operations.)

Other:

Link-Two Communications, Inc. was a developer and marketer of messaging systems.  (Has ceased operations.)

Clearworks.net, Inc. (.NET) is inactive with exception of debt related expenses.  (Has ceased operations.)

Contact Wireless, Inc. was a paging, cellular, and mobile services provider and reseller whose assets were sold in October 2003.  (Has ceased operations.)

For the nine months ended May 31, 2007 (in thousands):

	APC/HSI		EBS/DSS	UCG		Eagle	Other		Elim.		Consol
Revenue	$	―	$364	$	―	$2,282	$	―	$	―	$2,646
Segment loss		―	(8,675)		―	(7,506)		―		―	(16,181)
Total assets		(8,918)	(36,583)		(3,101)	85,074		16,320		(43,112)	9,680
Capital expenditures		―	―		―	1,083		―		―	1,083
Depreciation, amortization, and impairment		1	8,590		2	1,170		―		―	9,763
Goodwill		―	―		―	4,095		―		―	4,095

For the nine months ended May 31, 2006 (in thousands):

	APC/HIS		EBS/DSS	UCG		Eagle	Other		Elim.		Consol
Revenue	$	―	$499	$	―	$2,405	$	―	$	―	$2,904
Segment loss		―	(1,305)		(2)	(6,821)		―		―	(8,128)
Total assets		(8,917)	(17,319)		(3,098)	89,436		16,320		(43,112)	33,310
Capital expenditures		―	4		―	50		―		―	54
Depreciation and amortization		1	1,007		2	588		―		―	1,598
Goodwill		―	―		―	4,095		―		―	4,095

Reconciliation of Segment Loss from Operations to Net Loss (in thousands):

	Nine Months Ended May 31,
	2007	2006
Total segment loss from operations	$(16,181)	$(8,128)
Total other income (expense)	1,109	(408)
Loss from Discontinued Operations	―	(657)
Net loss	$(15,072)	$(9,193)

The accounting policies of the reportable segments are the same as those described in the section titled Critical Accounting Policies.  The company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

NOTE 14 - Equity Financing

In January 2007, the Company entered into an investment agreement with Brittany Capital Management Limited (“Brittany”).  The nature of the investment agreement is commonly known as an equity line of credit.  The maximum amount the company may raise under the equity line is $5,000,000, provided we register enough shares to raise this amount.  The company is not obligated to request the entire $5,000,000.  Over a period of 36 months, we may periodically deliver new issue shares of our common stock to Brittany, which then delivers cash to us based on a price per share tied to the current market price of our common stock.  As of May 31, 2007, the company issued 5,081,781 shares of common stock to Brittany for proceeds of $908,970.

In May 2007, the company entered into an investment agreement with Dutchess Private Equities Fund, Ltd. (“Dutchess”).  The nature of the investment agreement is commonly known as an equity line of credit.  The maximum amount the company may raise under the equity line is $5,000,000, provided we register enough shares to raise this amount.  The company is not obligated to request the entire $5,000,000.  Over a period of 36 months, we may periodically deliver new issue shares of our common stock to Dutchess, which then delivers cash to us based on a price per share tied to the current market price of our common stock.  The actual number of shares that we may issue subject to the investment agreement is not determinable as it is based on the market price of our common stock from time to time. At May 31, 2007 there have been no draws against this equity line.

NOTE 15 - Acquisitions

In March 2007, the company entered into an agreement with Alliance Maintenance & Services, Inc. (“Alliance”), under which the company acquired Alliance’s telecom services division effective April 1, 2007, for $500,000 in company common stock.  On July 9, 2007, the company issued 1,851,852 shares to Alliance, and will issue an additional 3,173,274 shares at a future date.  This transaction was determined to be a business combination according to SFAS 141.  The $500,000 is included in accounts payable at May 31, 2007.  The purchase price allocation based  on the fair value, with the assistance of  independent valuation experts, was as follows:

Tangible assets	$ 55,000
Intangible – Customer list	234,000
Intangible – Non-compete	211,000
Total purchase price	$ 500,000

In December 2006, the company entered into an asset purchase agreement with Connex Services, Inc. (“Connex”), under which the company acquired all of Connex’s customers effective January 2, 2007.  Connex is a Houston-based IT services company providing national and international project management services for data, voice, fiber-optic, wireless, hospitality systems, access control, audio and satellite installations.  The company paid $638,000 in company common stock (1,203,774 shares).  The fair value of the customer list is being amortized over its expected life.

NOTE 16 – Asset Sale Agreement

On May 30, 2007, the company entered into an asset purchase agreement with Optical Entertainment Network, Inc. (“OEN”), under which OEN has agreed to purchase the company’s fiber optic network located in Harris County and Fort Bend County, Texas.  Due to issues involving certain tax liens filed against a subsidiary of the company by the State of Texas related to a sales tax assessment, the sale has not closed.  The company is currently negotiating with the State of Texas to settle the sales tax issue and have the liens released.

Under the terms of the agreement, OEN will deliver to the company $200,000 in cash and a promissory note for $1,700,000.  The promissory note will be secured by the network, will bear interest at 9% per annum, and will provide for 12 monthly payments of $100,000 each followed by a balloon payment on July 15, 2008 for the outstanding principal balance and accrued interest.  The asset purchase agreement also provides that, upon the subsequent sale of the network by OEN, or the sale of OEN itself, OEN will pay the company $800,000 in cash.

NOTE 17 – Discontinued Operations

On February 28, 2006, the company entered into an asset purchase agreement with a third party to acquire the assets of D.S.S. Security, Inc. for a purchase price of $1,400,000.  The following table reports the results of the component of Eagle’s operations reported as discontinued operations (in thousands):

	Three months ended May 31,		Nine months ended May 31,
	2007	2006	2007	2006
Broadband services revenues:
Sale of security contracts	$—	$58	$—	$1,187
Security monitoring revenue	—	—	—	469
Total revenue from discontinued operations	—	58	—	1,656
Cost of goods sold for security contracts sold	—	—	—	579
Operating expenses	—	153	—	1,544
Other expense (income)	—	(78)	—	190
Net income (loss) on discontinued operations	$—	$(17)	$—	$(657)

In accordance with the provisions of Statement of Financial Accounting Standard, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), the results of operations of the disposed assets and the losses related to this sale have been classified as discontinued operations for all periods presented in the accompanying consolidated statements of operations.

NOTE 18 - Financial Condition and Going Concern

The company has incurred a loss for the nine months ended May 31, 2007, of $15,072,000 and has an accumulated deficit at May 31, 2007, of $256,121,000.  Because of its losses, the company will require additional working capital to develop its business operations.  The company intends to raise additional working capital through private placements, public offerings, bank financing or the sale of assets.

There are no assurances that the company will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations or (2) obtain additional financing through either private placements, public offerings or bank financing necessary to support the company’s working capital requirements.  To the extent that funds generated from operations and any private placements, public offerings or bank financing are insufficient, the company will have to raise additional working capital.  No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the company.

These conditions raise substantial doubt about the company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might be necessary should the company be unable to continue as a going concern.

Management is pursuing additional financing and is continuously evaluating all financing options available to the company, including the sale of one or more of the company’s operating divisions.  While pursuing such options, management will continue to implement its plan, which includes expanding the delivery of the IPTVComplete to additional markets inside and outside Florida, expanding the newly acquired satellite installation and support services business to areas beyond Texas and Louisiana, devoting resources towards attaining market leadership in the IPTV and hospitality set-top box markets, and continuously evaluating gross margin performance and searching for additional opportunities to reduce operating expenses.  However, there can be no assurance that the company will be successful in achieving any of these objectives.

NOTE 19 - Subsequent Events

During June 2007, the company issued a total of 1,918,219 shares of common stock to Brittany Capital Management Limited under an equity line of credit and received proceeds of $267,532 therefrom.

During June and July 2007, the company issued a total of 5,082,270 shares of common stock to Dutchess Private Equities Fund, Ltd. under an equity line of credit and received proceeds of $388,615 therefrom.

In July 2007, the company issued a total of 1,476,969 shares of common stock to Cornell Capital Partners, L.P., in connection with a conversion under one of the convertible notes held by Cornell, reducing the balance of such note by $100,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Eagle Broadband, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheets of Eagle Broadband, Inc. as of August 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years ended August 31, 2006.  These financial statements are the responsibility of Eagle Broadband, Inc.’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Broadband, Inc. as of August 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years ended August 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Eagle Broadband, Inc. will continue as a going concern.  As discussed in Note 22 to the financial statements, Eagle Broadband, Inc. has negative working capital of $10,613,000 and has incurred losses of $26,933,000 and $57,010,000 during the years ended August 31, 2006 and 2005, respectively.  Eagle Broadband, Inc. will require additional working capital to develop its business and until Eagle Broadband, Inc. either (1) achieves a level of revenues adequate to generate sufficient cash flows from operations; or (2) obtains additional financing necessary to support its working capital requirements.  These conditions raise substantial doubt about Eagle Broadband Inc.’s ability to continue as a going concern.  Management’s plans regarding this matter are described in Note 22.  The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP
Houston, Texas

October 26, 2006

EAGLE BROADBAND, INC.
CONSOLIDATED BALANCE SHEETS

	(Thousands of dollars) August 31,
	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$3,139	$4,020
Cash in restricted account	—	203
Accounts receivable, net	516	1,890
Inventories	734	802
Net investment in direct financing leases	—	525
Assets held for sale	899	298
Prepaid expenses	322	632
Total Current Assets	5,610	8,370
Property and Equipment
Operating equipment	18,691	32,298
Less: accumulated depreciation	(7,347)	(8,994)
Total Property and Equipment	11,344	23,304
Other Assets
Net investment in direct financing leases	—	853
Goodwill	4,095	4,095
Contract rights, net	389	2,921
Customer relationships, net	129	831
Other intangible assets, net	197	859
Other assets	—	680
Total Other Assets	4,810	10,239
Total Assets	$21,764	$41,913
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$6,147	$6,640
Stock payable	—	2,008
Accrued expenses	1,929	7,398
Accrued expenses – related party	2,430	2,079
Notes payable & current portion of long term debt	3,990	61
Compound embedded derivative	1,564	—
Deferred revenue	163	623
Total Current Liabilities	16,223	18,809
Long-Term Liabilities
Long-term debt	1,443	—
Compound embedded derivative	2,153	—
Warrant liability	82	—

Total Long-Term Liabilities	3,678	—
Total Liabilities	19,901	18,809
Commitments and Contingent Liabilities	—	—
Shareholders’ Equity
Preferred stock – $0.001 par value 5,000,000 shares authorized, none issued	—	—
Common stock – $0.001 par value, 350,000,000 shares authorized, 12,092,758
and 8,234,608 issued and outstanding at August 31, 2006 and 2005, respectively	12	8
Additional paid in capital	242,900	237,212
Accumulated deficit	(241,049)	(214,116)
Total Shareholders’ Equity	1,863	23,104
Total Liabilities and Shareholders’ Equity	$21,764	$41,913

See accompanying notes to consolidated financial statements.

EAGLE BROADBAND, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	(Thousands of dollars, except per share amounts) For the years ended August 31,
	2006	2005	2004
Net Sales
Structured wiring	$1,376	$1,343	$678
Broadband services	928	998	1,097
Products	1,484	2,770	6,190
Other	153	131	97
Total Sales	3,941	5,242	8,062
Costs of Goods Sold
Direct labor and related costs	955	1,049	501
Products and integration service	1,433	3,077	5,372
Impairment slow moving & obsolete inventory	107	300	1,300
Structured wiring labor and materials	1,114	1,031	448
Broadband services costs	132	1,165	367
Depreciation and amortization	842	1,158	1,141
Other manufacturing costs	—	—	26
Total Costs of Goods Sold	4,583	7,780	9,155
Gross Profit	(642)	(2,538)	(1,093)
Operating Expenses
Salaries and related costs	3,733	4,675	12,332
Advertising and promotion	160	73	19
Depreciation and amortization	1,248	3,202	3,900
Other support costs	4,601	17,345	13,107
Research and development	830	776	557
Impairment, write-downs & restructuring costs	13,769	28,515	—
Total Operating Expenses	24,341	54,586	29,915
Loss from Continuing Operations	(24,983)	(57,124)	(31,008)
Other Income/(Expenses)
Interest income	27	36	32
Interest expense	(1,172)	(766)	(8,298)
Derivative income	70	—	—
Other income (expense)	(52)	—	—
Gain (loss) on sale of assets	(56)	—	240
Gain (loss) on sale of marketable securities	—	(899)	—
Gain (loss) on extinguishment of debt	(110)	991	—
Total Other Income (Expense)	(1,293)	(638)	(8,026)
Loss from Continuing Operations	(26,276)	(57,762)	(39,034)
Income (Loss) from Discontinued Operations (including loss on disposal of $187,000, $16,000 and $0 for 206, 2005 and 2004, respectively)	(657)	752	29
Net Loss	(26,933)	(57,010)	(39,005)
Other Comprehensive Gain (Loss)
Unrealized holding gain (loss)	—	1,048	(321)
Total Other Comprehensive Gain (Loss)	—	1,048	(321)
Comprehensive Losses	$(26,933)	$(55,962)	$(39,326)
Basic and diluted income (loss) per Common Share:
Loss from Continuing Operations	(2.88)	(8.38)	(7.37)
Income (Loss) from Discontinued Operations	(0.07)	0.11	0.01
Comprehensive loss	(2.95)	(8.12)	(7.42)

See accompanying notes to consolidated financial statements.

EAGLE BROADBAND, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED AUGUST 31, 2006, 2005 & 2004

(Shares and dollars in thousands)	Common Stock Shares Value		Preferred Stock	Additional Paid in Capital	Retained Earnings	Accumulated Comprehensive Income	Total Shareholders’ Equity
Shareholders’ Equity at September 1, 2003	4,213	$4	—	$177,160	$(118,101)	$(727)	$58,336
Net Loss	—	—	—	—	(39,005)	—	(39,005)
New Stock Issued
For services and compensation	315	1	—	6,346	—	—	6,347
For retirement of debt and liabilities	1,344	1	—	13,340	—	—	13,341
Stock-based compensation	—	—	—	4,493	—	—	4,493
Beneficial conversion features on
convertible debentures	—	—	—	6,912	—	—	6,912
Unrealized Holding Loss	—	—	—	—	—	(321)	(321)
Shareholders’ Equity at August 31, 2004	5,872	6	—	208,251	(157,106)	(1,048)	50,103
Net Loss	—	—	—	—	(57,010)	—	(57,010)
New Stock Issued
For services and compensation	146	—	—	2,344	—	—	2,344
For retirement of debt and accrued liabilities	790	1	—	13,361	—	—	13,362
Proceeds from sale of common stock, net	1,308	1	—	11,307	—	—	11,308
Proceeds from exercise of options	119	—	—	1,949	—	—	1,949
Unrealized Holding Gain	—	—	—	—	—	1,048	1,048
Shareholders’ Equity at August 31, 2005	8,235	8	—	237,212	(214,116)	—	23,104
Net Loss	—	—	—	—	(26,933)	—	(26,933)
New Stock Issued
For services and compensation	151	—	—	244	—	—	244
For retirement of debt and accrued liabilities	1,060	1	—	957	—	—	958
Proceeds from sale of common stock, net	1,722	2	—	1,593	—	—	1,595
Stock-based compensation	—	—	—	642	—	—	642
Reclassification of stock payable, net	425	—	—	2,008	—	—	2,008
Incentive shares to Dutchess for Note	500	1	—	244	—	—	245
Shareholders’ Equity at August 31, 2006	12,093	$12	—	$242,900	$(241,049)	$—	$1,863

See accompanying notes to consolidated financial statements.

EAGLE BROADBAND, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Thousands of dollars) For the year ended August 31,
	2006	2005	2004
Cash Flows from Operating Activities
Net Loss	$(26,933)	$(57,010)	$(39,005)
Adjustments to Reconcile Net Loss to Net Cash:
Impairment and write-downs	13,876	28,815	1,300
Loss on sale of assets	242	16	611
Interest for beneficial conversion value	—	—	6,912
Loss on sale of marketable securities	—	899	—
Amortization of debt discount	450	—	—
Gain on extinguishment of debt	110	(991)	—
Adjustments to cost of sales	26	—	—
Stock for services and compensation	489	1,776	10,841
Depreciation and amortization	2,123	4,425	5,097
Derivative income	(70)	—	—
Stock issued for interest expense	—	568	108
Stock option expense	642	—	—
Provision (recovery) for bad debt	(366)	568	2,643
Change in Assets and Liabilities:
(Increase)/decrease in accounts receivable	1,740	(988)	(1,750)
(Increase)/decrease in inventories	(39)	(699)	1,496
(Increase)/decrease in other assets	684	(1,003)	—
(Increase)/decrease in prepaid expenses	310	(305)	341
Increase/(decrease) in accounts payable	(493)	2,195	(1,016)
Increase/(decrease) in derivative liability	(1,465)	—	—
Increase/(decrease) in accrued expenses	(543)	7,899	8,929
Total Adjustment	17,716	43,175	35,512
Net Cash Used for Operating Activities	(9,217)	(13,835)	(3,493)
Cash Flows from Investing Activities
Purchase of property and equipment	(286)	(804)	(729)
(Increase)/decrease in restricted cash	203	(203)	—
Increase/(decrease) in deferred costs	—	—	334
Increase/(decrease) in intangible costs	—	(4)	(40)
Proceeds from the sale of marketable securities	—	700	842
Proceeds from sale of assets	234	367	—
(Increase)/decrease in other assets	—	(1)	(452)
Gross equipment purchase for direct financing leases	—	(971)	(1,212)
Principal collections on direct financing leases	385	305	41
Net Cash Provided by (Used in) Investing Activities	536	(611)	(1,216)
Cash Flows from Financing Activities
Payments on notes payable & long term debt	(428)	—	—
Proceeds from note payable & long term debt	6,633	1,149	5,936
Proceeds from sale of common stock, net	1,595	11,309	—
Proceeds from exercise of option	—	1,949	—
Increase in stock payable	—	2,008	—
Net Cash Provided by Financing Activities	7,800	16,415	5,936
Net increase/(decrease) in cash	(881)	1,969	1,227
Cash at the beginning of the year	4,020	2,051	824
Cash at the End of the Year	$3,139	$4,020	$2,051
Supplemental Disclosure of Cash Flow Information
Net cash paid during the year for:
Interest	$122	$70	$1,305
Income taxes	$—	$—	$—

See Note 9–Supplemental Non-Cash Financing and Investing Disclosure and Consolidated Statements of Shareholders’ Equity.

See accompanying notes to consolidated financial statements.

Eagle Broadband, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements August 31, 2006

NOTE 1 - Basis of Presentation and Significant Accounting Policies

Eagle Broadband, Inc. (the “company” or “Eagle”), incorporated as a Texas corporation on May 24, 1993, and commenced business in April of 1996.  The company’s product offerings include IPTVComplete™, the MediaPro line of standard and high definition IP set-top boxes, IT Services and the SatMAX® satellite communications system that provides civilian government, military, homeland security and corporate customers with non-line-of-sight, satellite voice and data communications.

(A) Consolidation

The consolidated financial statements include the accounts and transactions of the company and its subsidiaries.  At August 31, 2006, 2005, and 2004, the company’s consolidated subsidiaries were: Eagle Broadband Services, Inc., EBI Funding Corp., Etoolz, Inc., Atlantic Pacific Communications, Inc., Eagle Wireless International, Inc., Clearworks.net, Inc., Clearworks Communications, Inc., Clearworks Home Systems, Inc., D.S.S. Security, Inc., United Computing Group, Inc., and Link-Two Communications, Inc.

As of August 31, 2006, the company’s active subsidiaries were: Eagle Broadband Services, Inc., and EBI Funding Corp.  Additionally, Eagle has a number of inactive subsidiaries that had results in one or more of the periods included in the financial statements covered by this report.  These inactive subsidiaries include: Clearworks Communications, Inc., Clearworks.net, Inc., Clearworks Home Systems, Inc., Contact Wireless, Inc., United Computing Group, Inc., D.S.S. Security, Inc., Atlantic Pacific Communications, and Link-Two Communications, Inc.  Eagle has incorporated certain ongoing operations of the inactive subsidiaries into the active subsidiaries listed above, including Atlantic Pacific Communications, Inc. and Clearworks Communications, Inc.  The consolidated financial statements include the accounts of the company and its subsidiaries.  All significant inter-company transactions and balances have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

(B) Reverse Stock Split

On May 12, 2006, the company effected a 1-for-35 reverse stock split.  In these Notes to the Consolidated Financial Statements, all previously reported stock information has been adjusted to reflect the effect of the reverse stock split.

(C) Discontinued Operations

In accordance with the provisions of SFAS No.144, Accounting for the Impairment or Disposal of Long-Lived Assets, the results of operations of the disposed assets and the losses related to the sale of the security monitoring business component have been classified as discontinued operations for all periods presented in the accompanying consolidated statements of operations.  See Note 21 “Discontinued Operations and Exit Activities”.

(D) Use of Estimates

The preparation of financial statements in conjunction with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Valuation reserves for inventory, accounts receivable, sales returns, deferred tax assets and projections of undiscounted future cash flows used to evaluate the recoverability of long-lived asset carrying values are significant examples of the use of such estimates.  Actual results could differ from those estimates.

(E) Cash and Cash Equivalents

The company considers all highly liquid financial instruments with original maturities of three months or less to be cash equivalents.  Cash equivalents consist of bank overnight investments.  The company maintains cash deposits in banks which from time to time exceed the amount of deposit insurance available.  Management periodically assesses the financial condition of the institutions and believes that any potential credit loss is minimal.

The company had $3,139,000 and $4,020,000 of cash and cash equivalents at August 31, 2006 and August 31, 2005, respectively.  Cash equivalents consisted of bank overnight investments of $2,400,000 at August 31, 2006.

In conjunction with the company’s agreement with a third-party provider, the company had an irrevocable Letter of Credit secured with restricted cash of $203,000 as of August 31, 2005.  In accordance with the agreement, for the year ended August 31, 2006, the third-party secured the funds in the restricted cash account resulting in a $0 balance in restricted cash as of August 31, 2006.

(F) Allowance Method Used to Record Bad Debts

The company uses the allowance method to account for uncollectible accounts receivable.  The company’s estimate is based on historical collection experience and a review of the current status of accounts receivable.  The company reviews its accounts receivable balances by customer for accounts greater than 90 days old and makes a determination regarding the collectibility of the accounts based on specific circumstances and the payment history that exists with such customers.  The company also takes into account its prior experience, the customer’s ability to pay and an assessment of the current economic conditions in determining the net realizable value of its receivables.  The company also reviews its allowances for doubtful accounts in aggregate for adequacy following this assessment.  Accordingly, the company believes that its allowances for doubtful accounts fairly represent the underlying collectibility risks associated with its accounts receivable.

(G) Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation.  Depreciation is calculated by using the straight-line method for financial reporting and accelerated methods for income tax purposes.  The recovery classifications for these assets are listed as follows:

Years
Headend Facility and Fiber Infrastructure	20
Manufacturing Equipment	3–7
Furniture and Fixtures	2–7
Office Equipment	5
Leasehold Improvements	Life of lease
Property and Equipment	5
Vehicles	5

Expenditures for maintenance and repairs are charged against income as incurred whereas major improvements are capitalized.  Eagle has acquired all of its property and equipment with either cash or stock and has not capitalized any interest expenses in its capital assets.

(H) Impairment of Long-Lived Assets

The company reviews long-lived assets for indicators of impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  If the review indicates that the carrying amount of the asset may not be recoverable, the potential impairment is measured based on a projected discounted cash flow method using a discount rate that is considered to be commensurate with the risk inherent in the company’s current business model.  For purposes of recognition and measurement of an impairment loss, a long-lived asset is grouped with other assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. During the years ended August 31, 2006, 2005 and 2004, the company recorded impairment losses of $10,341,262, $4,279,000 and $0, respectively, related to tangible long-lived assets.

The impairment loss for long-lived assets has been allocated on a pro-rata basis using the relative carrying amounts of those assets, except that the loss allocated to an individual long-lived asset of the group has not reduced the carrying amount of that asset below its fair value.  The adjusted carrying amount of the long lived assets is its new cost basis.  For a depreciable long-lived asset, the new cost basis shall be depreciated (amortized) over the remaining useful life of that asset.

(I) Inventories

Inventories are valued at the lower of cost or market.  The cost is determined by using the FIFO method.  Inventories consist of the following items, in thousands:

	August 31,
	2006	2005
Raw Materials	$288	$126
Work in Process	169	676
Finished Goods	277	—
	$734	$802

In the year ended August 31, 2006 and 2005, the company had an impairment charges for obsolete inventory of $107,000 and $300,000, respectively.

(J) Revenue Recognition

The company’s revenue recognition policy is objective in that it recognizes revenue when products are shipped or services are delivered.  Accordingly, there are no estimates or assumptions that have caused deviation from its revenue recognition policy.

Eagle accounts for arrangements that contain multiple elements in accordance with EITF 00-21, “Revenue Arrangements with Multiple Deliverables.”  When elements such as hardware, software and consulting services are contained in a single arrangement, or in related arrangements with the same customer, Eagle allocates revenue to each element based on its relative fair value, provided that such element meets the criteria for treatment as a separate unit of accounting.  The price charged when the element is sold separately generally determines fair value.  In the absence of fair value for a delivered element, Eagle allocates revenue first to the fair value of the undelivered elements and allocates the residual revenue to the delivered elements.  In the absence of fair value for an undelivered element, the arrangement is accounted for as a single unit of accounting, resulting in a delay of revenue recognition for the delivered elements until the undelivered elements are fulfilled.  Eagle limits the amount of revenue recognition for delivered elements to the amount that is not contingent on the future delivery of products or services or subject to customer-specified return or refund privileges.

Deferred Revenues

Revenues that are billed in advance of services being completed are deferred until the conclusion of the period of the service for which the advance billing relates.  Deferred revenues are included on the balance sheet as a current liability until the service is performed and then recognized in the period in which the service is completed, which is over the course of the next fiscal year.

Eagle Broadband, Inc.

Eagle designs, manufactures and markets various hardware, software and systems, along with other equipment used in the delivery of broadband, video entertainment and communications services.  Revenues from these products are recognized when the product is shipped.  Eagle Broadband Inc.’s international product revenues are reported under the category “Products” on Eagle’s Consolidated Statements of Operations included as page F-4 of this report and also under the category “Eagle” within Note 18–Industry Segments.

The company designs, manufactures and markets a complete line of MediaPro IP set-top boxes.  Eagle recognizes revenue when set-top boxes are shipped to the customer.  The company’s set-top box revenues are reported under the category “Products” on Eagle’s Consolidated Statements of Operations included as page F-4 of this report and also under the category “Eagle” within Note 19–Industry Segments.  Revenue from software consists of software licensing.  There is no post-contract customer support.  Software revenue is allocated to the license using vendor specific objective evidence of fair value (“VSOE”) or, in the absence of VSOE, the residual method.  The price charged when the element is sold separately generally determines VSOE.  In the absence of VSOE of a delivered element, Eagle allocates revenue to the fair value of the undelivered elements and the residual revenue to the delivered elements.  Eagle recognizes revenue allocated to software licenses at the inception of the license.

The company engages independent agents, resellers and distributors for sales principally in foreign countries and certain geographic regions in the United States.  Under the terms of these agreements, these third parties provide the company with sales leads.  The transactions from these third parties are subject to Eagle’s approval prior to sale.  In certain circumstances, the sales agent or reseller/distributor receives commissions based on the amount of the sales invoice from the companies to the customer.  The sale is recognized at the time of shipment to the customer.  These transactions are not a significant portion of total sales in any of the periods presented.  Eagle’s Broadband, Inc., revenues are reported under the category “Products” on the company’s Consolidated Statements of Operations included as page F-4 of this report and also under the category “Eagle” within Note 18–Industry Segments.

The company sells and installs structured wiring, audio and visual components to commercial, industrial and government clients.  Eagle recognizes revenue and the related costs in accordance with EITF 00-21, “Revenue Arrangements with Multiple Deliverables”.  Eagle limits the amount of revenue recognition for delivered elements to the amount that is not contingent on the future delivery of products or services or subject to customer-specified return or refund privileges.  Revenue is derived from the billing of structured wiring to commercial, industrial and government agencies.  For consistency with prior period reporting, Eagle’s residential structured wiring revenues are reported under the category “Structured Wiring” on Eagle’s Consolidated Statements of Operations included as page F-4 of this report and also under the category “APC/HSI” within Note 18–Industry Segments.

Eagle Broadband Services, Inc.

Eagle Broadband Services, Inc. provides bundled digital services to business and residential customers, primarily in the Texas market.  Revenue is derived from fees charged for the delivery of bundled digital services, which includes Internet, security monitoring and cable services.  This subsidiary recognizes revenue and the related costs at the time the services are rendered.  Installation fees are recognized upon completion and acceptance.  The revenues are reported under the category “Broadband Services” on the company’s Consolidated Statements of Operations included as page F-4 of this report and also under the category “EBS/DSS” within Note 18–Industry Segments.

Eagle Broadband Services, Inc. provides project planning, installation, project management, testing and documentation of fiber and cable to commercial and industrial clients throughout the United States.  The revenue from the fiber and cable installation and services is recognized upon percentage of completion of the project.  Most projects are completed in less than one month, therefore, matching revenue and expense in the period incurred.  Service, training and extended warranty contract revenues are recognized as services are completed.  For consistency with prior period reporting, Eagle’s communications services revenues are reported under the category “Structured Wiring” on Eagle’s Consolidated Statements of Operations included as page F-4 of this report and also under the category “APC/HSI” within Note 18–Industry Segments.

Eagle Broadband Services, Inc. provides business-to-business hardware and software network solutions and network monitoring services.  The revenue from the hardware and software sales is recognized at the time of shipment.  The monitoring services recognition policy is to record revenue on completion.  For consistency with prior period reporting, Eagle’s technology services product revenues are reported under the category “Products” while the services components are reported under the category “Other” on Eagle’s Consolidated Statements of Operations included as page F-4 of this report and also under the category “UCG” within Note 18–Industry Segments.

D.S.S. Security, Inc. (d/b/a Eagle Broadband Security) (See Note 21)

D.S.S. Security, Inc. provided security monitoring services to residential and commercial customers, purchased, resold, bundled and sold contracts from its own portfolio to independent third-party companies.  Security monitoring customers were billed three months in advance of service usage.  The revenues were deferred at the time of billing and ratably recognized over the prepayment period as service was provided.  Installation fees were recognized upon completion and acceptance.  Revenues from the sale of security monitoring contracts, both purchased and owned, were recognized upon contract execution except for reserves, hold backs or retentions, which were deferred until the contract provisions are fulfilled.  During the current fiscal year, Eagle exited residential security monitoring.  The results of operations for this segment have been classified as discontinued operations for all periods presented in the accompanying consolidated statement of operations.

(K) Research and Development Costs

Research and development expenditures are generally charged to operations as incurred.  The company performed research and development activities for internal projects related to its SatMAX non-line-of-sight communications system, IP set-top boxes and its multimedia entertainment centers.  Research and development costs of $830,000, $776,000, and $557,000, were expensed for the years ended August 31, 2006, 2005, and 2004, respectively.

(L) Interest Expense

The company capitalizes interest cost incurred for funds used to construct capital assets.  The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life.  Interest expense capitalized was $5,050 for the year ended August 31, 2006.

(M) Income Taxes

Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

(N) Net Earnings per Common Share

Net earnings per common share are shown as both basic and diluted.  Basic earnings per common share are computed by dividing  net income less any preferred stock dividends (if applicable) by the weighted average number of shares of common stock outstanding.  Diluted earnings per common share are computed by dividing net income less any preferred stock dividends (if applicable) by the weighted average number of shares of common stock outstanding, plus any dilutive common stock equivalents.  The components used for the computations are shown as follows, in thousands:

	2006	2005	2004
Weighted Average Number of Common Shares Outstanding Including:
Basic Common Stock Equivalents	9,125	6,892	5,287
Fully Diluted Common Stock Equivalents	9,125	6,892	5,287

(O) Impairment of Other Intangible Assets

Our other intangible assets primarily include contract rights, customer relationships and other intangibles of licenses and permits and other acquired contracts.  These intangible assets include the company rights to deliver bundled digital services such as, Internet, telephone, cable television and security monitoring services to residential and business users.  The company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable.  An impairment loss would be deemed necessary when the estimated non-discounted future cash flows are less than the carrying net amount of the asset.  If an asset were deemed impaired, the asset’s recorded value would be reduced to fair market value.  In determining the amount of the charge to be recorded, the following methods would be utilized to determine fair market value: (i) quoted market prices in active markets, (ii) an estimate based on prices of similar assets, and (iii) an estimate based on valuation techniques.  For the years ended August 31, 2006 and 2005, the company recorded impairment losses of $3,427,830 and $23,912,668, respectively, related to intangible assets.  (See Note 6)

(P) Impairment of Goodwill

Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at the dates of acquisition.  Under current accounting pronouncement, the company is required to annually assess the carrying value of goodwill associated with each of its distinct business units that comprise its business segments of the company to determine if impairment in value has occurred.  (See Note 6.)

(Q) Advertising Costs

Advertising costs are expensed when incurred.  For the years ended August 31, 2006, 2005, and 2004, the company expensed $73,000, $80,000, and $29,000, respectively.

(R) Deferred Syndication Costs

Deferred syndication costs consist of those expenditures incurred that are directly attributable to fundraising and the collection thereto.  Upon successful collection of the funds, all expenses incurred will be reclassified to additional paid in capital and treated as syndication costs; netted against the funds raised.

(S) Warrants

The company accounts for warrants in accordance with FASB Statement of Financial Accounting Standards No. 150 (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.”  At the date of issuance, a fair value is ascribed to the warrants based on a valuation using the Black-Scholes model.  The value of warrants outstanding at the end of each fiscal quarter is marked to market based on a valuation using the Black-Scholes model.  The change in the value of warrants from the previous reporting period is recognized as a component of interest expense.

(T) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent asset and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

(U) Fair Value of Financial Instruments

Financial instruments that are subject to fair disclosure requirements are carried in the financial statements at amounts that approximate fair value and include cash and cash equivalents, accounts receivable and accounts payable.  Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of risk.

(V) Marketable Securities

The company adopted the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and SFAS No. 130, “Accounting for Other Comprehensive Income.”  The company had securities available for sale that included shares of common stock and bonds.

(W) Other Comprehensive Gain (Loss)

The company accounts for unrealized holding gains and losses in accordance with SFAS No. 130, “Other Comprehensive Income.”  This statement considers the presentation of unrealized holding gains and losses attributable to debt and equity securities classified as available for sale.  As stated, any unrealized holding gains or losses affiliated with these securities are carried below net income under the caption “Other Comprehensive Income.”  For the fiscal years ended August 31, 2006, 2005 and 2004, other comprehensive gain (lossO was $0, $1,048,000 and $(321,000), respectively.

(X) Reclassification

The company has reclassified certain assets, costs and expenses for the years ended August 31, 2006, 2005, and 2004, to facilitate comparisons.  These reclassifications have no effect on net loss.

(Y) Recent Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements.  SFAS No. 157 defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurement.  This statement applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements.  SFAS No. 157 is effective for the fiscal year beginning after November 15, 2007. The company is currently assessing the impact that SFAS No. 157 will have on the consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position expected to be taken in a tax return.  The Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006. Currently, there would be no effect of this interpretation on the company’s financial position and results of operations.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments – An Amendment of FASB Statement No. 133 and 140.  SFAS 155 permits hybrid financial instruments containing an embedded derivative that would otherwise require bifurcation to be carried at fair value, with changes in fair value recognized in earnings.  The election can be made on an instrument-by-instrument basis.  In addition, SFAS 155 provides that beneficial interests in securitized financial assets be analyzed to determine if they are freestanding or contain an embedded derivative.  SFAS 155 applies to all financial instruments acquired, issued or subject to a re-measurement event after adoption of SFAS 155.  SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier adoption permitted.  The company has adopted the provisions of SFAS 155 for the fiscal year ending August 31, 2006.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an Amendment of FASB No. 140.  SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable.  The statement permits, but does not require, the subsequent measurement of servicing assets and liabilities at fair value.  SFAS No. 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006, with earlier adoption permitted.  The company does not believe the adoption of SFAS 156 will have a significant effect on its financial statements.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a Replacement of APB Opinion No. 20 and SFAS No. 3.  SFAS No. 154 replaces APB Opinion No. 20, Accounting Changes and SFAS No 3, Reporting Accounting Changes in Interim.  Financial Statements and changes the requirement for the accounting for and reporting of a change in accounting principles. SFAS No. 154 applies to all voluntary changes in accounting principles.  It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.  The provisions of SFAS No. 154 will be effective for accounting changes made in fiscal year beginning after December 15, 2005.  We do not presently expect to make any accounting changes that would be affected by the adoption of SFAS No. 154 that will have a material impact on the company's financial condition or operations in the foreseeable future.

(Z) Product Warranties

The financial statements include a product warranty reserve of $75,000 and $0 as of August 31, 2006 and 2005, respectively.  It is based on estimates of future costs associated with fulfilling the warranty obligation.  The estimates are derived from historical cost experience.  The company warrants its products against defects in design, materials and workmanship generally for six months to a year.  Other warranties from our vendors which are incorporated in our products are passed on to the customer at the completion of the sale.  Provision for estimated warranty costs is made in the period in which such costs become probable.

(AA) Beneficial Conversion Values

Beneficial conversion values are calculated at the difference between the conversion price and the fair value of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible.  The beneficial conversion value is charged to interest expense because the debt is convertible at the date of issuance.  The value is limited to the total proceeds received.

(BB) Direct Financing Leases

Income from direct financing lease transactions is reported using the financing method of accounting, in which the company investment in the leased property is reported as a receivable from the lessee to be recovered through future rentals.  The income portion of each rental payment is calculated so as to generate a constant rate of return on the net receivable outstanding.  All of our financing leases are for products related to the multi media industry.  The term of our leases is typically 48 months and open ended leases, meaning that potential residual risk, or the difference between the fair market value of the equipment and the amount owed to us, lies with the customer.  Subsequent to year end, the company sold its leases to a third party.  (See Note 23 – Subsequent Events)

(CC) Derivative Financial Instruments

The company accounts for all derivative financial instruments in accordance with SFAS No. 133 and SFAS No. 155.  Derivative financial instruments are recorded as liabilities in the consolidated balance sheet, measured at fair value.

In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity.  Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

Derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income in the period in which the changes occur.  For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques.  The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option.  We have estimated the future volatility of our common stock price based on not only the history of our stock price but also the experience of other entities considered comparable to us.  The fair value of the derivative liabilities are subject to the changes in the trading value of the company’s common stock.  As a result, the company’s financial statements may fluctuate from quarter-to-quarter based on factors, such as the price of the company’s stock at the balance sheet date, the amount of shares converted by note holders and/or exercised by warrant holders.  Consequently, our financial position and results of operations may vary from quarter-to-quarter based on conditions other than our operating revenues and expenses.

Under SFAS No. 133, all derivative financial instruments held by the company are not designated as hedges.

(DD) Stock-Based Compensation

Effective September 1, 2005, the company elected to account for stock-based compensation using a fair value based method in accordance with SFAS123r.  The fair values are determined using a Black-Scholes option-pricing model.

NOTE 2 - Related Party Transactions

H. Dean Cubley, a former director of the company, is the holder of a promissory note with a remaining principal amount of $1,924,000.  The note is allegedly in default and the company is accruing interest under the terms of the original agreement.  The note was issued upon the modification of outstanding options for 57,143 common shares and reflects a guaranteed compensation of the modified options equivalent to $61.25 less the option strike price.  Interest payable of $489,826 and $154,922 has been accrued as of August 31, 2006 and 2005, respectively.  In August 2006, Mr. Cubley filed a lawsuit against the company for non-payment of the note. (See Note 14 – Legal Proceedings.)  The note payable and accrued interest are classified in the Balance Sheet as Accrued Expenses – Related Party.

Mr. Cubley is Chairman of the Board of Directors for ERF Wireless, Inc.  ERF Wireless acted as a third-party construction subcontractor for Eagle for the year ended August 31, 2006.  Purchases totaled $131,000 for the year ended August 31, 2006.

In April 2006, the company entered into a Consulting Agreement with Lorne Persons, Jr., a member of the company’s Board of Directors, pursuant to which Mr. Persons directs the sales and marketing efforts for the company’s SatMAX® product line.  For these consulting services, Mr. Persons is paid $14,500 per quarter, which is paid in company common stock, unless the company and Mr. Persons agree otherwise.

In June 2006, the company entered into a short term promissory note agreement with a brother of one of the directors.  The note was for $250,000 at an annual interest rate of 25%.  The note was paid in full on September 2, 2006. (See Note 23 – Subsequent Events).

During the current fiscal year, certain members of the Board of Directors agreed to take restricted stock in lieu of cash for a portion of their director fees.  In March 2006, Messrs. Bach, Goerke, Reinhartsen and Yarbrough entered into Restricted Stock Agreements with the company and received restricted stock in lieu of fees payable in the amounts of $3,750, $4,875, $18,125 and $5,000, respectively.  In June 2006, Messrs. Bach and Reinhartsen entered into Restricted Stock Agreements with the company and received restricted stock in lieu of fees payable in the amounts of $3,750 and $8,125, respectively.

In June 2005, the company entered into note exchange agreements with Jonathan Hayden, Billie Mize, John Nagel and David Weisman in which the company issued 227,260 shares of its common stock to fully satisfy the company’s outstanding guarantee obligations in the amount of $2,086,251, and any remaining obligations under the promissory notes. The note exchange agreements also fully satisfy the company’s contingent guarantee obligation with respect to unexercised options held by Mr. Hayden and Mr. Nagel.

NOTE 3 - Accounts Receivable

Accounts receivable consist of the following (in thousands):

	Year Ended August 31,
	2006	2005
Accounts receivable	$668	$4,578
Allowance for doubtful accounts	(152)	(2,688)
Accounts receivable, net	$516	$1,890
Allowance for doubtful accounts percentage of accounts receivable	23%	59%

NOTE 4 - Property, Plant and Equipment and Intangible Assets

Components of property, plant and equipment are as follows (in thousands):

	Year Ended August 31,
	2006	2005
Automobile	$123	$123
Headend facility and fiber infrastructure	10,743	24,154
Furniture and fixtures	520	520
Leasehold improvements	183	183
Office equipment	1,042	1,027
Manufacturing and operating equipment	6,080	6,291
Total property, plant and equipment	$18,691	$32,298
Less accumulated depreciation	(7,347)	(8,994)
Net property, plant and equipment	$11,344	23,304

Eagle expenses repairs and maintenance against income as incurred, whereas major improvements are capitalized.  Eagle defines major improvements as those assets acquired that extend the life of the underlying base asset, while defining other improvements that do not extend the life as repairs and maintenance.  Eagle expensed repairs and maintenance of $79,000, $65,000 and $43,000 for the years ended August 31, 2006, 2005 and 2004, respectively.

Eagle’s super-headend facility and fiber infrastructure consist primarily of digital computing and telecommunications equipment that comprise the company’s main headend facility at its headquarters, wireless headend equipment, a digital headend facility and a fiber backbone in the master planned communities in which it operates and a fiber ring connecting the various master planned communities in the Houston area.

In August 2006, the company began building a super-headend facility in Miami, Florida, and capitalized expenses of $269,000 related to the facility.  The company will begin depreciating these assets when they are operational which is anticipated to occur during the first quarter of the upcoming fiscal year.

Components of intangible assets are as follows (in thousands):

	Year Ended August 31,
	2006	2005
Goodwill	$4,095	$4,095
Contract Rights	$9,603	$11,847
Accumulated amortization	(9,214)	(8,926)
	$389	$2,921
Customer Relationships	$2,447	$3,067
Accumulated amortization	(2,318)	(2,236)
	$129	$831
Other intangible assets	$3,374	$3,937
Accumulated amortization	(3,177)	(3,078)
	$197	$859
Total intangible assets	$19,519	$22,946
Total accumulated amortization	(14,709)	(14,240)
Net of amortization	$4,810	$8,706

NOTE 5 - Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 144 (SFAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets (asset groups) shall be tested for recoverability whenever events or change in circumstances indicate that its carrying amount may not be recoverable.  The company’s market capitalization as of year ended August 31, 2006 has been below its shareholder equity which indicated the need to test for recoverability.  The company performed, with the assistance of independent valuation experts, tests to determine if an impairment loss existed.  For purposes of recognition and measurement of an impairment loss, a long-lived asset is grouped with other assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets.

These tests took into consideration a number of factors including (i) current market conditions, (ii) the company’s current and future financial performance, (iii) intrinsic risks evident in the markets in which the company operates and (iv) the underlying nature of Eagle’s operations and business.  Utilizing a fair value standard as set forth in SFAS 144, as of August 31, 2006, management determined an impairment of $10,341,262 existed for certain Houston-area communities where broadband infrastructure had been installed.

The company’s market capitalization as of year ended August 31, 2005 was below its shareholder equity which indicated the need to test for recoverability.  The company performed, with the assistance of independent valuation experts, tests to determine if an impairment loss existed.  For purposes of recognition and measurement of an impairment loss, a long-lived asset is grouped with other assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets.

These tests took into consideration a number of factors including (i) current market conditions, (ii) the company’s current and future financial performance, (iii) intrinsic risks evident in the markets in which the company operates and (iv) the underlying nature of Eagle’s operations and business.  Utilizing a fair value standard as set forth in SFAS 144, as of August 31, 2005, management determined an impairment of $3,229,405 existed for certain Houston-area communities where broadband infrastructure had been installed.

During the second quarter of 2005, the company also determined an impairment loss existed primarily for Link-Two Communications, Inc.’s assets.  Management determined that the value of the assets was nominal after a review of the marketplace and recorded an impairment loss of $1,050,000.

NOTE 6 - Impairment of Goodwill and Other Intangible Assets

Statement of Financial Accounting Standards No. 142 (SFAS 142), “Goodwill and Other Intangible Assets” requires that goodwill and intangible assets be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests in certain circumstances.  The carrying amount of an intangible asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  That assessment shall be based on the carrying amount of the asset at the date it is tested for recoverability.

The company performed, with the assistance of independent valuation experts, an impairment test of the carrying value of intangible assets.  Eagle has intangible assets related to goodwill, contracts, customers, and subscribers.  For the year ended August 31, 2006, the company determined there had been erosion of contracts, customers, and subscribers acquired in the January 2001 merger of Clearworks.net, Inc.

The company evaluated and considered two separate methodologies in conducting the analysis and selected the approach assigning the greater value realized from the present value technique or the quoted market approach.  The following factors were considered (i) current market conditions, (ii) the company’s current and future financial performance, (iii) intrinsic risks evident in the markets in which the company operates and (iv) the underlying nature of Eagle’s operations and business.

Utilizing a fair value standard as set forth in SFAS 142, as of August 31, 2006, management determined an impairment charge of $3,427,830 existed for the intangible assets of contract rights, customer relationships and other intangible assets related to the January 2001 merger of Clearworks.net, Inc.

Utilizing a fair value standard as set forth in SFAS 142, as of August 31, 2005, management determined an impairment charge of $23,912,668 existed for the intangible assets of contract rights, customer relationships and other intangible assets related to the January 2001 merger of Clearworks.net, Inc.

Eagle assessed the fair value of goodwill as of August 31, 2006 and 2005 and concluded that the goodwill valuations remain at an amount greater than the current carrying asset value.  Eagle assessed the fair value of the intangible assets as of August 31, 2004 and concluded that the goodwill and other intangible assets valuations remain at an amount greater than the current carrying and other intangible assets value.

NOTE 7 - Assets Held for Sale

During the fourth quarter of the current fiscal year, the company decided to sell its direct financing leases to a third party.  Subsequent to year end, the leases were sold.  (See Note 23 – Subsequent Events.)  The company determined the fair value of these assets was $899,000 as of August 31, 2006, and recorded a loss on sale of assets of $94,000 to adjust the leases to their fair value as of August 31, 2006.  The leases are classified as Assets Held for Sale on the Consolidated Balance Sheets as of August 31, 2006.  For the year ended August 31, 2005, these leases were classified on the Consolidated Balance Sheets as Net Investments in Direct Financing Leases – Current & Long Term Assets.  The results of operations for the leases are reported under the industry segment of Eagle.

During the year ended August 31, 2005, the company entered into an agreement to repurchase security contracts for $1,003,316.  Under the terms of the agreement, $985,000 of the $1,003,316 was offset against a receivable the company had from the seller.  These contracts were classified as Assets Held for Sale on the Consolidated Balance Sheets as of August 31, 2005.  The company resold approximately 63% of the contracts during the fourth quarter of 2005 and recognized a loss on sale of assets of $15,735 as of August 31, 2005.  The company determined the fair value of the contracts as of August 31, 2005 was $298,000 and recorded an impairment charge of $322,792 to record the contracts at fair value as of August 31, 2005.  The company sold these contracts at a loss of $104,000 during the current fiscal year.  The loss is reflected in discontinued operations.

NOTE 8 - Notes Payable and Long Term Debt

At August 31, 2006, current and long-term debt totaled $ 9,232,000.  Of this total, $5,554,000 matures within one year.  The amounts of long term debt maturing after August 31, 2007 are: 2008 - $3,678,000, 2009 - $0, 2010 - $0, 2011 - $0 and 2012 - $0.

The following table lists the company’s note obligations as of August 31, 2006, and August 31, 2005 (in thousands):

	Annual Interest Rate	Due Date	August 31, 2006	August 31, 2005
Notes Payable & Long-Term Debt:
Dutchess Convertible Note and Warrant, net of discount of $334,593	12%	May 2007	$480	$—
Dutchess Promissory Note, net of discount of $4,288,389		July 2008	3,835	—
Tail Wind Non-Convertible Promissory Note and Convertibles Notes, net of discount of $149,618	0%	March 2008	4,625	—
Note with Related Party	25%	August 2006	200	—
Notes Payable	Various	Various	92	61
Total Debt			$9,232	$61
Less current maturities			(5,554)	(61)
Total long-term debt			$3,678	—

The convertible notes and warrants issued during the second quarter of 2006 have been accounted for in accordance with SFAS 133 and EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.”

DUTCHESS CONVERTIBLE NOTE

On February 10, 2006, the company entered into a purchase agreement with Dutchess Private Equities Fund, L.P., pursuant to which the company sold an $822,500, 12% convertible note due February 10, 2011.

The note bears interest at 12%, provides for monthly interest and principal payments and matures on February 10, 2011. The note is convertible at the option of the holder into common stock of the company at a price of $3.15 per share, subject to standard anti-dilution provisions relating to splits, reverse splits and other transactions. The note is subject to automatic redemption in the event the company receives financing from a third party in excess of $750,000. The holder has the right to cause the notes to be converted into common stock. If the holder does not convert the note, the company must pay the notes in cash and pay a 25% redemption fee.

The notes are secured by all assets of the company, excluding a certain lease agreement with a third party. In order to induce Dutchess to purchase the note, an officer of the company provided a first priority security interest in all stock options granted to date to this officer.

The convertible note was determined to include free standing warrants and various embedded derivative liabilities. The derivative liabilities are the conversion feature, conversion price, reset provision and the company’s optional early redemption right and cash payment penalty (compound embedded derivative liability). At the date of issuance (February 10, 2006) the convertible note, warrant liabilities and compound embedded derivative liability were measured at fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. At inception, the fair value of this single compound embedded derivative’s was bifurcated from the host debt contract and recorded as a derivative liability which resulted in a reduction of the initial notional carrying amount of the Convertible Note. The derivative liability will be marked-to-market each quarter with the change in fair value recorded in the income statement. The company uses the effective interest method to record interest expense and related debt accretion which will be $333,594 for fiscal year 2007.

The following table summarizes the fair market value of the derivative instruments and convertible debt activity for Dutchess for the period February 10, 2006 to August 31, 2006:

Description	Note Payable	Warrant Liabilities	Compound Derivative Liability	Total
Fair value issuance at inception	$—	$281,492	$524,438	$805,930
Change in fair value Feb 10, 2006 to Aug 31, 2006	488,907	(199,731)	(329,118)	(39,942)
Conversions and payments Feb 10, 2006 to Aug 31, 2006	(286,028)	—	—	(286,028)
Fair value at August 31, 2006	$202,879	$81,761	$195,320	$479,960

For the year ended August 31, 2006, the company recorded derivative income of $390,839, interest expense of $289,182 and a loss on the retirement of debt of $110,845.  Interest expense included the excess discount to the convertible note at inception of $55,930.  The company issued 6,500 shares of common stock on May 22, 2006, to convert $20,415 of the principal amount due under the convertible debenture with Dutchess.

DUTCHESS PROMISSORY NOTE

On July 24, 2006, the company entered into a promissory note agreement with Dutchess Private Equities Fund, L.P., pursuant to which the company sold a $5,500,000, 12% promissory note due July 24, 2008.  The company issued 500,000 shares of unregistered restricted common stock to Dutchess as an incentive for the investment.

The note bears interest at 12%, provides for monthly interest and principal payments of $250,000 beginning October 31, 2006, and matures on July 24, 2008.  If any portion of the face amount of the note remains unpaid upon maturity, Dutchess has the right to increase such amount by five percent (5%) as an initial penalty and an additional two percent (2%) per month paid, pro rata for partial periods, compounded daily, as liquidated damages.  In the event of default, Dutchess may either (i) convert the note to a three-year convertible debenture or (ii) accelerate the payments due under the note.  The note is secured by all of the assets of the company, excluding a certain lease agreement we have with a third party.  As additional collateral, Dutchess has the right to execute puts under the company’s equity line of credit and apply the proceeds therefrom to payments due under the note.

The promissory note was determined to include various embedded derivative liabilities. The derivative liabilities are the conversion feature, conversion price, reset provision and the company’s optional early redemption right and cash payment penalty (compound embedded derivative liability). At the date of issuance (July 24, 2006) the promissory note and compound embedded derivative liability were measured at fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. At inception, the fair value of this single compound embedded derivative’s was bifurcated from the host debt contract and recorded as a derivative liability which resulted in a reduction of the initial notional carrying amount of the promissory note. The derivative liability will be marked-to-market each quarter with the change in fair value recorded in the income statement. The company uses the effective interest method to record interest expense and related debt accretion which will be $1,956,854 and $2,331,535 for fiscal years 2007 and 2008, respectively.

Description	Note Payable	Compound Derivative Liability	Total
Fair value issuance at inception	$1,038,402	$3,011,598	$4,050,000
Change in fair value Jul 24, 2006 to Aug 31, 2006	173,209	(387,736)	(214,527)
Fair value at May 31, 2006	$1,211,611	$2,623,862	$3,835,473

For the year ended August 31, 2006, the company recorded derivative income of $387,736 and interest expense of $173,209 for the Dutchess Promissory Note.

TAIL WIND NOTES

On February 15, 2006, the company entered into a Settlement Agreement with The Tail Wind Fund Ltd., pursuant to which the company made a cash payment of $100,000, issued two convertible notes in the aggregate amount of $2,750,000, issued a $400,000 non-convertible promissory note and entered into a stock payment obligation of $1,750,000.

To satisfy the $1,750,000 stock payment obligation, the company issued 627,240 shares of common stock on May 18, 2006.  The Settlement Agreement provides that if the closing price of our common stock on the date the stock was issued is greater than the closing price on the date the registration statement registering such shares is declared effective, then a price reduction amount will be added to the original principal amount of one of the convertible notes.  The registration statement was declared effective on June 28, 2006, and the price reduction amount increased the convertible note by $1,041,219, with a corresponding decrease to Additional Paid in Capital.

The company issued 48,914 shares of common stock on August 11, 2006 to convert $31,218 of the principal amount due under the convertible notes with Tail Wind.  The company issued 376,854 shares of common stock on August 29, 2006 to convert $200,000 of the principal amount due under the convertible notes with Tail Wind.

The convertible notes bear no interest and mature on March 1, 2008. The convertible notes are convertible into common stock of the company at a conversion price equal to the daily volume weighted average price of the stock for the ten trading days immediately preceding the conversion date. On the maturity date, the company has the option to pay any principal amount balance then outstanding in cash or convert such balance into its common stock at a conversion price equal to 95% of the daily volume weighted average price of the stock for the ten trading days immediately preceding the maturity date.

The convertible notes were determined to include various embedded derivative liabilities. The derivative liabilities are the conversion feature, conversion price, reset provision and the registration rights (compound embedded derivative liability). At the date of issuance (February 15, 2006) the convertible notes and compound embedded derivative liability were measured at fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. At inception, the fair value of this single compound embedded derivative’s was bifurcated from the host debt contract and recorded as a derivative liability which resulted in a reduction of the initial notional carrying amount of the convertible notes. The derivative liability will be marked-to-market each quarter with the change in fair value recorded in the income statement. The company uses the effective interest method to record interest expense and related debt accretion which will be $98,697 and $50,921 for fiscal years 2007 and 2008, respectively.

The following table summarizes the fair market value of the derivative instruments and convertible debt activity for Tail Wind Convertible Notes for the period February 15, 2006 to August 31, 2006:

Description	Tail Wind Note	Compound Derivative Liability	Total
Fair value issuance at inception	$4,698,629	$201,371	$4,900,000
Change in fair value Feb 10, 2006 to Aug 31, 2006	51,753	696,900	748,653
Issuance of shares for notes	(1,750,000)	—	(1,750,000)
Price reduction liability	1,041,219	—	1,041,219
Conversions	(231,218)	—	(231,218)
Payments Feb 10, 2006 to Aug 31, 2006	(83,333)	—	(83,333)
Fair value at August 31, 2006	$3,727,050	$898,271	$4,625,321

For the year ended August 31, 2006, the company recorded derivative expense of $708,862, interest expense of $43,940 and a gain on retirement of debt of $800.

NOTE 9 - Supplemental Non-Cash Financing and Investing Disclosures

Non-Cash Settlements	For the years ended August 31,
($ in thousands)	2006	2005	2004
Stock issued for retirement of debt and accrued liabilities	$958	$13,362	$13,341
Stock Payable	2,008	—	—
Conversion of accrued liabilities to debt	4,900	—	—
Total Non-Cash Settlements	$7,866	$13,362	$13,341

During the year ended August 31, 2006, the company converted accrued liabilities of $4,900,000 to current and long-term debt for the Tail Wind Settlement. (See Note 8 – Notes Payable and Long Term Debt.)  During this same period stock payable of $2,008,215 was relieved to issue 425,000 shares sold to investors in August 2005.

During the years ended August 31, 2006, 2005 and 2004, the company issued stock in lieu of cash as payment for debt and accrued liabilities totaling $958,000, $13,362,000 and $13,341,000, respectively.

NOTE 10 - Securities Available for Sale

The company follows the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and SFAS No. 130, “Accounting for Other Comprehensive Income.”  As of August 31, 2006 and 2005, the company had no marketable equity securities.  The company recognized a loss of $899,347 on the sale of these securities for the year ended August 31, 2005.

NOTE 11 - Income Taxes

The company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.”  Implementation of SFAS 109 did not have a material cumulative effect on prior periods nor did it result in a change to the current year’s provision.

The effective tax rate for the company is reconcilable to statutory tax rates as follows:

	Year Ended August 31,
	2006	2005	2004
U.S. Federal statutory tax rate	34%	34%	34%
U.S. valuation difference	(34%)	(34%)	(34%)
Effective U.S. tax rate	0%	0%	0%
Foreign tax valuation	0%	0%	0%
Effective tax rate	0%	0%	0%

Income tax expense (benefit) attributable to income from continuing operations differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax income from continuing operations as a result of the following (in thousands):

	Year Ended August 31,
	2006	2005	2004
Computed expected tax benefit	$(9,142)	$(19,360)	$(13,262)
Increase in valuation allowance	9,142	19,360	13,262
Income tax expense	$—	$—	$—

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at August 31, 2006, and August 31, 2005, are presented below (in thousands) and include the balances of the merged company ClearWorks.net., Inc.

	Year Ended August 31,
	2006	2005
Deferred tax assets:
Net operating loss carry forwards	$(79,988)	$(70,846)
Less valuation allowance	79,988	70,846
Net deferred tax assets	$—	$—

The valuation allowance for deferred tax assets of August 31, 2006, and August 31, 2005, was $79,988,000 and $70,846,000, respectively.  As of August 31, 2006, the company has a net operating loss carry-forward of $205,273,000, which is available to offset future federal taxable income, if any, with expirations from 2022 to 2024.

NOTE 12 - Stock Options and Warrants

In June 2005, the Board of Directors adopted, and the company’s shareholders approved, the 2005 Employee Stock Option Plan under which 30,000,000 shares of the company’s common stock have been reserved for issuance.  In February 2006, the Executive Committee of the Board of Directors of the company voted to amend the Plan to reduce the shares available for issuance under the Plan from 30,000,000 to 20,000,000.  On May 12, the company effected a 1-for-35 reverse stock split, which reduced the number of shares available for issuance under the Plan to 571,429.  As of August 31, 2006, 13,295 shares have been issued under the Plan, and options issued under the Plan covering 322,551 shares were outstanding, of which 194,331 were exercisable.

DUTCHESS WARRANTS

On February 10, 2006, the company entered into a five-year warrant agreement (the “Warrant”) with Dutchess Private Equities Fund, L.P., granting Dutchess the right to purchase up to 78,333 shares (see Note 1) of the company’s common stock at an exercise price of $3.15 per share, subject to a reset provision whereby the exercise price would be adjusted downward in the event the company issues its common stock to others at a price below $3.15 per share.  This reset provision represents an embedded derivative, which has not been bifurcated from the host warrant contract (as both are derivatives) and has a derivative liability at its fair value at date of inception utilizing the Black-Scholes method with a probability weighted exercise price.  This fair value model comprises multiple probability-weighted scenarios under various assumptions reflecting the economics of the warrant, such as risk free interest rate, expected volatility, and likelihood of reset events.  The assumptions used at February 10, 2006 were a risk-free interest rate of 4.59%, volatility of 85%, expected term of 5 years, dividend yield of 0.00% and a probability weighted exercise price of $0.086 (pre-reverse split).  The common stock warrant and the embedded warrant price reset provision were initially fair valued at $281,492 at February 10, 2006.  At inception, the amount of the value assigned was applied as a discount to the notional amount of the Convertible Note.  The assumptions used at August 31, 2006 were a risk-free interest rate of 4.70%, volatility of 120%, expected term of 4.45 years, dividend yield of 0.00% and a probability weighted exercise price of $0.030.  See Note 8 for valuation and marked-to-market activity.

For the fiscal years ended August 31, 2005 and 2004, the company had elected to follow APB 25, “Accounting for Stock Issued to Employees.”  Accordingly, since employee stock options are granted at market price on the date of grant, no compensation expense is recognized.  However, SFAS 123 requires presentation of pro forma net income and earnings per share as if the company had accounted for its employee stock options granted under the fair value method of that statement.  The weighted average fair value of the individual options issued and granted during the year ended August 31, 2005 is estimated as $14.35 (post reverse split) on the date of grant.  Management estimates the average fair value for options granted during fiscal 2005 to be comparable to those granted in fiscal 2004.  The impact on net loss is minimal; therefore, the pro forma disclosure requirements prescribed by SFAS 123 are not significant to the company.  The fair values were determined using a Black-Scholes option-pricing model with the following assumptions:

	Year Ended August 31,
	2006	2005	2004
Dividend yield	0.00%	0.00%	0.00%
Volatility	90%	83%	91%
Risk-free interest rate	3.5%	3.5%	4.0%
Expected life	5	5	5

The pro forma effect on net loss as if the fair value of stock-based compensation had been recognized as compensation expense on a straight-line basis over the vesting period of the stock option or purchase right was as follows for the years ended August 31, 2005 and 2004:

	2005	2004
Net loss, as reported	$(57,010)	$(39,005)
Add: Stock-based employee compensation included in reported net earnings/(loss), net of related tax effects	18	—
Less: Stock-based employee compensation expense determined under fair-value based method for all awards, net of related tax effects	(2,007)	(9)
Pro forma net earnings/(loss)	$(58,999)	$(39,014)
Net loss per share:
As reported	$(8.27)	$(7.38)
Pro forma	$(8.27)	$(7.38)
Diluted net loss per share:
As reported	$(8.27)	$(7.38)
Pro forma	$(8.27)	$(7.38)

Option and warrant activity was as follows for the year ended August 31, 2006:

	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	384,428	$ 29.19
Granted	259,163	4.60
Assumed through acquisitions	—	—
Exercised	—	—
Forfeited/cancelled	(169,551)	14.13
Outstanding at end of year	474,040	$ 20.95
Exercisable at year end	345,820	$ 25.30

Information about options and warrants outstanding was as follows at August 31, 2006:

Range of Exercise Prices	Number Outstanding	Avg. Remaining Contractual Life in Years	Average Exercise Price	Number Exercisable	Average Exercise Price
$0.9765 – $5.775	158,098	3.69	$ 3.42	154,913	$ 3.38
$6.65 – $9.45	222,750	3.28	$ 6.92	111,838	$ 7.09
$14.00 – $45.85	70,335	2.43	$ 26.32	56,212	$ 25.49
$262.50	22,857	1.65	$262.50	22,857	$262.50
	474,040	3.21	$ 20.95	345,820	$ 25.30

NOTE 13 - Concentrations

For the years ended August 31, 2006, 2005 and 2004, substantially all of the company’s business activities have remained within the United States and have been extended to the wireless infrastructure, fiber, cabling, computer services and broadband industries.  Approximately 74% of the company’s revenues and receivables were generated in the state of Texas, with the remaining 26% spread relatively evenly over the rest of the nation for the year ended August 31, 2006.  Approximately 21% of the company’s revenues and receivables were generated in the state of Texas, with the remaining 79% spread relatively evenly over the rest of the nation during the year ended August 31, 2005.  Approximately 83% of the company’s revenues and receivables were generated in the state of Texas, with the remaining 17% spread relatively evenly over the rest of the nation for the year ended August 31, 2004.  Through the normal course of business, the company generally does not require its customers to post any collateral.

NOTE 14 - Commitments and Contingent Liabilities

Leases

For the years ended August 31, 2006, 2005 and 2004, rental expenses of approximately $326,000, $418,000 and $507,000, respectively, were incurred.

The company renewed its primary office lease space in League City, Texas, for $24,983 per month with South Shore Harbor Development, Ltd.  The renewal lease commenced on June 1, 2004, and expires on May 31, 2009.  The lessor agreed to grant the company a one-time option to terminate the lease at 36 months by paying an unamortized leasing commission of $35,000 and a penalty of 1½ months rent of $37,000 for a combined total of $72,000.

Year Ended August 31,	Amount
2007	$306,180
2008	325,316
2009	243,987
Total	$875,483

Legal Proceedings

In August 2006, Eagle became a defendant in H. Dean Cubley vs. Eagle Broadband, Inc.  Mr. Cubley, a former director of the company, filed a lawsuit against the company seeking to enforce a promissory note entered into by the company in December 2003, in lieu of the issuance of shares for stock options then held by Mr. Cubley, who was at the time Chairman of the Board of the company.  The lawsuit seeks recovery of the principal balance of approximately $1.9 million plus $541,000 in interest.  The company has asserted defenses, including a defense that the execution of the promissory note by the company was induced by misrepresentations.  The company believes Mr. Cubley’s claims are without merit and intends to vigorously defend the lawsuit.  The company has accrued $2.4 million in connection with this claim.  (See Note 2 – Related Party Transactions.)

In May 2006, Eagle filed a demand for arbitration before JAMS in Los Angeles, California, in connection with an agreement between the company and GlobeCast North America Incorporated.  The company is seeking an arbitral award declaring that either (i) both parties are excused from performance due to the existence of a force majeure event or (ii) the company is excused from performance due to GlobeCast’s prior breach of the agreement.  GlobeCast denies that the agreement was unenforceable, that Eagle’s alleged failure to perform is excused and that there was a failure of any of the conditions precedent under the agreement.  GlobeCast also asserts that Eagle owes GlobeCast at least $250,000 for Eagle’s alleged failure to pay GlobeCast in accordance with the agreement, and, in the alternative, owes GlobeCast at least $1.5 million under a claim for restitution.  The company believes that its claims are meritorious and intends to vigorously pursue them, and that GlobeCast’s claims lack merit and intends to vigorously defend itself against them.  The company has accrued $250,000 in connection with this lawsuit.

In September 2005, the State of Texas filed a lawsuit against United Computing Group, Inc., and H. Dean Cubley, individually, for unpaid sales and use tax, interest and penalties in the amount of $568,637 for the time period of March 1998 through December 2001.  The company has accrued $560,000 in connection with this lawsuit.

In July 2003, Eagle became a defendant in Cornell Capital Partners, L.P., vs. Eagle Broadband, Inc., et al., Civil Action No. 03-1860 (KSH), in the United States District Court for the District of New Jersey.  The suit presents claims for breach of contract, state and federal securities fraud and negligent misrepresentation.  Cornell also alleged that Eagle defaulted on a convertible debenture for failing to timely register the shares of common stock underlying the convertible debenture and is seeking to accelerate the maturity date of the debenture.  In November 2003, the principal balance of the debenture was repaid, although the suit remains outstanding.  Cornell claims damages of approximately $1.3 million.  Eagle asserted counterclaims against Cornell for fraud and breach of contract in the amount of $2 million.  In March 2006, the court ruled in favor of Cornell on certain claims, granting Cornell’s motion for partial summary judgment on its breach of contract claim and denying all of Eagle’s counterclaims.  The court ruled in favor of Eagle on other claims, granting Eagle’s motion for summary judgment on Cornell’s claims of common law fraud, state and federal securities fraud, and negligent misrepresentation.  The company has accrued $750,000 in settlement expense against this lawsuit.

In December 2000, Clearworks.net, Inc. became a defendant in State of Florida Department of Environmental Protection vs. Reco-Tricote, Inc., and Southeast Tire Recycling, Inc., currently known as Clearworks.net, Inc., in the Circuit Court of the Tenth Judicial Circuit in and for Polk County, Florida.  The Florida DEP included Clearworks in a lawsuit presenting claims for recovery costs and penalties for a waste tire processing facility.  The suit seeks recovery of costs and penalties in a sum in excess of $1 million, attorneys’ fees and cost of court.  Clearworks denies the claims against it and intends to vigorously contest all claims in this case and to enforce its indemnification rights against the principals of Southeast Tire Recycling.  The company has not accrued any expenses against this lawsuit, as the outcome cannot be predicted at this time.

The company is involved in lawsuits, claims and proceedings, including those identified above, which arise in the ordinary course of business.  In accordance with SFAS No. 5, “Accounting for Contingencies,” Eagle makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.  The company believes it has adequate provisions for any such matters.  The company reviews these provisions at least quarterly and adjusts these provisions to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case.  Litigation is inherently unpredictable.  However, the company believes that it has valid defenses with respect to legal matters pending against it.  Nevertheless, it is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies.

We intend to vigorously defend these and other lawsuits and claims against us.  However, we cannot predict the outcome of these lawsuits, as well as other legal proceedings and claims with certainty.  An adverse resolution of pending litigation could have a material adverse effect on our business, financial condition and results of operations.  The company is subject to legal proceedings and claims that arise in the ordinary course of business.  The company’s management does not expect that the results in any of these legal proceedings will have adverse affect on the company’s financial condition or results of operations.

NOTE 15 - Earnings per Share

The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per share computations for net income for the years ended August 31, 2006, 2005 and 2004 (in thousands, except per share amounts):

	For the years ended August 31,
	2006			2005			2004
	Net Income /(Loss)	Shares	Per Share	Net Income /(Loss)	Shares	Per Share	Net Income /(Loss)	Shares	Per Share
Continuing Operations:		(1)			(1)			(1)
Basic EPS
Income available to common shareholders	$(26,276)	9,125	$(2.88)	$(57,762)	6,892	$(8.38)	$(39,034)	5,287	$(7.38)
Effective of dilutive securities	—	—	—	—	—	—	—	—	—
Diluted EPS	$(26,276)	9,125	$(2.88)	$(57,762)	6,892	$(8.38)	$(39,034)	5,287	$(7.38)
Discontinued Operations:
Basic EPS
Income available to common shareholders	$(657)	9,125	$(0.07)	$752	6,892	$ 0.11	$29	5,287	$ 0.01
Effective of dilutive securities	—	—	—	—	—	—	—	—	—
Diluted EPS	$(657)	9,125	$(0.07)	$752	6,892	$ 0.11	$29	5,287	$ 0.01
Total:
Basic EPS
Income available to common shareholders	$(26,933)	9,125	$(2.95)	$(57,010)	6,892	$(8.27)	$(39,005)	5,287	$(7.37)
Effective of dilutive securities	—	—	—	—	—	—	—	—	—
Diluted EPS	$(26,933)	9,125	$(2.95)	$(57,010)	6,892	$(8.27)	$(39,005)	5,287	$(7.37)

(1)

The number of shares and per share amounts have been restated to reflect the impact of the May 12, 2006 one-for-thirty five reverse stock split.

For the years ended August 31, 2006, 2005 and 2004, dilutive securities existed.  The effect of the dilutive securities for the year ended August 31, 2006, would have been 7,054,710 shares of common stock issued assuming all debt instruments were converted and all options and warrants were exercised.

NOTE 16 - Retirement Plans

During October 1997, the company initiated a 401(k) plan for its employees, funded through the contributions of its participants.  Prior to March 2003, the company matched the participant’s contribution up to 3% of their salary.  Subsequent to March 2003, the plan was amended and the company match became elective.  For the years ended August 31, 2006, 2005 and 2004, employee contributions were approximately $124,000, $117,000 and $109,000, respectively.  The company matched $0 for these periods.

NOTE 17 - Major Customer

Financial instruments that potentially subject the company to concentrations of credit risk consist principally of trade accounts receivable.  The company controls credit risk associated with its receivables through credit checks and approvals, credit limits, and monitoring procedures. Generally, the company requires no collateral from its customers.  Two customers comprise 34% and 13%, respectively, of outstanding accounts receivable at August 31, 2006.

The company had gross revenues of $3,941,000 and $5,242,000 for the years ended August 31, 2006 and 2005, respectively.  The fiscal year ended August 31, 2006, included $857,000, or 22% of the fiscal year total sales, for product sold to a major customer.  During the same period, the company provided broadband services of $580,000, or 15% of total sales, to a major customer.

The fiscal year ended August 31, 2005, included product sales of $1,957,000, or 37% of sales, to a major customer.

NOTE 18 - Industry Segments

This summary reflects the company’s current and past operating segments, as described below.  All have discontinued operations except Eagle Broadband, Inc. and Eagle Broadband Services, Inc.

Eagle:

Eagle Broadband, Inc. (Eagle) is a provider of broadband, Internet Protocol (IP) and communications technology and equipment with related software and broadband products (including past subsidiaries Eagle Wireless International, Inc.; and Etoolz, Inc., for this summary).

EBS/DSS:

Eagle Broadband Services, Inc. (EBS) provides broadband services to residential and business customers in select communities.

D.S.S. Security, Inc. (DSS) was a security monitoring company.  (Has discontinued operations.)

Clearworks Communications, Inc. provided solutions to consumers by implementing technology both within the residential community and home, through the installation of fiber optic backbones to deliver voice, video and data solutions directly to consumers.  (Has discontinued operations.)

APC/HSI:

Atlantic Pacific Communications, Inc. (APC) specialized in providing professional data and voice cable and fiber optic installations through project management services on a nationwide basis for multiple site-cabling installations for end users and resellers.  (Has discontinued operations.)

Clearworks Home Systems, Inc. (HSI) specialized in providing fiber optic and copper based structured wiring solutions and audio and visual equipment to single-family and multi-family dwelling units.  (Has discontinued operations.)

UCG:

United Computing Group, Inc. (UCG) was a computer hardware and software reseller.  (Has discontinued operations.)

Other:

Link-Two Communications, Inc. was a developer and marketer of messaging systems.  (Has discontinued operations.)

Clearworks.net, Inc. is inactive with exception of debt related expenses.  (Has discontinued operations.)

Contact Wireless, Inc. was a paging, cellular, and mobile services provider and reseller whose assets were sold October 10, 2003. (Has discontinued operations.)

For the year ended August 31, 2006

	APC/HIS	EBS/DSS	UCG	Eagle	Other	Elim.	Consol
Revenue	$—	$927	$—	$3,013	$—	$—	$3,941
Segment Loss	—	(11,858)	—	(13,125)	—	—	(24,983)
Total Assets	(8,918)	(27,957)	(3,099)	88,530	16,320	(43,111)	21,764
Capital Expenditures	—	19	—	267	—	—	286
Depreciation & Amortization	1	11,697	2	4,159	—	—	15,859

For the year ended August 31, 2005

	APC/HSI	EBS/DSS	UCG	Eagle	Other	Elim.	Consol
Revenue	$21	$998	$—	$4,223	$—	$—	$5,242
Segment Loss	(113)	(7,918)	(658)	(45,601)	(2,834)	—	(57,124)
Total Assets	(8,921)	(14,526)	(3,072)	95,204	16,339	(43,111)	41,913
Capital Expenditures	—	723	—	92	—	—	814
Depreciation & Amortization	40	5,089	2	25,111	1,583	—	31,825

For the year ended August 31, 2004

	APC/HSI	EBS/DSS	UCG	Eagle	Other	Elim.	Consol
Revenue	$678	$1,097	$445	$5,761	$81	$—	$8,062
Segment Loss	(827)	(2,539)	(58)	(27,534)	(50)	—	(31,008)
Total Assets	148	28,204	32	127,896	56,956	(142,768)	70,468
Capital Expenditures	—	729	—	—	—	—	729
Depreciation & Amortization	176	1,509	66	3,192	98	—	5,041

Reconciliation of Segment Loss from Operations to Net Loss

	Year Ended August 31,
	2006	2005	2004
Total segment loss from continuing operations	$(24,983)	$(57,124)	$(31,008)
Total other income (expense)	(1,293)	(638)	(8,026)
Income (Loss) from discontinued operations	(657)	752	29
Net loss	$(26,933)	$(57,010)	$(39,005)

The accounting policies of the reportable segments are the same as those described in the section titled Critical Accounting Policies. The company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

NOTE 19 – Unaudited Quarterly Financial Data

	Nov 30	Feb 28	May 31	Aug 31
Year Ended August 31, 2006
Revenues	$1,331	$771	$801	$1,038
Net earnings (loss)	(2,634)	(4,072)	(2,487)	(17,740)
Loss from Continuing Operations	(2,470)	(3,597)	(2,469)	(17,740)
Loss from Discontinued Operations	(164)	(475)	(17)	—
Basic & Diluted loss per share (Continuing Operations)	(0.30)	(0.42)	(0.28)	(1.68)
Basic & Diluted loss per share (Discontinued Operations)	(0.02)	(0.06)	(0.00)	(0.00)
Year Ended August 31, 2005
Revenues	$976	$1,922	$1,401	$943
Net earnings (loss)	(4,448)	(9,326)	(3,951)	(39,285)
Loss from Continuing Operations	(4,222)	(9,055)	(5,041)	(39,444)
Loss from Discontinued Operations	(226)	(271)	1,090	159
Basic & Diluted loss per share (Continuing Operations)	(0.70)	(1.45)	(0.77)	(5.72)
Basic & Diluted loss per share (Discontinued Operations)	(0.04)	(0.04)	0.17	0.02
Year Ended August 31, 2004
Revenues	$1,229	$1,460	$4,677	$696
Net earnings (loss)	(8,461)	(9,398)	(4,373)	(16,773)
Loss from Continuing Operations	(9,143)	(9,020)	(4,200)	(16,671)
Loss from Discontinued Operations	682	(378)	(173)	(102)
Basic & Diluted loss per share (Continuing Operations)	(1.89)	(1.68)	(0.67)	(2.78)
Basic & Diluted loss per share (Discontinued Operations)	0.14	(0.07)	(0.03)	(0.02)

NOTE 20 - Equity Financing

In February 2006, the company entered into an investment agreement with Dutchess Private Equities Fund, L.P. (“Dutchess”), which was amended in March 2006.  The nature of the investment agreement is commonly known as an equity line of credit.  The maximum amount the company may raise under the equity line is $5,000,000, provided we register enough shares to raise this amount.  The company is not obligated to request the entire $5,000,000.  Over a period of 36 months, we may periodically deliver new issue shares of our common stock to Dutchess, which then delivers cash to us based on a price per share tied to the current market price of our common stock.  The actual number of shares that we may issue subject to the investment agreement is not determinable as it is based on the market price of our common stock from time to time.  As of August 31, 2006, the company issued 1,723,025 shares of common stock for gross proceeds of $1,594,816, leaving an amount remaining available to the company of $3,905,184 under the equity line of credit.  (See Note 23–Subsequent Events).

In August 2005, the company entered into a purchase agreement with certain investors for the sale of 857,143 shares of its common stock at a price of $4.725 per share, and received total gross proceeds of $4,050,000. On August 26, 2005, the American Stock Exchange approved for listing 432,143 of these shares and notified the company that shareholder approval was required for the issuance of the remaining 425,000 shares. On September 2, 2005, the company voluntarily placed the funds received for the 425,000 shares ($2,008,125) into an escrow account pending the shareholder vote. At the October 18, 2005 meeting, shareholders approved the issuance of the 425,000 shares, and on October 19, 2005, the escrowed funds were released to the company. On October 21, 2005, the company applied for listing the 425,000 shares with the American Stock Exchange and received approval on November 17, 2005. The company paid a placement agent a cash commission of 7% of the gross dollar proceeds, and agreed to issue such agent a five-year warrant to purchase 24,107 shares of Eagle common stock at an exercise price of $8.40 per share, expiring on August 31, 2010.

NOTE 21 - Discontinued Operations and Exit Activities

On February 28, 2006, the company entered into an asset purchase agreement with a third party to acquire certain assets of D.S.S. Security, Inc. for a purchase price of $1,400,000.  The purchase price allocated $400,000 to an accounts receivable balance for contracts purchased in prior quarters and $1,000,000 to customer contracts.  In connection with the sale, the company recognized a loss on the sale of assets of $187,000 and bad debt expense of $374,000.  The results of operations for residential security monitoring are reported as a net loss from discontinued operations of $657,000 for the year ended August 31, 2006.  The following table reports the results of the component of Eagle’s operations reported as discontinued operations:

Results of Operations for discontinued operations	Fiscal years ended August 31,
	2006	2005	2004
Broadband services revenues:
Sale of security contracts	$1,189,000	$2,362,000	$3,178,000
Security monitoring revenue	467,000	988,000	1,251,000
Total revenue from discontinued operations	1,656,000	3,350,000	4,429,000
Cost of goods sold for security monitoring	579,000	1,129,000	1,150,000
Cost of goods sold for security contracts sold	—	—	1,959,000
Operating expenses	1,170,000	1,451,000	1,263,000
Bad debt expense	374,000	—	—
Interest expense	3,000	2,000	28,000
Loss on sale of assets	187,000	16,000	—
Net income (loss) on discontinued operations	$(657,000)	$752,000	$29,000

In accordance with the provisions of Statement of Financial Accounting Standard, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), the results of operations of the disposed assets and the losses related to this sale have been classified as discontinued operations for all periods presented in the accompanying consolidated statements of operations.

To ensure a smooth transition to the purchaser and no disruptions in service for residential security monitoring customers, the company agreed to provide the use of the existing central station (which was not included as part of the acquired assets), all associated monitoring equipment and assets and the employees necessary to provide monitoring services for 24/7 monitoring through 12:01 a.m. on April 1, 2006.

Eagle also agreed to a non-competition period whereby until the six-year anniversary of the closing date, the company would not engage in (i) the design, merchandising, distribution, service, installation or sale of any of any products or goods designed, merchandised, distributed, serviced, installed or sold in connection with the security business prior to the closing date or (ii) the provision of any services or the design, manufacture, merchandising, distribution, service, sale or installation of any products or goods that are similar to, may be used as substitutes for, are in competition with or may detract from any of the products, only within the State of Texas.  Eagle is not prevented from providing the following managed services to third parties: (i) security-related computer hardware installation, (ii) IP surveillance computer hardware and software and (iii) cabling installation.

The company incurred approximately $31,000 for severance and accrued vacation related to employees terminated in connection with this transaction.  These costs are included in the consolidated statement of income under the categories of salaries and related costs and other support costs.  Eagle does not expect to incur any additional future period costs related to this transaction.

In March 2006, the company entered into an operating agreement with 186KMPS Partners LLP (“186KMPS”).  Pursuant to the agreement, 186KMPS assumed operation of a portion of the company’s fiber-optic network that serves homes in Harris County and Fort Bend County.  During the initial five-year term of the agreement, 186KMPS will pay the company an aggregate amount of at least $875,000 for the operation and use of the network.  The aggregate amount of such payments may be higher depending upon the amount of the subscriber revenues received by 186KMPS during the term of the agreement.  The agreement may be extended for up to two additional five-year terms at the option of 186KMPS.  Beginning April 1, 2006, KMPS was responsible for payment of all expenses associated with the operation of this portion of the network.

NOTE 22 - Financial Condition and Going Concern

The company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The company has negative working capital of $10,613,000 and has incurred losses of $26,933,000 and $57,010,000 during 2006 and 2005, and there is substantial doubt as to the company’s ability to achieve profitable operations.

There are no assurances that the company will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support the company’s working capital requirements.  No assurance can be given that additional financing will be available, or if available will be on terms acceptable to the company.  If adequate working capital is not available, the company may be required to discontinue its operations.  The financial statements do not include any adjustments that might be necessary should the company be unable to continue as a going concern.

The company is not currently in default on any of its payment obligations, and management is addressing the company’s current financial condition and obligations by implementing its plans for the upcoming year including:

•

Completing the Miami super-headend.

•

Commencing delivery of IPTVComplete to customers in the Miami area no later than December 2006.

•

Devoting material sales efforts to attain market leadership with the new IP3000HD that supports MPEG4/H.264 standards.

•

Focusing significant sales efforts on securing large municipal WiFi contracts.

•

Raising additional operating capital through public and/or private debt and equity offerings.

•

Reducing debt obligations through the issuance of common stock.

•

Closely monitoring gross margin performance for all core businesses to ensure the company is on track to attain profitability.

•

Closely monitoring operating expenditures to ensure the company remains within its expense budget.

NOTE 23 - Subsequent Events (Unaudited)

In September 2006, the company entered into an agreement with a third party to buy out certain leases with a subsidiary of Eagle Broadband, Inc.  The cash consideration received was $900,000.

In September 2006, the company entered into a restricted stock agreement with Robert Bach, a director of the company, who agreed to take restricted stock in lieu of cash for a portion of director fees payable to Mr. Bach.  Also in September 2006, the Board of Directors awarded 75,000 shares of restricted stock to Brian Morrow, the company’s Chief Operating Officer, the vesting of which is tied to the achievement of specific performance goals.

In September 2006, the members of the Board of Directors unanimously voted to remove H. Dean Cubley as a director of the company.  On August 23, 2006, Mr. Cubley filed a lawsuit against the company for non-payment of a note issued by the company in December 2003.  The company believes Mr. Cubley wrongfully induced the Board to approve the issuance of the note and intends to vigorously defend the lawsuit.

During September, October and November 2006, the company issued a total of 3,128,404 shares of common stock to Dutchess Private Equities Fund, L.P., in connection with the equity line of credit.  The consideration received by the company included $812,538 in cash and a reduction in the balance of the Dutchess promissory note by $1,056,449.

During September and October 2006, the company issued a total of 2,458,340 shares of common stock to The Tail Wind Fund Ltd. in connection with conversions of one of the convertible notes held by Tail Wind, reducing the balance of such note by $1,560,000.

During September and October 2006, the company invested approximately $300,000 in capital expenditures for the construction of its IPTV super headend in Miami.  This super headend supports the collection, aggregation and encryption of almost 250 television and music channels at the NewCom International teleport, and the dissemination of those signals to Eagle’s customers from the NAP of the Americas, both locations in the greater Miami area.  This facility went live at the end of September with over 100 channels of content and has grown progressively until almost 250 channels are fully operational.  The company believes that having this super headend fully operational will significantly improve its ability to acquire new customers for its IPTV and set-top box offerings.

In November 2006, the company filed a registration statement with the Securities and Exchange Commission to register the resale of 750,000 shares of common stock that may be acquired by The Tail Wind Fund Ltd. pursuant to conversions of the convertible notes held by Tail Wind.  Also in November 2006, the company filed a registration statement to register the resale of 3,431,187 shares of common stock that may be acquired by Dutchess Private Equities Fund, L.P. pursuant to the equity line of credit, the convertible debenture and warrant agreement.

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS

Years ended August 31, 2006, 2005 and 2004 (amounts in thousands):

Description	Balance at beginning of period	Additions charged to expenses/ revenues	Deductions	Balance at end of period
Allowance for Doubtful Accounts
2006	$2,688	$(366)	$(2,170)	$152
2005	$2,396	$568	$(276)	$2,688
2004	$412	$2,643	$(659)	$2,396

Up To
10,000,000
Shares Common Stock

EAGLE BROADBAND, INC.

Prospectus

September ___, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

SEC registration fee	$ 17.81
Legal fees and expenses	1,000.00
Transfer agent and registrar fees and expenses	1,000.00
Miscellaneous	1,000.00
Total	$ 3,017.81

The amounts set forth above, except for the SEC registration fee, are in each case estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation provide that: “No director of the Corporation shall be liable to the Corporation or its shareholders or members for monetary damages for any act or omission in such director’s capacity as a director, except for (i) a breach of such director’s duty of loyalty to the Corporation or its shareholders or members; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation, or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.”

Our Articles further provide that: “The Corporation shall indemnify all current and former directors and officers of the Corporation to the fullest extent of the applicable law, including, without limitation, Article 2.02-1 of the Texas Business Corporation Act.”  The Texas Business Corporation Act generally provides that a director may not be indemnified in respect of a proceeding (1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person’s official capacity; or (2) in which the person is found liable to the corporation.

Section 10.2 of our Bylaws provide that “The Company shall indemnify every Indemnitee [which includes officers and directors] against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding in which he was, is or is threatened to be named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the capacities referred to in Section 10.1, if it is determined in accordance with Section 10.4 that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in the Company’s best interests and, in all other cases, that his conduct was at least not opposed to the Company’s best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to the Company or is found liable on the basis that personal benefit was improperly received by the Indemnitee the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company. Except as provided in the immediately preceding proviso to the first sentence of this Section 10.2, no indemnification shall be made under this Section 10.2 in respect of any Proceeding in which such Indemnitee shall have been (x) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s Official Capacity, or (y) found liable to the Company. The termination of any Proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a), (b) or (c) in the first sentence of this Section 10.2. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided herein shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.”

Section 10.4 referred to above provides that: “Any indemnification under Section 10.2 (unless ordered by a court of competent jurisdiction) shall be made by the Company only upon a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who, at the time of such vote, are not named defendants or respondents in the Proceeding; (b) if such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors, duly designated to act in the matter by a majority vote of all Directors (in which designated Directors who are named defendants or respondents in the Proceeding may participate), such committee to consist solely of two (2) or more Directors who, at the time of the committee vote, are not named defendants or respondents in the Proceeding; (c) by special legal counsel selected by the Board of Directors or a committee thereof by vote as set forth in clauses (a) or (b) of this Section 10.4 or, if the requisite quorum of all of the Directors cannot be obtained therefor and such committee cannot be established, by a majority vote of all of the Directors (in which Directors who are named defendants or respondents in the Proceeding may participate); or (d) by the shareholders in a vote that excludes the shares held by Directors that are named defendants or respondents in the Proceeding. Determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, determination as to reasonableness of expenses must be made in the manner specified in clause (c) of the preceding sentence for the selection of special legal counsel. In the event a determination is made under this Section 10.4 that the Indemnitee has met the applicable standard of conduct as to some matters but not as to others, amounts to be indemnified may be reasonably prorated.”

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

In July and August 2007, the company issued 17,635,965 shares of common stock to Cornell Capital Partners, L.P., upon the conversion of $646,900 of convertible debt.  The issuances of these shares were exempt from registration pursuant to Section 3(a)(10) of the Securities Act.  No sales commissions were paid.

In July 2007, the company issued 5,025,126 shares to Alliance Maintenance & Services, Inc., to satisfy an obligation of $500,000 under a Purchase Agreement.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In May 2007, the company issued 595,190 shares of common stock to the Tail Wind Fund Ltd. upon the conversion of $99,266 of convertible debt.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In May 2007, the company issued 282,253 shares of common stock to Dutchess Private Equities Fund upon the conversion of $29,411 of convertible debt.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In April 2007, the company issued 62,366 shares of common stock to Lorne Persons, Jr., to satisfy an obligation of $9,667 under a Consulting Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In April 2007, the company issued 1,428,571 shares to Ron Persons, in satisfaction of a $200,000 principal balance on a promissory note.  The issuance of these shares was exempt from registration under Section 3(a)(9) of the Securities Act.  No sales commissions were paid.

In April 2007, the company issued 50,000 shares to Seacoast Advisors, Inc. pursuant to a Consulting Agreement.  The issuance of these shares will be exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In April 2007, the company issued 200,000 shares to Dutchess Private Equities Fund, L.P., in connection with a promissory note purchased by Dutchess.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In March 2007, the company issued 48,333 shares of common stock to Lorne Persons, Jr., to satisfy an obligation of $14,500 under a Consulting Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In February 2007, the company issued 33,720 shares of common stock to Lorne Persons, Jr., to satisfy an obligation of $14,500 under a Consulting Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In December 2006, the company issued 60,000 shares to Levelogic, Inc., pursuant to a Consulting Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In December 2006, the company issued 1,203,774 shares to Connex Services, Inc., to satisfy an obligation of $638,000 under a Purchase Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In September 2006, the company issued 25,000 shares of common stock to Lorne Persons, Jr., to satisfy an obligation of $14,500 under a Consulting Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In August 2006, the company issued 100,000 shares to Seacoast Financial LLC pursuant to a Consulting Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In July 2006, the company issued 500,000 shares to Dutchess Private Equities Fund, L.P., in connection with a promissory note purchased by Dutchess.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In June 2006, the company issued 25,000 shares of common stock to Friedland Corporate Investor Services LLC pursuant to an Agreement for Services.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In June 2006, the company issued 7,612 shares of common stock to Lorne Persons, Jr., to satisfy an obligation of $9,667 under a Consulting Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In May 2006, the company issued 627,240 shares of common stock to The Tail Wind Fund Ltd. (“Tail Wind”) in satisfaction of a $1,750,000 obligation under a settlement agreement entered into with Tail Wind on February 15, 2006.  The issuance of these shares was exempt from registration pursuant to Section 3(a)(10) of the Securities Act.  No sales commissions were paid.

NOTE:

The following securities issuances occurred prior to the 1-for-35 reverse stock split effected May 12, 2006, and the share amounts presented below have been adjusted to reflect the effect of such reverse split.

In August 2005, the company entered into a purchase agreement with certain accredited investors for the sale of 857,143 shares of its common stock, pursuant to Regulation D of the Securities Act of 1933, at a price per share of $4.725, for total gross proceeds of $4,050,000.  The company paid a placement agent a cash commission of 7% of the gross dollar proceeds of the sale of the 857,143 shares, and agreed to issue such agent a five-year warrant to purchase 24,107 shares of company common stock at an exercise price per share of $8.40 per share, expiring on August 31, 2010.

In August 2005, the company issued 33,083 shares of common stock to John McCaleb pursuant to a settlement agreement to resolve a litigation claim in the amount of $220,000.  The issuance of these shares was exempt from registration pursuant to Section 3(a)(10) of the Securities Act.  No sales commissions were paid.

In June 2005, the company issued 227,260 shares of common stock to a former executive officer and director, David Weisman, and three non-executive officers, Billie Mize, John Nagel and Jon Hayden, to satisfy obligations in the aggregate amount of $2,086,251 for contingent guaranty obligations with respect to unexercised options and notes held by these individuals.  The issuance of these shares was exempt from registration under Section 3(a)(9) of the Securities Act.  No sales commissions were paid.

In April 2005, the company entered into a confidential settlement agreement with Palisades Master Fund L.P. pursuant to which the company issued 42,857 shares of its common stock in settlement of a lawsuit filed in November 2004 by Palisades Master Fund L.P.  The issuance was exempt from registration pursuant to Section 3(a)(10) of the Securities Act.  There was no underwriter employed and no sales commissions were paid in connection with the sales and issuances of the unregistered securities in the transaction set forth above.

In December 2004, the company issued 285,714 shares to Jango Capital, LLC to resolve a debt of $6,190,760.  No sales commission was paid.  This transaction was completed pursuant to Regulation D of the Securities Act.

In October 2004, 199,537 shares of common stock were issued upon conversion of $2,500,000 of debt.  The original issuance of debt, as well as the issuance of the shares of debt, was pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following is a list of exhibits filed as part of this registration statement:

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 of Form S-1, file no. 333-134108, filed May 15, 2006).

3.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 of Form 8-K filed February 10, 2006).

5.1*	Opinion of Chamberlain, Hrdlicka, White, Williams & Martin, P.C.

10.1

Securities Purchase Agreement between Eagle Broadband, Inc., and the Purchasers identified on the signature pages thereto, dated August 2005 (Incorporated by reference to Exhibit 10.1 of Form 8-K, filed August 18, 2005).

10.2

Registration Rights Agreement between Eagle Broadband, Inc., and the Purchasers identified on the signature pages thereto (Incorporated by reference to Exhibit 10.2 of Form 8-K, filed August 18, 2005).

10.3

Securities Purchase Agreement between Eagle Broadband, Inc., and the Purchasers identified on the signature pages thereto (Incorporated by reference to Exhibit 10.1 of Form 8-K, filed February 18, 2005).

10.4	2005 Employee Stock Option Plan (Incorporated by reference to Exhibit 10.10 of Form S-1/A, file no. 333-127895, filed October 28, 2005).

10.5	Amended 2005 Employee Stock Option Plan (Incorporated by reference to Exhibit 10.1 of Post-Effective Amendment No. 1 to Form S-8, file no. 333-130108, filed February 16, 2006).

10.6

Amended and Restated Employment Agreement dated May 12, 2005, between Eagle Broadband, Inc. and David Micek (Incorporated by reference to Exhibit 10.12 of Form S-1/A, file no. 333-127895, filed October 28, 2005).

10.7	Employment Agreement dated April 18, 2006, between Eagle Broadband, Inc. and Brian Morrow (Incorporated by reference to Exhibit 10.25 of Form S-1, file no. 333-134108, filed May 15, 2006).

10.8

Amended and Restated Employment Agreement dated April 27, 2006, between Eagle Broadband, Inc. and Richard Sanger, Jr. (Incorporated by reference to Exhibit 10.16 of Form S-1, file no. 333-134108, filed May 15, 2006).

10.9*	Settlement Agreement dated February 15, 2006, between Eagle Broadband, Inc., Link-Two Communications, Inc. and The Tail Wind Fund Ltd.

10.10

Investment Agreement dated March 20, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.18 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.11

Registration Rights Agreement dated March 20, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.19 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.12

Subscription Agreement dated February 10, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.20 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.13

Debenture Agreement dated March 20, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.21 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.14

Debenture Registration Rights Agreement dated February 10, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.22 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.15

Security Agreement dated February 10, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.23 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.16

Warrant Agreement dated February 10, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.24 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.17

Employment Resignation Agreement and Release dated January 3, 2006, between Eagle Broadband, Inc. and Eric Blachno (Incorporated by reference to Exhibit 10.14 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.18	Consulting Agreement dated April 1, 2006, between Eagle Broadband, Inc. and Lorne Persons, Jr. (Incorporated by reference to Exhibit 10.18 of Form S-1, file no. 333-136232, filed August 1, 2006).

10.19

Promissory Note dated July 24, 2006, between Eagle Broadband, Inc., Dutchess Private Equities Fund, L.P. and Dutchess Private Equities Fund, II, L.P. (Incorporated by reference to Exhibit 10.19 of Form S-1, file no. 333-136232, filed August 1, 2006).

10.20	Form of Indemnification Agreement dated September 18, 2006, between Eagle Broadband, Inc. and each director of Eagle Broadband, Inc.

10.21	Restricted Stock Agreement dated September 18, 2006, between Eagle Broadband, Inc. and Brian Morrow.

10.22

Private Equity Credit Agreement dated January 12, 2007, between Eagle Broadband, Inc. and Brittany Capital Management Limited (Incorporated by reference to Exhibit 10.23 of Form S-1, file no. 333-140072, filed January 18, 2007).

10.23

Registration Rights Agreement dated January 12, 2007, between Eagle Broadband, Inc. and Brittany Capital Management Limited (Incorporated by reference to Exhibit 10.24 of Form S-1, file no. 333-140072, filed January 18, 2007).

10.24	2007 Stock Option and Stock Bonus Plan of Eagle Broadband, Inc. (Incorporated by reference to Exhibit 4.1 of Post-Effective Amendment No. 1 to Form S-8, file no. 333-140479, filed April 5, 2007).

10.25

Promissory Note dated February 2, 2007, between Eagle Broadband, Inc., Dutchess Private Equities Fund, Ltd. (Incorporated by reference to Exhibit 10.25 of Form S-1, file no. 333-142009, filed April 10, 2007).

10.26

Amended and Restated Security Agreement dated February 2, 2007, between Eagle Broadband, Inc., Clearworks.net, Inc., Clearworks Communications, Inc., and Dutchess Private Equities Fund, Ltd. (Incorporated by reference to Exhibit 10.26 of Form S-1, file no. 333-142009, filed April 10, 2007).

10.27

Purchase Agreement dated March 22, 2007, between Eagle Broadband, Inc. and Alliance Maintenance & Service, Inc. (Incorporated by reference to Exhibit 10.27 of Form S-1, file no. 333-142009, filed April 10, 2007).

10.28	Note Exchange Agreement dated April 11, 2007, between Eagle Broadband, Inc. and Ron Persons (Incorporated by reference to Exhibit 10.28 of Form S-3, file no. 333-142645, filed May 4, 2007).

10.29

Investment Agreement dated May 29, 2007, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, Ltd. (Incorporated by reference to Exhibit 10.29 of Form S-1, file no. 333-143414, filed May 31, 2007).

10.30

Registration Rights Agreement dated May 29, 2007, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, Ltd. (Incorporated by reference to Exhibit 10.30 of Form S-1, file no. 333-143414, filed May 31, 2007).

10.29

Mutual General Release dated July 2, 2007, between Eagle Broadband, Inc. and Cornell Capital Partners, L.P. (Incorporated by reference to Exhibit 10.29 of Form S-1, file no. 333-145611, filed August 21, 2007).

10.30

Convertible Debenture dated July 3, 2007, between Eagle Broadband, Inc. and Cornell Capital Partners, L.P. (Incorporated by reference to Exhibit 10.30 of Form S-1, file no. 333-145611, filed August 21, 2007).

10.31

Convertible Debenture dated July 3, 2007, between Eagle Broadband, Inc. and Cornell Capital Partners, L.P. (Incorporated by reference to Exhibit 10.31 of Form S-1, file no. 333-145611, filed August 21, 2007).

10.32

Investment Agreement dated August 24, 2007, between Eagle Broadband, Inc. and Preston Capital Partners, LLC. (Incorporated by reference to Exhibit 10.32 of Form S-1, file no. 333-145749, filed August 28, 2007).

10.33

Registration Rights Agreement dated August 24, 2007, between Eagle Broadband, Inc. and Preston Capital Partners, LLC. (Incorporated by reference to Exhibit 10.33 of Form S-1, file no. 333-145749, filed August 28, 2007).

21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 of Form S-1, file no. 333-143414, filed May 31, 2007).

23.1	Consent of LBB & Associates, Ltd., LLP

23.2	Consent of Chamberlain, Hrdlicka, White, Williams & Martin, P.C. (included in Exhibit 5.1)

*  Previously filed

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(a)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(g)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in League City, Texas, on September 11, 2007.

Eagle Broadband, Inc.

By:  /s/ BRIAN MORROW

Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ BRIAN MORROW	Chief Operating Officer	September 11, 2007
Brian Morrow	(Principal Executive Officer)

/s/ MARK MANN	Controller and Principal Accounting Officer	September 11, 2007
Mark Mann	(Principal Accounting and Financial Officer)

/s/ ROBERT BACH	Director	September 11, 2007
Robert Bach

/s/ GLENN A. GOERKE	Director	September 11, 2007
Glenn A. Goerke

/s/ C. J. REINHARTSEN	Director	September 11, 2007
C. J. Reinhartsen

/s/ LORNE E. PERSONS, JR.	Director	September 11, 2007
Lorne E. Persons, Jr.